UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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Pitney Bowes Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3001 Summer Street
Stamford, Connecticut 06926
Notice of the 2024 Annual Meeting and Proxy Statement
We are pleased to provide notice of the 2024 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of Pitney Bowes Inc. (the “Company”), scheduled to be held virtually on Monday, May 6, 2024 at 9:00 a.m. Eastern Time.
Time and Date:	Monday, May 6, 2024 at 9:00 a.m. Eastern Time
Place:	Via live webcast by visiting www.virtualshareholdermeeting.com/PBI2024
Record Date:	The close of business on March 15, 2024
Items of Business:
As described in the accompanying Proxy Statement detailing the business to be conducted at the Annual Meeting (the “Proxy Statement”), the holders of our Common Stock will be asked to vote upon the following items of business at the Annual Meeting:
   1.  Election of five director nominees to our Board of Directors (the “Board”);
   2.  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2024;
   3.  Approval of an amendment to the Company’s Restated Certificate of Incorporation to give holders of 25% of the Company’s stock the right to request a special meeting;
   4.  Non-binding advisory vote to approve executive compensation;
   5.  Approval of an amendment and restatement of the Employee Stock Purchase Plan to increase plan shares reserved for issuance; and
   6.  Approval of the Pitney Bowes Inc. 2024 Stock Plan.
Stockholders will also act on such other matters as may properly come before the Annual Meeting.

Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your voice is heard. We urge you to VOTE TODAY by following the instructions on the enclosed proxy card to vote by Internet at www.proxyvote.com, or by completing and returning the enclosed proxy card in the postage-paid envelope provided. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Such stockholders are urged to submit an enclosed proxy card, even if their shares were sold after such date. More information on voting your proxy card and attending the Annual Meeting can be found in the accompanying Proxy Statement and the instructions on the proxy card.

Attendance and Participation at the Meeting:
Stockholders as of the Record Date will be able to attend the virtual Annual Meeting by visiting the link above, where you will be able to listen to the meeting live, submit questions, and vote. More information on attending the Annual Meeting can be found in the accompanying Proxy Statement.

We thank you for your continued support of our Company and look forward to your participation at our Annual Meeting.
By Order of the Board of Directors,
Lauren Freeman-Bosworth
Executive Vice President, General Counsel and Corporate Secretary
April 18, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are currently available for viewing online free of charge at www.pitneybowes.com under the caption “Investor Relations” or at www.proxyvote.com.

In this Proxy Statement, we refer to Pitney Bowes, Inc. as “Pitney Bowes,” the “Company,” “we,” and “us,” the Company’s Board of Directors as the “Board,” the Company’s Common Stock, par value $1.00 per share, as the “Common Stock” and “Company’s Stock,” and the Company’s 2024 Annual Meeting of Stockholders, including any adjournments, postponements, or continuations thereof, as the “Annual Meeting.”

 Proxy Summary
Proxy Summary
The Annual Meeting
Time and Date:	Monday, May 6, 2024 at 9:00 a.m. Eastern Time
Place:	Via Live Webcast by visiting www.virtualshareholdermeeting.com/PBI2024
Record Date:	The close of business on March 15, 2024
Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your voice is heard. We urge you to VOTE TODAY by following the instructions included with the proxy materials. Registered stockholders as of March 15, 2024 (the “Record Date”) are entitled to submit proxies by Internet at www.proxyvote.com; telephone at 1-800-690-6903; or by completing your proxy card; or you may vote online during the virtual Annual Meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to the instructions provided by that entity on voting methods.

Attendance and Participation at the Meeting:
Stockholders as of the Record Date will be able to attend the virtual Annual Meeting by visiting the link above, where you will be able to listen to the meeting live, submit questions, and vote. More information on attending the Annual Meeting can be found in the accompanying Proxy Statement.

Mail Date:	This Proxy Statement was first mailed to stockholders on or about April 18, 2024.
Agenda and Board Recommendations
	Proposal	Board Recommendation
1	Election of Directors	FOR

To elect five directors to the Board for a term ending at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and to serve until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal.
The Board of Directors recommends that stockholders vote FOR the election of all the director nominees

2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2024	FOR

To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
The Board of Directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2024.

 Proxy Summary
	Proposal	Board Recommendation
3	Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting	FOR

To amend the Company’s Restated Certificate of Incorporation to allow one or more stockholders who own at least 25% of the Company’s Common Stock and who satisfy certain procedures to require that the Company call a special meeting of the stockholders.
The Board of Directors recommends that stockholders vote FOR the proposal to approve an Amendment to the Company’s Restated Certificate of Incorporation to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting.

4	Non-Binding Advisory Vote to Approve Executive Compensation	FOR

To approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement. The Board has determined to hold this advisory vote on an annual basis. The next advisory vote is expected to take place at the 2025 Annual Meeting. The Board will review the results and take them into consideration when making future decisions regarding executive compensation.
The Board of Directors recommends that stockholders vote FOR the approval of executive compensation on an advisory basis.

5	Approval of an Amendment And Restatement of the Employee Stock Purchase Plan to Increase Plan Shares Reserved For Issuance	FOR

The Board is asking stockholders to approve amending the 1996 Pitney Bowes Employee Stock Purchase Plan (as previously amended and restated in May 2003, the “ESPP”) to increase the pool of Shares reserved for issuance under the ESPP by 3,000,000 Shares (the “ESPP Proposal”). The ESPP provides eligible employees with the opportunity to purchase shares of Pitney Bowes Common Stock (“Shares”) at a discounted price. As of March 15, 2024, there were 931,060 Shares available under the ESPP for future purchases. If our stockholders approve the ESPP Proposal, the total number of Shares authorized and reserved for issuance under the ESPP will be 3,931,060 million Shares (the “ESPP Share Pool”), which represents 2.21% of our outstanding Shares as of March 15, 2024. We believe the ESPP is a crucial element in rewarding and encouraging current employees that promotes stock ownership, which aligns their interests with those of our stockholders.
The Board of Directors recommends that stockholders vote FOR the proposal to approve an Amendment and Restatement of the Employee Stock Purchase Plan to increase plan shares reserved for issuance.

6	Approval of the Pitney Bowes Inc. 2024 Stock Plan	FOR

The Board is asking stockholders to approve the Pitney Bowes Inc. 2024 Stock Plan (the “2024 Plan”). The 2024 Plan governs grants of stock-based awards to employees and provides for the issuance of up to 8,400,000 Shares, plus the number of Shares that remain available for issuance (and not subject to outstanding awards) under the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan (the “2018 Plan”) as of May 6, 2024. The 2024 Plan is intended to serve as the successor to the 2018 Stock Plan. Shares remaining available for awards under the 2018 Plan on May 6, 2024, will become issuable under the 2024 Plan. Awards granted under the 2018 Plan prior to May 6, 2024 will remain in full force and effect and will remain subject to the terms of the 2018 Plan.
The Board of Directors recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. 2024 Stock Plan.

 QUESTIONS AND ANSWERS
Virtual Annual Meeting Information
The Virtual Annual Meeting and Voting
Our Board is soliciting proxies to be used at the Annual Meeting to be held on May 6, 2024. This Proxy Statement contains information about the items being voted on at the Annual Meeting.
How do I participate in the Annual Meeting?
To participate in the Annual Meeting, registered stockholders and beneficial holders should visit http://www.virtualshareholdermeeting.com/PBI2024 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Stockholders may log into the meeting platform beginning at 8:45 a.m. Eastern Time on May 6, 2024. Stockholders of record as of the close of business on March 15, 2024 will be able to vote and ask questions during the meeting by remote participation by following the instructions on the meeting website.
The list of stockholders will be available for inspection by stockholders during the meeting at http://www.virtualshareholdermeeting.com/PBI2024.
May I submit questions during the Annual Meeting?
If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at http://www.virtualshareholdermeeting.com/PBI2024, typing your question into the “Ask a Question” field, and clicking “Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered at once. We will try to answer as many stockholder-submitted questions as time permits. Investors are always invited to send questions directly to Investor Relations at investorrelations@pb.com.
What if I experience technical issues with the virtual meeting platform?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. We encourage you to access the meeting prior to the start time.
Outstanding Shares and Vote Entitlement
Each share of Pitney Bowes Common Stock has one vote. As of the Record Date, 177,667,659 shares of Common Stock were issued and outstanding.
How do I vote?
If you are a registered stockholder, which means you hold shares in your name, you may choose one of three methods to submit your proxy to have your shares voted:
•	you may submit your proxy online via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com;
•	you may submit your proxy by telephone by calling 1-800-690-6903; or
•	you may choose to grant your proxy by completing and mailing the proxy card.
Alternatively, you may participate in the Annual Meeting and vote your shares by following the instructions available on the meeting website at that time.
If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

 QUESTIONS AND ANSWERS
May I revoke my proxy or change my vote?
If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the Annual Meeting by any of the following methods:
•	you may send in a revised proxy dated later than the first proxy;
•	you may vote by participating in the meeting; or
•	you may notify the Corporate Secretary in writing prior to the meeting stating that you have revoked your proxy.
Attendance at the meeting alone will not revoke your proxy. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.
What constitutes a quorum?
The holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum.
What vote is required for a proposal to pass?
If a quorum is present, director candidates receiving the affirmative vote of a majority of “votes cast” will be elected. Proposal 3 will be approved if a quorum is present and at least a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, approves this amendment. Proposals, 2, 4, 5, and 6 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal.
How are votes counted?
You may vote “for”, “against” or “abstain” with respect to each of the proposals presented. A vote “for” will be counted in favor of the proposal or respective director nominee and a vote “against” will be counted against each proposal or respective nominee.
A broker non-vote occurs with respect to a proposal when a broker, bank, financial institution or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks, financial institutions or other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank, financial institution or other nominee how to vote your shares on all proposals to ensure that your vote is counted.
If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect will be as follows:
Proposal 1: Election of Directors
Broker non-votes and abstentions will not count as “votes cast” in the election of directors. They will therefore not be counted either for or against the election of any director, and will not be considered in determining whether a director has received the affirmative vote of a majority of the votes cast.
Proposal 2: Ratification of Audit Committee’s Appointment of the Independent Accountants for 2024
Proposal 2 is considered a routine matter. Because a bank, broker, trustee, or other nominee may generally vote in their discretion on routine matters, no broker non-votes are expected in connection with this proposal. Broker non-votes, if any, and abstentions will not count as “votes cast” for this proposal. They will therefore not be considered in determining whether the majority of the votes cast have been voted in favor of the proposal.

 QUESTIONS AND ANSWERS
Proposal 3: Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
Broker non-votes and abstentions are considered “outstanding” and therefore will have the same effect as a vote against this proposal.
Proposal 4: Non-binding Advisory Vote to Approve Executive Compensation
Broker non-votes and abstentions will not be considered “votes cast” and therefore will not be counted either for or against the proposal and will not be considered in determining whether the majority of the votes cast have been voted in favor of the proposal.
Proposal 5: Approval of an Amendment and Restatement of the Employee Stock Purchase Plan to increase plan shares reserved for issuance
Broker non-votes and abstentions will not be considered “votes cast” and therefore will not be counted either for or against the proposal and will not be considered in determining whether the majority of the votes cast have been voted in favor of the proposal.
Proposal 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Broker non-votes and abstentions will not be considered “votes cast” and therefore will not be counted either for or against this proposal and will not be considered in determining whether the majority of the votes cast have been voted in favor of the proposal.
How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?
If you are a registered stockholder and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.
Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.
Who will count the votes?
Broadridge Financial Solutions, Inc. (Broadridge) will tabulate the votes and act as Inspector of Election.
Want more copies of the Proxy Statement? Getting too many copies?
Only one Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) will be delivered to multiple stockholders sharing an address unless one or more of the stockholders provide contrary instructions to us or, if applicable, to your bank or broker. This process is commonly referred to as “householding”.
You may request to receive a separate copy of the Annual Meeting materials, and we will promptly deliver the requested materials.
Similarly, you may request to receive a separate copy of the annual meeting materials in the future, or if you are receiving multiple copies, you may request delivery of a single copy of the annual meeting materials or, as applicable, Notice of Internet Availability in the future.

 QUESTIONS AND ANSWERS
Requests can be made to:
Broadridge Householding Department by phone at 1-866-540-7095 or by mail to:
Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717.
If you own shares of stock through a bank, broker or other nominee, please notify that entity if you no longer wish to participate in householding and would prefer to receive a separate copy of these materials, or if you are receiving duplicate copies of these materials and wish to have householding apply.
Additional copies of our 2023 Form 10-K or the Proxy Statement will be sent to stockholders free of charge upon written request to:
Investor Relations, Pitney Bowes Inc.
3001 Summer Street
Stamford, CT 06926-0700.
Want electronic delivery of the Proxy Statement and Form 10-K?
This year stockholders will receive a full set of the Annual Meeting materials, including the Proxy Statement, 2023 Form 10-K and proxy card, by mail, but you may choose to receive future annual meeting materials electronically by following the instructions when you vote online or by telephone. With electronic delivery, you will receive an e-mail for future meetings listing the website locations of these documents and your choice to receive annual meeting materials electronically will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This Proxy Statement and our 2023 Form 10-K may be viewed online at www.pitneybowes.com under the caption “Investor Relations”.
Stockholder Proposals and Nominations for the 2025 Annual Meeting
Nomination of Director Candidates: Stockholders may nominate candidates to serve on the Board. Our By-laws require stockholders seeking to make a director nomination to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a nomination to us no earlier than January 6, 2025 and no later than the close of business on February 5, 2025 in order to nominate a candidate for director at our 2025 Annual Meeting. The notice must contain the information required by our By-laws (which, after giving effect to the By-laws amendments the Board intends to adopt following the Annual Meeting, will require the information required under Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
Rule 14a-8 Stockholder Proposals: To be considered for inclusion in our Proxy Statement for the 2025 Annual Meeting, the Company must receive notice of a stockholder proposal on or before December 19, 2024. The proposal must comply with the SEC rules regarding eligibility for inclusion in our Proxy Statement, and should be addressed to: Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926, Attention: Corporate Secretary.
Non-Rule 14a-8 Stockholder Proposals: If you intend to present a proposal at an annual meeting other than by submitting a stockholder proposal for inclusion in our Proxy Statement for that meeting, our By-laws require you to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a proposal to us no earlier than January 6, 2025 and no later than the close of business on February 5, 2025 in order to present it at the 2025 Annual Meeting. The notice must contain the information required by our By-laws, and should be addressed to: Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926, Attention: Corporate Secretary.

 Corporate Governance
Corporate Governance
We encourage stockholders to visit our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Board of Directors” for information concerning charters of the committees of the Board and “Our Company—Leadership & Governance—Corporate Governance” for information concerning governance practices, including the Governance Principles of the Board and the directors’ Code of Business Conduct and Ethics.
Our Business Practices Guidelines, which is the Code of Ethics for employees, including our Chief Executive Officer (CEO) and our named executive officers (“NEOs”), is also available at “Corporate Responsibility—Ethics & Compliance”. We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.
Key Corporate Governance Practices Enhancing the Board’s Independent Leadership, Accountability and Oversight
Independence
✔ All directors are independent
✔ Policy that no more than two directors should be employees of the Company
✔ Executive sessions at Board meetings
Stockholder Rights
✔  Decision to further enhance stockholder rights this year through the addition of a proxy access right (via an approved By-law change the Company intends to effect following the Annual Meeting) and the proposal to enable stockholders to call a special meeting (via a Charter Amendment, which is proposal 3 on this proxy and subject to stockholder approval)

✔ Majority voting in uncontested director elections
✔ Annual election of directors
✔ Majority vote standard for Charter amendments
✔ Majority vote standard for By-law amendments
✔ Directors can be removed with or without cause
Strong Corporate Governance Practices
✔ Meaningful stock ownership and retention guidelines for directors and CEO and key executive officers
✔ Policy prohibiting hedging and pledging of Company stock by directors and officers
✔ All directors attend 75% or more of Board meetings
✔ Responsive and active stockholder engagement with regular participation by directors
✔ Annual say-on-pay vote
✔ Comprehensive succession planning for CEO and key executive officers

 Corporate Governance
Board of Directors
Leadership Structure
Currently, the roles of Chairman and CEO are separate and Mary Guilfoile, an independent director, was elected as our Non-Executive Chairman of the Board following the 2023 Annual Meeting. Upon her departure after this year’s Annual Meeting, the Board’s nominees anticipate that they will appoint Ms. Sutton as Non-Executive Chairman of the Board. The Board believes it should have the flexibility to establish a leadership structure that works best for the Company at a particular time, and it reviews that structure from time to time. The Board believes that its current leadership structure best serves the objective of effective Board oversight of risk and management of the Company.
The Board has established well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on our website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.”
CEO and Management Succession Planning
Among the Board’s most important responsibilities is to oversee near- and long-term succession planning and leadership development. The Board is responsible for evaluating the performance of the CEO and for the selection of successors to that position. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, the ability to motivate employees, and an ability to develop an effective working relationship with the Board. The Governance Principles of the Board of Directors, which are posted on the Company’s website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance,” include additional information about succession planning.
Periodically, but not less than annually, the Board considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the Board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.
Succession planning has been a key priority for the Board this year. The Long-Term Planning Committee and the full Board have been thoughtful and intentional regarding the selection of a permanent CEO. After appointing Jason Dies, an experienced and respected senior executive from Pitney Bowes to serve as interim CEO, the Board undertook an extensive search to identify a permanent CEO and retained Spencer Stuart to assist with the process.
Board Actions
Following last year’s annual meeting, the newly constituted Board immediately focused on key priorities for its first few months, which included a CEO review, a focus on capital allocation, and a focus on cost structure. The Board has taken prompt, thoughtful and decisive actions on those items, including:
Description
CEO Change
After extensive deliberation about the best path to drive transformation, the Board made a decision on October 2, 2023 for the CEO to leave the Company and installed Jason Dies, a longtime executive of the Company, as interim CEO.

The Board formed a Long-Term Planning Committee to oversee the CEO succession process, which has included retaining Spencer Stuart to assist with the search, conducting meetings with senior leadership of the Company, and holding extensive Board discussions about candidate profile, and review of internal and external candidates.

Capital Allocation
In June 2023, we amended our Credit Agreement to provide the Company with additional flexibility in managing its capital structure.

In July 2023, we issued senior secured notes in an aggregate principal amount of $275 million, pursuant to a private placement. The notes mature in March 2028. The net proceeds were used to redeem our March 2024 notes and a portion of our tranche A term loan due March 2026.

 Corporate Governance
Cost Structure
In May 2023, we approved a worldwide restructuring plan (the 2023 Plan) designed to improve profitability and cash flow by reducing complexity, streamlining operating processes, and driving further operational efficiencies. We have identified additional actions under the 2023 Plan and are updating our initial estimates. The updated 2023 Plan includes the elimination of 850-950 positions worldwide in part through further centralization and standardization of processes, including the expansion of our shared services activities, increased automation, and the consolidation or closure of select facilities in North America. The 2023 Plan is expected to generate annualized cost savings of $75 million-$85 million by the end of 2024.

Stockholder Rights
The Board has approved an amendment to the By-laws to provide stockholders with a proxy access right and intends to effect the amendment following the Annual Meeting. The Board has also included a proposal on this Proxy to amend its charter to provide stockholders the right to call a special meeting.

Director Independence
The Board conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our own standards of independence, which are set forth in the Governance Principles of the Board available on our website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.” In making these determinations, the Board considers, among other things, whether any director or the director’s immediate family members have had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with Pitney Bowes or its independent accountants.
The Board has determined that all Board members and nominees are independent under the NYSE listing standards and the standards set forth in the Governance Principles of the Board. All former directors who served on the Board since the beginning of the last fiscal year (other than former President and CEO Marc B. Lautenbach) were independent during the portion of that period that they served on the Board. The Board has also determined that all members of the Audit Committee and Executive Compensation Committee meet the heightened independence standards applicable to those committees.
Role of the Board of Directors in Risk Oversight
The Board is responsible for oversight of risk. Management is responsible for risk management, including identification and mitigation planning. The Company has an enterprise risk management program to identify, assess, monitor and address risks across the entire Company and its business operations. The description, assessments, mitigation plans and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.
Both the Audit Committee and the entire Board review on an ongoing basis the structure of the Company’s enterprise risk management program, including the overall process by which management identifies and manages risks. As part of this review, the Board regularly provides feedback to management on its view of ways to continually improve the program. Upon the recommendation of the Governance Committee, the Board assigns oversight responsibility for each of the enterprise-wide risks to either a specific committee of the Board, or to the full Board. The Board and each committee are responsible for oversight of one or more risks. The assignments are generally made based upon the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full Board. For example, the Finance Committee oversees risks relating to liquidity, the Audit Committee oversees risks relating to internal controls, the Governance Committee oversees risks relating to ESG, and the Executive Compensation Committee oversees risks relating to the Company’s compensation programs.
The Audit Committee also has oversight of the technology functions, including management’s processes for identifying and mitigating technology-related risks, including cybersecurity risks, to help align our risk exposure with our strategic objectives. Senior technology leadership, including our Chief Information Security Officer (CISO), briefs the Audit Committee on our cybersecurity and information security posture semi-annually and on an as needed basis, and the full Board is apprised on an annual basis.
Each enterprise risk and its related mitigation plan is reviewed by either the Board or the designated Board committee on an annual basis. On an annual basis, the Board receives a report on the status of all enterprise risks and their related mitigation plans.

 Corporate Governance
Management and the Board monitor the risks and determine, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the Company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new or emerging risks. Management reviews with the Board its recommendations on how to adjust the specific enterprise risk for Board approval.
Stockholder Engagement
It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. Our comprehensive stockholder engagement program is supplemented by our year-round investor relations outreach program that includes post-earnings communications, one-on-one conferences, individual meetings and general availability to respond to investor inquiries. We also periodically engage proxy advisory firms for their viewpoints.
The multifaceted nature of this program allows us to maintain meaningful engagement with a broad audience, including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms, and individual investors. The chart below details the engagements that we had to discuss the governance and compensation changes following the 2023 Annual Meeting.
2023 Stockholder Engagement	What did we hear from stockholders?	What did we do about it?
We reached out to holders of approximately 68% of our outstanding shares to invite them to engage with us on various governance topics and executive compensation matters.

From the Fall 2023 invitations:

• We met with nine stockholders representing approximately 37% of the outstanding shares of the Company.
• Independent directors met with holders of 33% of the outstanding shares of the Company.

Our investors asked questions about the Board refreshment and the CEO transition and asked about the onboarding of new directors to the Board.

The Company also received feedback on the Company’s compensation program, which is discussed more fully in the “Board Responsiveness and Compensation Design Changes” section on page 57.

We shared insights and perspectives of our stockholders with the Governance Committee, Executive Compensation Committee and with the Board.

We made changes to the compensation plans, including changes in the short- and long-term incentive designs for 2024, changes to the peer group effective in 2024, and other compensation changes, which are discussed more fully in the “Board Responsiveness and Compensation Design Changes” section on page 57.

Communications with the Board of Directors
Stockholders and other interested parties may communicate with the Non-Executive Chair of the Board via e-mail at boardchairman@pb.com, the Audit Committee Chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 3001 Summer Street, Stamford, CT 06926-0700.
The Board has instructed the Corporate Secretary to assist the Non-Executive Chair, Audit Committee Chair and the Board in reviewing all electronic and written communications, as described above, as follows:
•	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Chair;
•
If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they are forwarded by the Corporate Secretary to the General Auditor and to the Audit Committee Chair for review and copies are also forwarded to the Chair. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

•
Other communications raising matters that require investigation are shared with appropriate members of management to permit the gathering of information relevant to the directors’ review and are also forwarded to the director or directors to whom the communication was addressed.

 Corporate Governance
Except as provided above, the Corporate Secretary forwards appropriate written communications, as applicable to the full Board, or to individual directors. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.
Environmental, Social and Governance
The Company has had a long-standing commitment to Environmental, Social and Governance (“ESG”) initiatives. Included within its oversight is the responsibility of delegating to different Board committees’ oversight of different aspects of the overall ESG program. The Board modelled this approach on the Audit Committee’s oversight of enterprise risk to include delegation to different committees’ oversight over specific risks.
The full range of the Company’s efforts with respect to ESG are detailed in the Company’s annual Corporate Responsibility Report. The report published in 2023 can be found at www.pitneybowes.com under the caption “Corporate Responsibility.” Below is a chart summarizing some of the key metrics in these areas, as well as a more detailed discussion of our focus on the Environmental and Social aspects of ESG.
Environmental
A target of carbon neutrality by 2040 in our operations (scope 1 & 2) via • Efficient use of energy in our sites and fleet • Increased use of renewable energy • Offset of remaining carbon emissions
A reduction in the environmental impact of our products via • Sustainable life cycles of our SendTech products • Responsible packaging • Minimizing impact of waste
A target of carbon neutrality by 2050 in our value chain (scope 3) via
 •  Better understanding of the sustainability practices of our suppliers
 • Increased accuracy of suppliers’ CO2 reporting
 • Partner with suppliers engaged in sustainable practice

Social
• Recognized for our culture and commitment to diversity and inclusion:
   ○ Forbes “America’s Best Employers” (2023, 2022, 2021)
   ○ Forbes “Best Employers for Diversity” (2023, 2022, 2021, 2020)
   ○ Forbes “World’s Top Companies for Women” (2023)
   ○ Forbes “Best Employers for Women” (2022, 2021, 2020, 2019, 2018)
   ○ Bloomberg Gender Equality Index (2022, 2021, 2020)
   ○ DiversityMBA 50 Out Front: Best Places to Work for Women and Diverse Managers (2023)
   ○ LATINO Equity 100 (2023, 2022)
   ○ Human Rights Campaign “Equality 100”. Scoring 100% on the Corporate Equality Index as a Leader in LGBTQ+ Workplace Inclusion (2024-2023, 2022, 2021)
   ○ Great Places to Work Institute: Brazil Great Place to Work (2023-2022); Asia Best Large Workplaces (2022, 2021); India 2023 marks 10th time Best Places to work; India Best Workplaces for Millennials (2023); India 2023 Great Mid-size Workplaces (2023); India Best Workplaces for Women (2023, 2022, 2021)
   ○ WBENC America’s top Corporations for Women’s Business Enterprises (2023)
   ○ MBN USA Best of the Decade 100 (2023)

Governance
• Key corporate governance practices are highlighted on page 11 of this Proxy Statement.

 Corporate Governance
Environment
Our role as a responsible corporate citizen means we must go above and beyond to protect and preserve the natural systems upon which all life on this planet depends. To do this, we consider the actual and potential impacts of our operations on the environment, with particular focus on climate-related risks and sustainability. We are mindful of these factors in how we develop, modify, and deliver our products and services, and we share information and ideas and review Company strategy, products, and operations through the lens of environmental sustainability. We focus particular attention on those issues where we have an impact, those that might represent risks to our business and stakeholders, and those where we can make discernible progress over the short- medium- and long-terms. These include:
•
The impact of carbon emissions due to the use of energy in our operations—mainly at our operating sites where we sort mail and packages and in our transportation fleet—as well as throughout our value chain, suppliers and clients.

•	The impact of the physical goods produced or used in our operations—mainly our SendTech products and the packaging we use as part of our operations.
We believe our business model, objectives and strategy are also compatible with a long-term vision of a net-zero greenhouse gas emission based economy. To strive to meet these objectives and aim for growth and environmental sustainability, we are committed to making our operations and supply chain more efficient, and to the use of green technologies, both existing and yet to be developed. Our approach combines early adoption of green technologies that fit our business with flexibility to capitalize on changes as the technologies continue to evolve.
Our Company has a long history of innovation that has repeatedly enabled it to adapt its business to new circumstances. Innovation in the service of sustainability is an example of this approach. Today, we embrace the challenge of net-zero in this same spirit. In addition, we align our external disclosures with frameworks such as the Task Force on Climate-Related Financial Disclosures (TCFD), GRI (Global Reporting Initiative), and emerging efforts to consolidate reporting standards under the International Sustainability Standards Board (ISSB).
Social
We have approximately 10,500 employees, of which 81% are located in the United States. We also rely on a contingent hourly workforce to supplement our full-time workforce to meet fluctuating demand.
We seek to create a high-performance culture that will drive and sustain enhanced stakeholder value. To attract, retain and engage the talent needed, we provide competitive compensation and strive to maintain a diverse, inclusive and safe workplace, with equitable opportunities for growth and development. Our compensation programs are designed to reward performance and contribution. We regularly assess the business environments and labor markets in the areas where we operate to confirm our compensation programs reflect best practices and are market competitive. Depending on position and level, elements of our compensation packages include base salary, variable compensation based on individual and Company objectives and equity. We provide a competitive benefits package fostered on work/life balance, including medical, dental, life and disability insurance, and benefits that provide additional support for our employees’ mental, physical, financial and social well-being.
Diversity and Inclusion. Maintaining a diverse workforce and an inclusive environment is critical to our success and we view diversity and inclusion as a competitive differentiator that helps us attract, grow, engage and retain the best talent. We celebrate a rich mix of countries, cultures, ages, races, ethnicities, gender identities, sexual orientation, abilities, and perspectives that showcase our humanity, differentiate us as individuals and enhance our businesses. Our global workforce is comprised of over 43% women and 35% of our global managers are women. Our U.S. population is nearly 50% people of color and 36% of our U.S. managers are people of color.
We continue to increase diversity and inclusion awareness throughout our Company through enhancements and improvements to our talent acquisition processes, cultural awareness training and the creation of allies and mentors to help advance diversity and inclusion in our workforce.
Employee Engagement and Development. We are committed to creating a culture where our employees feel supported and valued. We offer our employees many opportunities to advance their skills, learn new skills and achieve career goals through virtual and in-person development and training programs, professional development initiatives, experiential learning, mentoring and coaching programs and inclusion networks.

 Corporate Governance
Through multiple platforms, we offer employees and candidates varied opportunities to find development opportunities and stay informed about key changes to our business. We conduct an independent annual employee engagement survey with demonstrated high levels of employee participation. We benchmark our results against our previous year’s performance, as well as against other high-performing organizations. We consider the feedback from employees and implement changes where possible and financially prudent.
Health and Wellness. We are committed to providing a safe workplace that protects against and limits personal injury and environmental harm. Through regular evaluations of site safety performance, sharing of successes, and creating projects to engage employees in safety improvements, we identify risks, provide guidance and training, review and learn from accidents, and reduce injuries. We also report monthly to both local site management and senior leadership on safety metrics, trends, risks and regulatory activity. Through these efforts and employee engagement, we have experienced significant improvements in our total recordable cases and total recordable incident rates since 2019.
Board Committees and Meeting Attendance
During 2023, each director attended at least 75% of the total number of Board meetings and meetings held by the Board committees on which he or she served. The Board has historically held 6 regularly scheduled meetings each year. In 2023, the Board held a number of additional meetings, as follows: 3 additional meetings prior to the May 2023 annual meeting to discuss the proxy contest and elect new Board members, 7 additional meetings in September 2023 relating to the decision to replace the CEO, and 8 additional meetings since the May 2023 annual meeting to organize the newly constituted Board, align on priorities, and drive change. The usual committee meeting cadence includes: 5 Audit Committee meetings, 6 Finance Committee meetings, 5 Governance Committee meetings, and 6 Executive Compensation Committee meetings.
The independent directors regularly met in executive session at the conclusion of the Board meetings as well as during the special meetings to review the topics discussed during the meeting. Since the May 2023 annual meeting, the Board has decided to meet for regularly scheduled meetings on a monthly basis to onboard the directors and focus on significant strategic transformation. In addition, the Board held numerous additional meetings as it considered CEO succession and other matters relating to Company strategy. The directors also participated in additional ad hoc discussions on a variety of matters throughout the year. Each member of the Board serves on one or more of the five standing committees described below. As the need arises, the Board may establish ad hoc committees of the Board to consider specific issues.
It is the longstanding practice and the policy of the Board that the directors attend the annual meeting of stockholders. All of our then-serving directors attended the May 2023 annual meeting.
The members of all Board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the Board operates in accordance with a charter. The current members of each of the Board committees are set forth in the chart below.
Name	Audit	Executive Compensation	Finance	Governance	Long-Term Planning
Milena Alberti-Perez	X		Chair
Steven D. Brill		X		X
Todd Everett			X	X
Katie May		X		Chair	X
Lance Rosenzweig		X		X
Sheila A. Stamps	X	Chair			X
Mary J. Steele Guilfoile			X		co-Chair
Jill Sutton	X	X
Darrell Thomas	Chair		X
Kurt Wolf		X	X	X	co-Chair

 Corporate Governance
Following the Annual Meeting, the Board’s nominees anticipate that they will establish the committee composition set forth in the chart below and appoint Ms. Sutton as Non-Executive Chairman of the Board.
Name	Audit	Executive Compensation	Finance	Governance
Milena Alberti-Perez	Chair		X	X
Todd Everett		X	X	X
Lance Rosenzweig	X		Chair	X
Jill Sutton	X	X		Chair
Kurt Wolf		Chair	X	X
Audit Committee
The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the Board and oversees our ethics and compliance programs. The Audit Committee appoints independent accountants to conduct the annual audits and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the Audit Committee or the independent accountants believe special emphasis should be directed. The Audit Committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities and submits reports and proposals on these matters to the Board. The Audit Committee is also responsible for overseeing the process by which management identifies and manages the Company’s risks. The Audit Committee meets in executive session with the independent accountants and internal auditor at each Audit Committee meeting.
The Audit Committee also has oversight over the information technology function, cybersecurity risks as well as compliance generally. The Audit Committee regularly discusses cybersecurity with leaders of the technology, information security, privacy and audit functions. The Audit Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/audit-charter.html.
The Board has determined that the following members of the Audit Committee are “Audit Committee financial experts,” as that term is defined by the SEC: Darrell Thomas, Milena Alberti-Perez and Sheila A. Stamps. All Audit Committee members are independent as defined under the New York Stock Exchange and SEC standards for Audit Committee independence.
Executive Compensation Committee
The Executive Compensation Committee is responsible for our executive compensation policies and programs. The Executive Compensation Committee Chair frequently consults with, and the Executive Compensation Committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The Executive Compensation Committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the CEO, and approves the same for all of our other executive officers. The Executive Compensation Committee also recommends the “Compensation Discussion and Analysis” (the “CD&A”) for inclusion in our Proxy Statement, in accordance with the rules and regulations of the SEC and reviews and approves stock grants and other stock-based compensation awards. The Executive Compensation Committee may delegate its authority to the fullest extent permitted by Delaware law, and has delegated certain of its responsibilities under the 2018 Plan and the 2024 Plan (if approved), including the limited authority to make awards to employees below the executive officer level, to the person holding the office of chief executive officer as consistent with Delaware law. All Executive Compensation Committee members are independent as independence for compensation committee members is defined under the New York Stock Exchange and SEC standards. The Executive Compensation Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/executive-compensation-charter.html.
Finance Committee
The Finance Committee reviews our financial condition and capital structure, and evaluates significant financial policies and activities, oversees our major retirement programs, advises management and recommends financial action to the Board. The

 Corporate Governance
Finance Committee’s duties include monitoring our current and projected financial condition, reviewing and recommending for Board approval quarterly dividends, share repurchases and other major investment decisions including financing, mergers and acquisitions, divestitures and overseeing the financial operations of our retirement plans. The Finance Committee recommends for approval by the Board the establishment of new retirement and post-retirement benefit plans and any amendments that materially affect cost, benefit coverages or liabilities of the plans. The Finance Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/finance-charter.html. The Finance Committee amended its charter this year.
Governance Committee
The Governance Committee generally oversees succession planning for the Board, recommends nominees for election to the Board, recommends membership in, functions of, and the Chairs of the Board committees. The Governance Committee also reviews and recommends to the Board the amount and form of compensation to be paid to independent members of the Board, and oversees CEO and senior management succession planning. The Governance Principles of the Board are posted on our website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.” The Governance Committee reviews and evaluates the effectiveness of Board administration and its governing documents, and reviews and monitors Company programs and policies relating to directors. The Governance Committee also reviews related-person transactions in accordance with Company policy. The Governance Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/governance-committee-charter.html.
The Governance Committee also identifies qualified candidates for nomination for election to the Board from a variety of sources, including other Board members, management and stockholders. In connection with this responsibility, the Governance Committee may retain a third-party search firm to assist its members in identifying and evaluating potential nominees to the Board. A discussion of the specific experience and qualifications the Governance Committee has identified for directors and nominees together with the Governance Committee’s approach to evaluating current and prospective directors may be found under “Director Qualifications” on page 26 of the Proxy Statement.
Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc., 3001 Summer Street, Stamford, CT 06926-0700. Recommendations submitted for consideration by the Governance Committee must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of our stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a Proxy Statement filed in accordance with the rules of the SEC; and (vi) the candidate’s written, signed consent to serve if elected.
If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the members of the Governance Committee seek to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board, and its governance practices. The final selection of the nominees is within the sole discretion of the Board.
Alternatively, as referenced on page 10 of this Proxy Statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article I, Section 5 of the Company’s By-laws. The By-laws are posted on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.”

 Director Compensation
Director Compensation

Role of Governance Committee in Determining Director Compensation
In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the Board the amount and form of compensation to be paid to non-employee members of the Board. The Governance Committee from time to time reviews the director compensation policy periodically and may consult with a compensation consultant, to be selected and retained by the committee, as to the competitiveness of the program.
The non-employee directors’ compensation program, including the amended and restated Directors’ Stock Plan, was last revised and approved by the stockholders in May 2014. At that time, the Governance Committee retained an independent compensation consultant with no other Company business, Farient Advisors, to assist in its review of the Company’s director compensation program.
Highlights of the Director Compensation Program:
•	Cash component paid as an annual retainer
•	Leadership premiums paid to committee Chairs
•	Leadership premium paid to the Chair of the Board
•	Annual equity grant in the form of restricted stock units, the number of which is calculated by dividing $100,000 by the fair market value of a share of the Company’s Common Stock as of the award date
•	Each non-employee director is subject to a stock ownership requirement equal to five times the annual base cash retainer to be attained over a five-year period
Directors’ Fees
Each non-employee director receives an annual retainer of $75,000 for Board service and an additional retainer for service on the committees to which he or she is assigned. The Non-Executive Chair of the Board receives an additional retainer of $100,000 commensurate with the additional responsibilities required of the Chair role.
Annual retainers for committee service are: $12,000 for service on the Audit Committee (with the committee Chair receiving an additional annual retainer of $12,000); $10,500 for service on the Executive Compensation Committee (with the Committee Chair receiving an additional annual retainer of $10,500); $9,000 for service on the Governance Committee (with the Committee Chair receiving an additional annual retainer of $9,000); and, $9,000 for service on the Finance Committee (with the Committee Chair receiving an additional annual retainer of $9,000). Members of the Long-Term Planning Committee will receive $12,000 for service on that Committee, with the first payment to be made in first quarter of 2024, retroactive to the creation of the Committee.
All directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.
Stock under the Director’s Compensation Program
Under the amended and restated Directors’ Stock Plan, each non-employee director received an award of restricted stock units with a fair market value of $100,000 on the date of grant, which are fully vested one year after the date of grant (directors appointed by the Board to fill a vacancy during the year receive a prorated grant of restricted stock units as described in the Directors’ Stock Plan). The units have no voting rights until they are converted to shares of Common Stock. Each non-employee director receives a quarterly cash payment equal to the amount that would have been paid as a dividend with respect to shares represented by the restricted stock units held as of the record date for the payment of the Common Stock dividend. Non-employee directors may elect to defer the conversion of restricted stock units to shares until the date of termination of service as a director.
Shares shown in the table on page 24 of this Proxy Statement disclosing security ownership of directors and executive officers include shares granted to the directors under the Directors’ Stock Plan.

 Director Compensation
Director Stock Ownership Requirement
The Board maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of Company Common Stock with a market value of five times the base retainer, or $375,000, within five years of becoming a director of the Company. A director may not sell shares of Pitney Bowes Common Stock if: a) this requirement is not met, or b) the sale of shares would mean that the director would no longer meet the requirement. Our directors’ stock ownership guidelines are available within the Governance Principles on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.”
Directors’ Deferred Incentive Savings Plan
We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the Company’s 401(k) plan.
Directors’ Equity Deferral Plan
Directors may elect to defer all of their equity portion of their compensation on an annual basis. Deferral of restricted stock units (RSU) defers settlement of the RSUs into Company Common Stock until termination from Board service. RSU awards, whether deferred or not, vest on the first anniversary of the award. Deferred RSUs continue to receive dividend equivalents. Deferred RSUs do not have any voting rights until converted into Common Stock. Deferred RSUs are converted into Company Common Stock upon the expiration of 90 days following termination of Board service.

 Director Compensation
DIRECTOR COMPENSATION FOR 2023
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Milena Alberti-Perez	65,975	100,000	4,615	170,591
Steven D. Brill	79,013	116,986	5,174	201,173
Anne M. Busquet(4)	36,964	0	1,979	38,943
Robert M. Dutkowsky(4)	53,075	0	990	54,066
Todd Everett	58,953	100,000	4,615	163,569
Katie May	65,098	100,000	4,615	169,713
Sheila A. Stamps	103,644	100,000	8,576	212,220
Mary J. Steele Guilfoile	147,527	100,000	5,605	253,133
S. Douglas Hutcheson(4)	36,429	0	11,575	48,003
Michael I. Roth(4)	50,952	0	990	51,942
Linda S. Sanford(4)	38,571	0	990	39,562
David L. Shedlarz(4)	38,571	0	2,780	41,351
Darrell Thomas	87,289	116,986	5,174	209,449
Kurt Wolf(5)	0	0	0	0
(1)
Each non-employee director receives an annual retainer of $75,000 ($18,750 per quarter). The Non-Executive Chair receives an additional annual retainer of $100,000 ($25,000 per quarter). Each committee member receives the following annual retainer: $12,000 for Audit, $10,500 for Executive Compensation and $9,000 each for Finance and Governance. The committee Chairs receive an additional retainer of equal amounts for their respective committees.

(2)
Represents the grant date fair value of 30,769 restricted stock units granted on May 19, 2023. The number of restricted stock units was derived by dividing $100,000 by $3.25, the closing price on May 19, 2023, on the New York Stock Exchange. Steven D. Brill and Darrell Thomas received an additional partial RSU grant of 3,725 restricted stock units on March 2. The number of restricted stock units was derived by dividing $16,986.30 by $4.56, the closing price on March 2, 2023, on the New York Stock Exchange. Neither restricted stock nor stock options were awarded to non-employee directors during 2023. See Note 19 “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our 2023 Form 10-K, for the valuation assumptions used in determining the fair value of equity grants. Since the Company does not issue fractional shares, total shares issued to non-employee directors are determined by dividing $100,000 by the closing share price on May 19, 2023, and rounding to the nearest whole number.

(3)
During 2023, dividend equivalents were paid quarterly in cash to non-employee directors with respect to (a) the first quarter on the award of 19,802 restricted stock units granted in May 2022 and (b) the second, third and fourth quarter on the 30,769 restricted stock units granted in May 2023. Also, Steven D. Brill and Darrell Thomas received dividend equivalents on the second, third and fourth quarter dividends on the 3,725 restricted stock units that were granted on March 2, 2023. In addition, with respect to Ms. Busquet, and Messrs. Hutcheson and Shedlarz, for the first and second quarter, dividend equivalents were paid with respect to the vested restricted stock units previously deferred and Ms. Stamps received dividend equivalents in the second, third and fourth quarters on her deferred RSUs. The Company matches individual contributions by non-employee directors made through the Company’s charitable giving campaign. There were no matching gifts related to the Board Directors in 2023.

(4)	Mmes. Busquet and Sanford and Messrs. Dutkowsky, Hutcheson, Roth and Shedlarz left the Board following the 2023 annual meeting of stockholders.
(5)	Mr. Wolf voluntarily waived his right to receive compensation as a non-employee director.

 Relationships and Related-Person Transactions
Relationships and Related-Person Transactions
The Board has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related-person transactions between the Company and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of the Company’s voting stock and their “immediate family members” as defined by the rules and regulations of the SEC. The Board amended its policy in the Fall of 2021 to reflect changes in NYSE listed company rules.
Under the related-person transaction approval policy, any newly proposed transaction between the Company and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions for which advance review is not reasonably feasible that have not been pre-approved by the Governance Committee must be submitted for review as soon as they are identified. The Governance Committee shall approve or ratify, as applicable, a related-person transaction if the Governance Committee determines such transaction to be fair and reasonable to the Company and not inconsistent with the interests of the Company and its stockholders. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. The Governance Committee prohibits any related-person transaction (including those deemed pre-approved by the Governance Committee, as further described below) if it determines the related-person transaction to be inconsistent with the interests of the Company and its stockholders. It is the expectation and policy of the Board that any related-person transactions will be at arms’ length and on terms that are fair to the Company and not inconsistent with the interests of Pitney Bowes and its stockholders.
If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.
The following related-person transactions do not require approval and we have determined that each will be deemed pre-approved by the Governance Committee:
1.
Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.
A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.
Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and,
5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.
Other than as disclosed in this Proxy Statement, there were no such transactions since January 1, 2023.

 Stock Ownership of Directors and Executive Officers
Stock Ownership of Directors and Executive Officers
The following table sets forth the number of shares of Common Stock reported to be beneficially owned by (i) each of our directors and director nominees, and each executive officer named in the Summary Compensation Table (NEOs) and (ii) all directors, director nominees and executive officers as a group. Information reported with respect to our directors, director nominees and executive officers is based on ownership as of the close of business on February 15, 2024.
Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)	Options Exercisable Within 60 Days(4)	Percent of Class
Common	Milena Alberti-Perez	500	0	*
Common	Steven D. Brill	3,725	3,725	*
Common	Todd Everett	10,472	0	*
Common	Mary J. Steele Guilfoile	128,643	0	*
Common	Katie May	2,300	0	*
Common	Lance Rosenzweig(5)	10,000	0	*
Common	Sheila A. Stamps	65,636	19,802	*
Common	Jill Sutton(6)	0	0	*
Common	Darrell Thomas	3,725	3,725	*
Common	Kurt Wolf(7)	15,790,922	0	8.9%
Common	Jason C. Dies(8)	869,703	651,135	*
Common	Ana Maria Chadwick(9)	173,206	120,095	*
Common	Gregg Zegras	382,025	308,107	*
Common	Daniel J. Goldstein(10)	846,652	753,489	*
Common	James Fairweather(11)	441,499	239,204	*
Common	Marc B. Lautenbach(12)	5,395,177	5,142,508	3.0%
Common	All executive officers and directors as a group (24)	26,535,855	8,948,672	14.3%
*	Less than 1% of Pitney Bowes Inc. Common Stock.
(1)
These shares represent Common Stock beneficially owned as of February 15, 2024 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 176,630,070 shares of our Common Stock outstanding as of February 15, 2024.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan.
(4)
The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of February 15, 2024 by exercising outstanding stock options or through the conversion of restricted stock into securities. Amounts in this column are also included in the column “Shares Deemed to be Beneficially Owned.”

(5)	While Mr. Rosenzweig was appointed to the Board on April 4, 2024, he beneficially owned 10,000 shares as of February 15, 2024.
(6)	In connection with her appointment to the Board, Ms. Sutton received an RSU grant of 6,470 RSUs on February 1, 2024. These RSUs will not vest until January 31, 2025.
(7)
Mr. Wolf is the managing member of (a) Hestia Partners GP, the general partner of Hestia Capital Partners, LP (Hestia Capital) and Helios I, LP (Helios), and (b) Hestia LLC, the investment manager of Hestia Capital, Helios, and certain separately managed accounts (the SMAs). As the managing member of each of Hestia Partners GP and Hestia LLC, Mr. Wolf may be deemed the beneficial owner of the (i) 5,572,261 shares directly owned by Hestia Capital, (ii) 9,540,161 shares directly owned by Helios, and (iii) 678,500 shares held in the SMAs. Mr. Wolf disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)	The total for Mr. Dies includes one open market purchase of Company stock using his personal funds: 3,600 shares (approximately $20,592) made in May 2019.
(9)
Ms. Chadwick’s total includes two open market purchases of Company stock using her personal funds: (i) 2,500 shares (approximately $18,781) made in May 2021 and (ii) 9,800 shares (approximately $49,882) made in February 2022.

(10)
Mr. Goldstein’s total includes three open market purchases of Company stock using his personal funds: (i) 3.013 shares (approximately $10,000) made in July 2022 (ii)1,670 shares (approximately $24,699) made in November 2016 and (iii) 1,850 shares (approximately $25,049) made in May 2012.

(11)	Mr. Fairweather’s total includes one open market purchase of Company stock using his personal funds: 4,335 shares (approximately $14,823) made in August 2022.
(12)
Mr. Lautenbach’s total includes four open market purchases of Company stock using his personal funds: (i) 11,100 shares (approximately $100,122) made in May 2018 (ii) 4,739 shares (approximately $70,015) made in November 2016 (iii) 12,007 shares (approximately $250,000) made in October 2015 and (iv) 66,000 shares (approximately $1,000,000) made in May 2013.

 Beneficial Ownership of Company Stock
Beneficial Ownership of Company Stock
The following table sets forth the number of shares owned by the persons or groups known to the Company to be the beneficial owners of more than five percent of any class of the Company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13D, 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	18,445,482(2)	10.5%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	17,084,607(3)	9.7%
Entities associated with Hestia Capital Partners, LP(4) 175 Brickyard Road, Suite 200 Adams Township, Pennsylvania 16046	15,790,922(5)	9.0%
(1)	There were 177,667,659 shares of our Common Stock outstanding as of March 15, 2024 (the Record Date for the Annual Meeting).
(2)
As of December 31, 2023, The Vanguard Group, Inc. disclosed sole voting power with respect to 0 shares, shared voting power with respect to 331,281 shares, sole dispositive power with respect to 17,964,528 shares and shared dispositive power with respect to 480,954 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 13, 2024.

(3)
As of December 31, 2023, BlackRock, Inc. disclosed sole voting power with respect to 16,935,283 shares and sole dispositive power with respect to 17,084,607 shares. The foregoing information is based on a Schedule 13G filed with the SEC on January 24, 2024.

(4)	Includes Hestia Capital Partners, LP; Helios I, LP; Hestia Capital Partners GP, LLC; Hestia Capital Management, LLC; and Kurtis J. Wolf.
(5)
As of January 31, 2024, Hestia Capital Partners, LP disclosed shared voting power with respect to 5,572,261 shares and shared dispositive power with respect to 5,572,261 shares. The aggregate amount beneficially owned by Hestia Capital Partners, LP was 5,572,261 shares. As of January 31, 2024, Helios I, LP disclosed shared voting power of 9,540,161 shares and shared dispositive power of 9,540,161 shares. The aggregate amount beneficially owned by Helios I, LP was 9,540,161 shares. As of January 31, 2024, Hestia Capital Partners GP, LLC disclosed shared voting power of 15,112,422 shares and shared dispositive power of 15,112,422 shares. The aggregate amount beneficially owned by Hestia Capital Partners GP, LLC was 15,112,422 shares. As of January 31, 2024, Hestia Capital Management, LLC disclosed shared voting power of 15,790,922 shares and shared dispositive power of 15,790,922 shares. The aggregate amount beneficially owned by Hestia Capital Management, LLC was 15,790,922 shares. As of January 31, 2024, Kurtis J. Wolf disclosed shared voting power of 15,790,922 shares and shared dispositive power of 15,790,922 shares. The aggregate amount beneficially owned by Kurtis J. Wolf was 15,790,922 shares. The total aggregate amount beneficially owned by all reporting entities associated with Hestia Capital Partners, LP was 15,790,922 shares. The foregoing information is based on an amendment to a Schedule 13D/A filed with the SEC on February 1, 2024.

 Proposal 1: Election of Directors
Proposal 1: Election of Directors
Director Qualifications
The Board believes that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented for the Board to oversee management on behalf of our stockholders. In addition, the Board believes that there are certain attributes that each director should possess, as described below. Therefore, the Board and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the Board.
The Board, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and the New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the Board candidate profile used in the context of a director search, in light of the current and anticipated needs of the Company and the experience and talent then represented on the Board. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the Board and recommends candidates to the Board for election by the stockholders at the annual stockholders meeting.
The Governance Committee also looks at the diversity of the Board, seeking to include individuals with a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as experience and geography, as well as race, gender, ethnicity and age. The Board assesses its effectiveness in this regard as part of the self-evaluation process.
The Board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any conflicts with our interests.
When evaluating and recommending new candidates, the Governance Committee assesses the effectiveness of its criteria and considers whether there are any skill gaps that should be addressed. The Governance Committee looks for candidates who offer a range of skills and experience to the Board rather than a single one, as the Board believes that a well-rounded individual would provide the most effective contributions to the Board.
Each director brings experience and skills that complement those of the other directors. The Board believes that all the directors nominated for election are highly qualified, and have the attributes, skills and experience required for service on the Board. Additional information about each director for nominee, including biographical information, appears on the following pages.
Cooperation Agreement
On January 31, 2024, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Hestia Capital Partners, LP, Helios I, LP, Hestia Capital Partners GP, LLC, Hestia Capital Management, LLC and Kurtis J. Wolf (collectively, “Hestia Capital”), pursuant to which the Company increased the size of the Board by two seats and appointed each of William S. Simon and Jill Sutton to the Board, effective as of February 1, 2024. During the term of the Cooperation Agreement, the parties agreed to certain other terms relating to Board composition and mutual non-disparagement provisions. Hestia Capital also agreed to certain customary standstill provisions and voting commitments until the termination of the Cooperation Agreement. On April 4, 2024, following Mr. Simon’s resignation from the Board, Lance Rosenzweig was appointed to the Board as a “Replacement Director” pursuant to the terms of the Cooperation Agreement. The above summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to the Form 8-K filed with the SEC on February 1, 2024 and is available, free of charge, at www.sec.gov. Hestia Capital beneficially owns approximately 9% of the Company’s outstanding Common Stock. For further information regarding Hestia Capital’s beneficial ownership, please see “Beneficial Ownership of Company Stock” on page 25 of this Proxy Statement.

 Proposal 1: Election of Directors
Release and Indemnification Agreement
Hestia Capital and Kurt Wolf entered into an agreement with each of the directors standing for election at the Annual Meeting other than Mr. Wolf (Milena Alberti-Perez, Todd Everett, Lance Rosenzweig and Jill Sutton, together, the “Continuing Directors”) whereby each Continuing Director agreed to continue to serve as a director, the parties agreed to certain mutual non-disparagement provisions applicable following the expiration of the Cooperation Agreement, and Mr. Wolf and Hestia Capital agreed to provide a full release of claims and covenant not to sue each Continuing Director and Hestia Capital agreed to indemnify each of the Continuing Directors to the extent indemnification and advancement is not paid by the Company and/or by the carriers under the Company’s directors and officers insurance policies. The agreement applies only when the Continuing Directors act in good faith and in a manner reasonably believed to be in the best interests of the Company.
Election of Directors
The Board currently has 10 members, and five of our directors are standing for election at the Annual Meeting as nominees. All directors are elected annually to serve one-year terms until the next annual meeting and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal. Each of current directors Steven D. Brill, Katie May, Sheila Stamps, Mary J. Steele Guilfoile and Darrell Thomas is not standing for re-election to the Board at the Annual Meeting. The decision of each of these directors not to stand for re-election at the Annual Meeting was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. We thank them for their dedicated service and the major support they have provided during a critical period of transition for the Company. The size of the Board will be reduced to five members, effective upon the conclusion of the Annual Meeting. In addition, when a permanent CEO is appointed, the Board intends to add the appointed CEO to the Board as a sixth member.
Upon determining to fill an open Board position, the Board considers candidates submitted by outside independent recruiters, directors, members of management and others. Each of the nominees for election at the Annual Meeting of stockholders is a current Board member and was selected by the Board as a nominee. If elected at the Annual Meeting, each of the nominees would serve until the 2025 Annual Meeting and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal.
Information about each nominee for director as of March 1, 2024 is set forth below. Other than Jill Sutton (who was appointed to the Board in February 2024) and Lance Rosenzweig (who was appointed to the Board in April 2024), each nominee for director has previously been elected by the Company’s stockholders.
Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the Board, unless the size of the Board is reduced.
Vote Required; Recommendation of the Board of Directors
In accordance with our By-laws, in an uncontested election, a majority of the “votes cast” is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. Our Governance Principles provide that any nominee for director in this election who fails to receive a majority of the votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES

 Proposal 1: Election of Directors
The Nominees
Director since: 2023	Milena Alberti-Perez

Former Chief Financial Officer of Getty Images, Inc., the world’s leading visual content company. Prior to that, Ms. Alberti-Perez served as the Chief Financial Officer of MediaMath, a demand-side platform for programmatic marketing and advertising. Ms. Alberti-Perez worked in a variety of financial and publishing roles from 2001 to 2017 at Penguin Random House, the world’s largest book publisher, and was the global and US CFO from 2015 – 2017. As management, she served as a non-voting member of its Board of Directors and its audit committee. Ms. Alberti-Perez also worked in financial analyst and research roles at Lehman Brothers and Morgan Stanley. Ms. Alberti-Perez has extensive experience on not-for-profit Boards, including serving currently on the Boards of National Public Radio, Jumpstart, and the Wild Bird Fund. (Also a director of Allurion Technologies, Inc. and Digimarc Corporation).

Ms. Alberti-Perez, age 50, has experience in executive roles and brings, financial expertise to the Board.
Director since: 2023	Todd Everett

Independent advisor to several ecommerce companies, including Doddle Parcel Services Limited, Verishop, Inc., and Fetch Package, Inc., since December 2018. Mr. Everett also serves as a member of a private company Board. Mr. Everett was an advisor to 101 Commerce, Inc., a global e-commerce platform, from September 2018 to December 2019, and was Senior Vice President and Strategic Advisor, Commerce Services of the Company from March 2018 to May 2018. Prior to that, Mr. Everett held various roles at Newgistics, Inc. (a subsidiary of PBI), including President and Chief Executive Officer from 2015 to February 2018, Chief Operating Officer and General Manager of Parcel and Fulfillment Services from 2014 to 2015, Senior Vice President of Operations from 2010 to 2013, and Director of Operations from 2005 to 2010.

Mr. Everett, age 50, brings C-Suite and executive leadership experience and expertise in ecommerce and logistics to the Board.
Director since: 2024	Lance Rosenzweig

Former Chief Executive Officer of Support.com, Inc., a leading provider of customer and technical support solutions and security software, from August 2022 to October 2022. Previously, he served as Chief Executive Officer of Startek Inc., a global business process outsourcing company, from July 2018 to January 2020. Previously, Mr. Rosenzweig held various leadership roles, including Vice President at GE Capital from 1991 to 1993, Vice President of Dean Witter, Discover & Co. from 1989 to 1991, Senior Vice President of Capel Court Financial Services from 1987 to 1989, and Corporate Planning Manager at Jefferson Smurfit Corp. from 1985 to 1987. Mr. Rosenzweig has also served on the boards of several other public and private companies, including currently at GC Parent, LCC and at Internap Holding, LLC as chair of the board. (Formerly director of Boingo Wireless, Inc. and NextGen Healthcare, Inc.)

Mr. Rosenzweig, age 61, brings to the Board C-Suite and executive leadership experience and expertise in finance, strategic planning, operations, technology and ecommerce.

 Proposal 1: Election of Directors
Director since: 2024	Jill Sutton

Former Chief Legal Officer and General Counsel of United Natural Foods, Inc., a publicly traded food distributor from 2018 to 2021. Prior to United Natural Foods, she served as Deputy General Counsel of General Motors Company from 2015 – 2018. During her professional career, Ms. Sutton worked for Tim Hortons from 2006 to 2015, where she held various roles, including Executive Vice President and General Counsel. Prior to Tim Hortons, Ms. Sutton served as Corporate Counsel for Wendy’s Co. from 2004 – 2006. (Also a director of Potbelly Corporation and Miller Industries.)

Ms. Sutton, age 52, brings to the Board experience as an executive and director, along with extensive experience in strategic planning, corporate finance, capital raises, mergers & acquisitions, and corporate governance.

Director since: 2023	Kurt Wolf

Managing Member and Chief Investment Officer of Hestia Capital Management, a deep value hedge fund since 2009. Prior to founding Hestia Capital, Mr. Wolf’s investment experience included time as an Analyst/Senior Analyst at Relational Investors and First Q Capital, and as a co-Founding Partner at Lemhi Ventures. His prior strategy and operating experiences include serving as a co-Founder and Director of Competitive Strategy at Definity Health and as a consultant with Braxton Associates/Deloitte Consulting, Boston Consulting Group (BCG), and the Lemhi Group. (Formerly director of GameStop Corp. and Edgewater Technology, Inc.)

Mr. Wolf, age 50, brings to the Board a strong background in strategy consulting and corporate strategy, and an investor perspective.

 Report of the Audit Committee
Report of the Audit Committee
The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in November 2016. The committee represents and assists the Board in overseeing the financial reporting process, the internal financial controls to comply with policies and procedures and the integrity of the Company’s financial statements. The Audit Committee also has oversight of the information technology function and the cybersecurity, privacy and internal controls risks. The committee is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform, selecting the lead engagement partner, and for reviewing the performance of the independent accountants and the Company’s internal audit function. The Board has determined that all four of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. Three of the four members of the committee have the requisite experience to be designated as an Audit Committee financial expert as defined by the rules of the Securities and Exchange Commission (SEC).

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence.

In determining whether to recommend that stockholders ratify the selection of PwC as the Pitney Bowes independent accountants for 2024, management and the committee, as they have done in prior years, engaged in a review of PwC. In that review, the committee considers the current performance and continued independence of PwC, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any SEC actions and other legal issues as well as PCAOB inspection reports. The committee prohibits certain types of services that are otherwise permissible under SEC rules. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PwC and the other “Big Four” accounting firms; (2) cost/benefit discussion on rotating auditors; (3) the incumbent firm’s tenure; (4) an assessment of whether firms outside of the “Big Four” should be considered; and (5) a detailed analysis of the PwC fees. In addition, PwC reviews with the committee its analysis of its independence. Based on the results of the review this year, the committee concluded that PwC is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PwC, who have been independent accountants of the Company since 1934, to serve as the Pitney Bowes independent registered accounting firm for 2024. As an additional independence safeguard, PwC rotates its lead engagement partner every five years.

Based upon the review of information received and discussions as described in this report, the committee recommended to the Board that the audited financial statements be included in the 2023 Form 10-K.

By the Audit Committee of the Board of Directors,

Mr. Darrell Thomas, Chair Ms. Milena Alberti-Perez Ms. Sheila A. Stamps Ms. Jill Sutton

 Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent  Registered Public Accountants for 2024
Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2024
The Audit Committee has appointed PwC as our independent registered public accountants for Pitney Bowes for 2024. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the Annual Meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PwC as our independent registered public accountants. PwC has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PwC is expected to attend the Annual Meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
Principal Accountant Fees and Services
Aggregate fees billed for professional services rendered for the Company by PwC for the years ended December 31, 2023 and 2022, were (in millions):
	2023	2022
Audit fees	$6.8	$6.1
Audit-related fees	1.5	0.8
Tax fees	.1	0.1
All other fees	-	-
Total	$8.4	$7.0
Audit Fees: The Audit fees for the years ended December 31, 2023 and 2022 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the Company and selected subsidiaries, statutory audits, issuance of comfort letters, and consents. The increase in fees is primarily due to increases in PwC fees.
Audit-Related Fees: The Audit-Related fees are for audit fees on divestitures and carve out audits, and SOC reports among others. The increase in fees is due to certain transformation projects where PwC’s assistance was sought.
Tax Fees: The Tax fees for the years ended December 31, 2023 and 2022 were for services related to tax compliance, including the review of tax returns and claims for refunds.
The Audit Committee is responsible for fee negotiations with the independent auditor. The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PwC. Specifically the committee’s policy requires pre-approval of the use of PwC for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; procedures required to meet certain regulatory requirements; assessment of and making recommendations for improvement in internal accounting controls and selected related advisory services. The Audit Committee delegates to its Chair the authority to address requests for pre-approval services between Audit Committee meetings, if it is deemed necessary to commence the service before the next scheduled meeting of the Audit Committee. Such pre-approval decisions are discussed at the next scheduled meeting. The committee will not approve any service prohibited by regulation or for services which, in their opinion, may impair PwC’s independence. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the Company anticipates obtaining from PwC, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its Chair.

 Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent  Registered Public Accountants for 2024
Vote Required; Recommendation of the Board of Directors
Ratification of the appointment of the Pitney Bowes independent registered public accountants requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The Board unanimously recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2024.

 Proposal 3: Approval of an Amendment to the Company’s Restated Certificate of Incorporation  to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
Proposal 3: Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
We are seeking stockholder approval to amend the Company’s Restated Certificate of Incorporation to allow one or more stockholders who own at least 25% of the Common Stock and who satisfy certain procedures to require that the Company call a special meeting of the Stockholders (the “Special Meeting Right Amendment”). Stockholders do not presently have the ability to require that the Company call a special meeting of stockholders. If the Special Meeting Right Amendment is approved by the stockholders, the Company’s Restated Certificate of Incorporation will provide that the Company be required to call a special meeting of the stockholders upon the written request of one or more stockholders who:
•	own shares representing 25% or more of the voting power of the outstanding Common Stock; and
•	comply with such additional procedures as may be set forth in the By-laws, as amended from time to time.
Purpose and Effect of the Proposed Amendment
The Special Meeting Right Amendment is a result of the Board’s ongoing review of our corporate governance principles. In developing the Special Meeting Right Amendment, the Board (including all members of the Governance Committee) carefully considered the implications of amending our Restated Certificate of Incorporation to allow stockholders to request that the Company call a special meeting. As a result of this process, we announced in May 2023 that our Board would submit a proposal at the Annual Meeting to amend the Company’s Restated Certificate of Incorporation to give stockholders the right to call special meetings of stockholders.
The Board recognizes that providing stockholders the ability to require that the Company call special meetings is viewed by some stockholders as an important corporate governance practice. However, special meetings of the stockholders can cause the Company to incur substantial expenses and can be potentially disruptive to its business operations and to long-term stockholder interests. Accordingly, the Board believes that special meetings of the stockholders should be extraordinary events that should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting. The Board would continue to have the ability to call special meetings of the stockholders in other instances when, in the exercise of their fiduciary obligations, it determines appropriate.
In light of these considerations, the Board believes that it strikes an appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests to provide that stockholders who satisfy a 25% ownership threshold and comply with certain additional procedures and limitations have the ability to request that the Company call a special meeting. In determining to utilize a 25% ownership threshold, the Board considered, among other things, investor feedback, peer practices and the Company’s market capitalization.
Related Changes to the By-laws
The Special Meeting Right Amendment authorizes the By-laws to (1) define ownership for purposes of the ownership standard under the Special Meeting Right Amendment, and (2) to set forth any additional procedures and limitations applicable to stockholders’ ability to request that the Company call a special meeting. Accordingly, the Board has amended Article I, Section 2 of our By-laws, contingent upon stockholder approval and implementation of the Special Meeting Right Amendment, to address these provisions.
Ownership Provisions
The By-law amendment elaborates on the definition of “own” or “ownership” included in the Special Meeting Right Amendment by providing that a person will be deemed to “own” only those shares of outstanding Common Stock as to which the person possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic

 Proposal 3: Approval of an Amendment to the Company’s Restated Certificate of Incorporation  to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
interest in such shares (commonly referred to as a “net long” definition), which terms may be further defined in the By-laws from time to time. The Board determined to adopt a “net long” definition of ownership because it believes that only stockholders with full and continuing economic interest and voting rights in our Common Stock should be entitled to request that the Company call a special meeting. Under this definition, holding shares through a nominee and the practice of share lending generally will not be deemed to interrupt ownership of shares that otherwise are deemed to be “owned” under this standard, provided certain conditions specified in the By-laws are met. In addition, stockholders requesting a special meeting must hold the requisite number of shares as of the record date.
Information Provisions
The By-law amendment requires any special meeting request to set forth the same information regarding the business to be conducted at the meeting and regarding any director candidate to be nominated at the meeting that is required to be provided by a stockholder who proposes to introduce such business or to make director nominations at an annual meeting of stockholders. Any stockholder or beneficial owner who is requesting a special meeting (other than persons who provided a request solely in response to any form of public solicitation for such special meeting request) must provide the same information as to its ownership of the Company’s stock and its interest in the matters proposed to be voted on at the special meeting that would be required of a stockholder proposing to introduce such business or to make director nominations at an annual meeting of stockholders. Each stockholder supporting the special meeting request must provide information as to the number of shares of the Company’s stock that it owns, as well as updated ownership information at the record date and shortly before the date of the special meeting of stockholders.
Additional Provisions
The By-law amendment sets forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings. Under these provisions, a special meeting request is not valid if:
•	the proposed meeting relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law;
•
the proposed meeting relates to an item of business that is the same or substantially similar to any item of business that was presented at a meeting of stockholders occurring within 90 days preceding the earliest date of signature on the special meeting request, provided that the removal of directors and the filling of the resulting vacancies will not be considered the same or substantially similar to the election of directors at the preceding annual meeting of stockholders;

•	an otherwise valid special meeting request is submitted within the 90 days preceding the anniversary of the prior year’s annual meeting; or
•	the special meeting request does not comply with the requirements set forth in the By-laws.
Additional Information
The general description of the Special Meeting Right Amendment set forth above is qualified in its entirety by reference to the text of the Special Meeting Right Amendment, which is attached as Annex A to these proxy materials. In addition, the text of the By-law amendment, which can be further amended from time to time in the Board’s discretion, is attached as Annex B to these proxy materials.
The Special Meeting Right Amendment is binding. If the Special Meeting Right Amendment is approved, the Company intends to file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and the Special Meeting Right Amendment will become effective at the time of that filing. In addition, if the stockholders approve the Special Meeting Right Amendment and the Certificate of Amendment setting forth the Special Meeting Right Amendment is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the current provisions of the Company’s Restated Certificate of Incorporation with the Special Meeting Right Amendment (if approved) and any other previously adopted amendments to the Certificate into a single document. The Board reserves the right to abandon the Special Meeting Right Amendment at any time before it becomes effective, even if it is approved by the stockholders. If the Special Meeting Right Amendment is not approved by the requisite vote, then no Certificate of Amendment will be filed with the Secretary of State of the State of Delaware, the By-law amendment will not become effective and our stockholders will not have the ability to request that the Company call a special meeting of stockholders.

 Proposal 3: Approval of an Amendment to the Company’s Restated Certificate of Incorporation  to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the holders of at least a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the Special Meeting Right Amendment. Abstentions and broker non-votes, if any, are treated the same as votes against this proposal.
The Board unanimously recommends that stockholders vote FOR the Special Meeting Right Amendment.

 Proposal 4: Non-Binding Advisory Vote to Approve Executive Compensation
Proposal 4: Non-Binding Advisory Vote to Approve Executive Compensation
In accordance with SEC rules, stockholders are being asked to approve, on an advisory, non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement. This proposal, commonly known as a say-on-pay proposal, provides our stockholders with the opportunity to express their views on our executive compensation for our NEOs for the fiscal year ended December 31, 2023 as described in the “Compensation Discussion and Analysis” (CD&A) beginning on page 53 of this Proxy Statement, and additional details follow in section “Executive Compensation Tables and Related Narrative” beginning on page 75.
Over the course of the year, the Company and the Executive Compensation Committee (the “Committee”) have reached out to a number of stockholders to solicit their views on the Company’s executive compensation structure. For additional details regarding outreach in 2023, as well as insight into the Committee’s approach to the 2024 program, please see “2023 Stockholder Engagement on Executive Compensation” on page 56 of this Proxy Statement.
The Committee and the Board believe that the compensation program described in the CD&A establishes effective incentives for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our executive compensation program is designed to align pay and performance incentives with stockholder interests and to enable the Company to attract and retain talented executives.
As discussed in the CD&A, the Committee has structured our executive compensation program based on the following central principles:
(1)	Compensation should be tied to performance and long-term stockholder return;
(2)	Performance-based compensation should be a greater part of total compensation for more senior positions;
(3)	Compensation should reflect leadership position and scope of responsibility;
(4)	Incentive compensation should reward both short-term and long-term performance;
(5)	Compensation levels should be competitive so we can both attract and retain talent; and
(6)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.
See also “Compensation Governance Best Practices” on page 59 of this Proxy Statement for further information on the principal pay for performance and governance practices adopted by the Board of Pitney Bowes.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Pitney Bowes Inc. approve on a non-binding advisory basis the compensation of the Company’s NEOs disclosed in the CD&A, the 2023 Summary Compensation Table and the related compensation tables, notes and narratives in this Proxy Statement for the Company’s 2024 annual meeting of stockholders.
This advisory resolution, commonly referred to as a say-on-pay resolution, is non-binding on the Board. Although non-binding, our Board and the Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program. The next say-on-pay advisory vote is expected to occur at the 2025 Annual Meeting based on the recommended advisory vote on the frequency of future advisory votes on executive compensation.
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation program. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The Board unanimously recommends that stockholders vote FOR the approval of our executive compensation on an advisory basis.

 Proposal 5: Approval of an Amendment and Restatement of the Employee Stock Purchase Plan to Increase Plan Shares Reserved for Issuance
Proposal 5: Approval of an Amendment and Restatement of the Employee Stock Purchase Plan to Increase Plan Shares Reserved for Issuance
Overview
The 1996 Pitney Bowes Employee Stock Purchase Plan (as previously amended and restated in May 2003, the “ESPP”) provides eligible employees with the opportunity to purchase shares of Pitney Bowes Common Stock (“Shares”) at a discounted price. The ESPP is intended to encourage employees to become part owners of the company by the acquisition of Shares, thereby stimulating their personal and active interest in its growth and prosperity. The Board is asking stockholders to approve amending the ESPP to increase the pool of Shares reserved for issuance under the ESPP by 3,000,000 Shares. The ESPP originally authorized the issuance of 10,000,000 Shares and was approved by stockholders in 1996. There were 931,060 Shares available under the ESPP for future purchases which represents 0.52% of our outstanding Shares as of March 15, 2024. No other changes to the ESPP are being proposed.
If our stockholders approve the ESPP Proposal, the total number of Shares authorized and reserved for issuance under the ESPP will be 3,931,060 Shares (the “ESPP Share Pool”), for future purchases which represents 2.21% of our outstanding Shares as of March 15, 2024. However, if the ESPP Proposal is rejected by our stockholders, the total number of Shares authorized and reserved for issuance under the ESPP will remain at 931,060. Based on our current forecasts and estimated participation rates, if the increase is not approved, it is anticipated that the ESPP will run out of available Shares in approximately two years. In establishing the ESPP Share Pool, the Board considered the potential dilutive impact to stockholders, the projected participation rate, and equity plan guidelines established by certain proxy advisory firms.
We believe the ESPP is a crucial element in rewarding and encouraging current employees that promotes stock ownership, which aligns their interests with those of our stockholders. Without stockholder approval of the ESPP Proposal, we will be unable to provide a means by which our employees will be given an opportunity to purchase Shares, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success.
Summary of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only and is qualified in its entirety by reference to the complete text of the ESPP. Stockholders are urged to read the actual text of the ESPP in its entirety, which is attached hereto as Annex C.
Purpose of the ESPP
The ESPP is designed to encourage eligible employees to become part owners of the Company by acquiring Shares, and therefore having a direct personal interest in the Company’s success, progress, and market price of its stock, in a manner that is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.
Administration
A committee comprising members from the Board is authorized to administer the ESPP. Currently, the Executive Compensation Committee (the “Committee”) administers the ESPP. The Committee has the final power to construe and interpret the ESPP and the rights granted under it.
Shares subject to the ESPP
Subject to adjustment for certain changes in our capitalization, the ESPP originally authorized the issuance of 10,000,000 Shares. As of March 15, 2024, 931,060 Shares remained available under the ESPP for future purchases. If stockholders approve the proposed increase of 3,000,000 Shares, approximately 3,931,060 Shares would remain available for issuance under the ESPP. If any rights granted under the ESPP terminate without being exercised in full, the Shares not purchased under such rights will again become available for issuance under the ESPP.

 Proposal 5: Approval of an Amendment and Restatement of the Employee Stock Purchase Plan to Increase Plan Shares Reserved for Issuance
Offerings
The enrollment period under the ESPP for eligible employees begins in mid-November and continues until mid-December for the following ESPP calendar plan year. When an eligible employee elects to enroll, he or she is granted a right to purchase Shares on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of Shares, subject to certain limitations. At present, each offering period has two purchase dates: (i) at the end of the first six calendar months of the applicable ESPP calendar plan year (i.e., on June 30) and (ii) at the end of the applicable ESPP plan year (i.e., on December 31).
Eligibility
All U.S. and Canadian employees of the Company (and certain designated subsidiaries), other than any employee designated as a Section 16 officer, who customarily work at least 20 hours per week, and who have been employed continuously since August 1 of the year of the Offering Date (the date the offering is made to eligible employees), and whose employment is for more than five months in any one calendar year, are generally eligible to participate in the offering. However, no employee will be eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, Shares possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our subsidiary companies, including any Shares which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our Common Stock (determined based on the fair market value of the Shares at the time such rights are granted) in each calendar year during which such rights are outstanding.
As of January 1, 2024, approximately 9,000 employees were eligible to participate in the ESPP.
Participation in the ESPP; limits on employee contributions
The purchase of Shares during an offering period generally will be funded through participant payroll deductions accumulated during the offering period, in amounts ranging from 1% to 10% of a participant’s salary. In accordance with the ESPP and IRS guidelines, eligible employees are eligible to contribute a maximum of $23,750 (IRS mandated $25,000 minus the 5% discount) or purchase up to 5,000 shares.
Purchase price and limits; payroll deductions
The ESPP enables eligible employees to purchase Shares at a discounted price determined by the Committee, which will not be less than the lower of (i) 85% of the fair market value of our Shares on the first day of the offering period or (ii) 85% of the fair market value of our Shares on the purchase date. The purchase price per Share eligible employees pay will, unless determined otherwise by the Committee, be equal to the average of the high and low price of Shares on the New York Stock Exchange on the applicable purchase date, less the applicable discount (which for the most recent offering was a 5% discount).
Withdrawal; termination of employment; restrictions on transfer
Currently, participants may withdraw from a given offering by delivering a notice of withdrawal to us at any time prior to May 31 (for the first purchase period) or November 30 (for the second purchase period). Participants may elect, upon such withdrawal, to have the full amount of their accumulated but unused contributions refunded to them without interest, otherwise contributions may remain in the ESPP to fund the purchase on Shares on the next purchase date.
A participant’s rights under any offering under the ESPP will terminate immediately if the participant is no longer employed by us or any our subsidiary companies for any reason other than retirement. In such event, we will distribute to the participant (or, in the event of a participant’s death, his or her legal representative) his or her accumulated but unused contributions without interest. If any participants retire during any offering period, they may elect to either have their contributions refunded to them or keep such contributions in the ESPP and have those contributions applied to buy Shares at the offering price at the end of the then current offering period.
Rights granted under the ESPP are not transferable except by will or by the laws of descent and distribution. During a participant’s lifetime, such rights may only be exercised by the participant.

 Proposal 5: Approval of an Amendment and Restatement of the Employee Stock Purchase Plan to Increase Plan Shares Reserved for Issuance
Duration, amendment and termination
The ESPP has no fixed termination date. The ESPP may be amended, suspended or terminated at any time by the Board, and in certain circumstances, by the Committee, except that the total number of Shares that may be offered under the ESPP may not be increased without stockholder approval, other than certain equitable adjustments to reflect changes in our capitalization.
Federal income tax information
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
The ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the Shares purchased under the ESPP are sold or otherwise disposed of.
Upon a sale or other disposition of Shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the Shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the Shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:
(i)	the excess of the fair market value of the Shares at the time of such sale or disposition over the purchase price of such Shares, or
(ii)	an amount equal to the excess of the fair market value of the Shares as of the first day of the applicable offering period over the purchase price of such Shares.
Any additional gain should be treated as long-term capital gain. If the Shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our Shares, or the sale of such Shares by a participant, where such participant holds such Shares for at least the holding periods described above.
Any sale or other disposition of Shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the Shares on the date the Shares are purchased over the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the Shares were purchased by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.
Vote Required: Recommendation of the Board of Directors
Approval of the Amended and Restated 1996 Employee Stock Purchase Plan (as previously amended and restated in May 2003) requires an affirmative vote of a majority of the votes cast. Broker non-votes and abstentions are not considered votes cast and therefore will not be counted either for or against the ESPP Proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the proposal to approve the Amended and Restated 1996 Pitney Bowes Employee Stock Purchase Plan (as previously amended and restated in May 2003).

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Proposal 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
On April 8, 2024, the Board unanimously adopted and approved the Pitney Bowes Inc. 2024 Stock Plan effective May 6, 2024 subject to stockholder approval at our Annual Meeting. The complete text of the 2024 Stock Plan approved by the Board is attached as Annex D to this Proxy Statement. The 2024 Plan provides for the issuance of up to 8,400,000 shares, plus the number of shares that remain available for issuance (and not subject to outstanding awards) under the 2018 Stock Plan as of May 6, 2024.
The 2024 Plan is intended to serve as the successor to the 2018 Stock Plan. Shares remaining available for awards under the 2018 Plan on May 6, 2024, will become issuable under the 2024 Plan. Awards granted under the 2018 Plan prior to May 6, 2024 will remain in full force and effect and will remain subject to the terms of the 2018 Plan.
Please reference the “Equity Compensation Plan Information” on page 49 of this Proxy Statement for securities currently remaining available for future issuance under equity compensation plans as of 2023 fiscal year end excluding the 2024 annual grant. Additionally, details on burn rate and dilution figures are also provided starting on page 42. The following discussion is qualified in all respects by reference to Annex D.
Overview
We ask our stockholders to support this proposal given its criticality to the successful execution of our strategy which will drive the creation of shareholder value.
Feedback received from our stockholders through our outreach efforts this past year (please see “Board Responsiveness and Compensation Design Changes” starting on page 57 of this Proxy Statement for an overview of our stockholder outreach efforts) made it clear that our stockholder’s prefer the use of equity instead of cash in our long-term incentive program. The Executive Compensation Committee (the “Committee”) and Management are completely aligned with this perspective. In recent years, the long-term incentive (LTI) grant mix has included a cash component to protect against increased stockholder dilution levels, elevated burn rates, and a diminished reserve of shares available for executive compensation. The Committee and Management are committed to the use of equity in our long-term incentive program as much as possible but recognize the ongoing need for balance between equity utilization for compensation and the management of our dilution and burn rate levels, which is also of interest to our stockholders. Not only does equity more closely align the interests of our employees with our stockholders, it increases our ability to attract, retain and motivate highly skilled and experienced talent in an increasingly competitive market. This talent will enable us to continue building on the strong foundations of our shipping, mailing, logistics, and financial services businesses.
The proposed share pool under the 2024 Plan is expected to last one to two years, based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, our historical forfeiture rates, as well as the number of shares we currently have available for grant. We believe that the approval of this proposal is instrumental to our ongoing success and our ability to continue to provide increased value to you, our stockholders.
We encourage our stockholders to read the following sections which will provide important context to our request.
2024 Plan Highlights
The 2024 Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. Currently awards largely consist of Performance Stock Units (PSUs), Restricted Stock Units (RSUs), and Nonqualified Stock Options (NSOs).

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Provisions Designed to Protect Stockholder Interests
The 2024 Plan has several provisions designed to protect stockholder interests and promote effective corporate governance including:
•	Prohibition on the payment of dividends or dividend equivalents on any unvested awards until the underlying award has vested;
•	Prohibition on share recycling or “Liberal Share Counting” practices;
•	No re-pricing of stock options or SARs, including the exchange for another award or cash, without prior stockholder approval;
•	Stock options and SARs cannot be granted below 100% of fair market value;
•	Maximum term for stock options and SARs is 10 years;
•
One-year minimum vesting period for all awards (no portion of awards may vest within one year from the date of grant and pro rata vesting will not occur prior to the first anniversary from the grant date);

•	Minimum one-year performance period for performance-based awards;
•	Change-in-Control definition that requires either a 30% acquisition or a consummation of a transaction;
•	“Double-trigger” vesting provisions in connection with a Change-in-Control;
•	No “evergreen” provision to automatically increase the number of shares issuable under the 2024 Plan; and
•	Clawback policy applicable to awards under the 2024 Plan.
Determination of the Shares Available and Award Limits under the 2024 Plan
The Committee consulted Pay Governance LLC, its independent compensation advisor, in examining a number of factors, including dilution and burn rate. The Committee considered these and other factors in reaching its decision on the total number of shares to authorize under the 2024 Plan.
If the 2024 Plan is approved, a maximum of 19,002,050 shares (subject to adjustment as described below)will be available for issuance under the 2024 Plan for PSUs, RSUs, stock options, SARs, restricted stock and any other type of stock-based awards issued under the 2024 Plan, consisting of: (i) 8,400,000 shares; plus (ii) the total number of shares remaining available for awards under the 2018 Plan as of May 6, 2024 (as of March 15, 2024 available shares are approximately 10,602,050 shares). In addition to the number of shares described in the preceding sentence, any shares associated with outstanding awards under the Pitney Bowes Inc. 2007 Stock Plan, the Pitney Bowes Inc. 2013 Stock Plan and the 2018 Plan (collectively, the “Prior Plans”) as of May 6, 2024 (“Prior Plan Awards”) that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares) will also be available for issuance under the 2024 Plan (collectively, the “Plan Maximum”). No further awards will be granted under the current 2018 Plan upon approval of the 2024 Plan.
Shares delivered under the 2024 Plan will be authorized but unissued shares of Pitney Bowes Common Stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award under the 2024 Plan or the Prior Plans payable in shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made in shares, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the 2024 Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 2024 Plan. However, any shares exchanged by an employee or withheld from an employee as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award, unissued shares resulting from the settlement of SARs in stock or net settlement of a stock option, and shares repurchased on the open market with the proceeds of an option exercise will not be returned to the number of shares available for issuance under the 2024 Plan.
The Board believes that the estimated 19,002,050 shares that would be available for issuance under the 2024 Plan provides us with the ability to grant meaningful incentives for employees to increase the value of the Company for all stockholders. Based on our past experience, we believe the estimated 19,002,050 shares will provide us an opportunity to grant equity awards for approximately one to two years, due to the fungible plan design and expected LTI award mix, before we would need to seek stockholder approval of more shares. In order to determine the number of shares to be authorized under the Plan, the Committee and the Board considered the need for the shares and the potential dilution that awarding the requested shares may have on current stockholders.

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Equity Dilution
In considering the cumulative dilutive impact of the equity program, the Committee considered the dilution impact of previously issued awards. Included in the equity dilution calculation are options with exercise prices greater than the current share price. “Full Dilution” is defined as:
•	outstanding stock options, plus
•	outstanding full value awards, such as RSUs and PSUs, plus
•
the number of shares available for future grants under our 2014 Directors’ Plan and the proposed 2024 Plan. The 2014 Director Plan does not have its own share reserve, but rather shares granted from the 2014 Director Plan are being drawn from the 2018 Plan.

•	collectively divided by:
○	177,667,659 (the estimated total outstanding shares of Common Stock as of March 15, 2024) plus all shares in the numerator
After the February 2024 grant, which utilized 5,319,098 fungible shares, as of March 15, 2024 there is a balance of 10,602,050 shares available for issuance under the 2018 Plan, which will become available for grant under the 2024 Plan to the extent not granted under the 2018 Plan prior to May 6, 2024. If approved, the estimated 19,002,050 shares available under the 2024 Plan would represent approximately 10.8% of 176,365,833 common shares outstanding as of December 31, 2023. No further grants would be made under the 2018 Plan upon the approval of the 2024 Plan. Assuming the approval of the 2024 Plan as described above, the potential full dilution from all stock incentives granted and available to employees and directors would be approximately 16.61%. The full dilution under the Prior Plans as of December 31, 2023 was 15.13%. The potential straight dilution from all stock incentives granted and available to employees and directors would be approximately 15.19% as of March 15, 2024.
Equity Dilution:
	As of December 31, 2023	As of March 15, 2024
Common Shares Outstanding	176,365,833	177,667,659
Shares Available for Grant	15,950,013	10,602,050
Outstanding Options(1)(2)	9,151,645	9,151,645
Outstanding Full Value Awards	6,336,813	7,225,594
Full Dilution(3)	15.13%	13.18%
Straight Dilution(4)	17.83%	15.19%
(1)	Weighted average exercise price of $9.50 and weighted average remaining term of 4.5 years as of December 31, 2023
(2)	Weighted average exercise price of $9.50 and weighted average remaining term of 4.3 years as of March 15, 2024
(3)
Full Dilution is calculated as follows: (Shares Available for Grant + Outstanding Equity Awards) / (Shares Available for Grant + Outstanding Equity Awards + Common Shares Outstanding). Note: Including shares requested under the 2024 Plan, Full Dilution as of March 15, 2024 is 16.61%.

(4)
Straight Dilution is calculated as follows: (Shares Available for Grant + Outstanding Equity Awards) / Common Shares Outstanding. Note: Including shares requested under the 2024 Plan, Straight Dilution as of March 15, 2024 is 19.91%.

Burn Rate
The Committee also considered the burn rate with respect to the equity awards. Burn rate is total stock options granted plus total Restricted Stock Units awarded plus Performance Stock Units vested/earned all divided by weighted average common shares outstanding (basic) for the year. Our three-year average burn rate for the time period from 2021 to 2023 is approximately 2.04%. We monitor and adjust our equity use for future years to ensure our burn rate is within competitive market norms.

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
2021-2023 Equity Grants
Fiscal Year	Stock Options granted	RSUs granted	PSUs (Vested/Earned)(1)	Wtd. Avg. CSO (Common Shares Outstanding)
2021	737,842	2,100,126	287,109	173,913,957
2022		5,280,429	197,471	173,911,865
2023		2,068,825		175,639,669
(1)
Performance Stock Units (PSUs) are stock awards where the number of shares ultimately received by the employee is conditional upon the attainment of certain performance targets and Total Shareholder Return relative to peer companies. PSUs vest at the end of a three-year service period and the actual number of shares awarded may range from 0% to 200% of the target award.

Plan Terms and Conditions
2024 Plan Administration
The 2024 Plan is administered by the Executive Compensation Committee or any other committee designated by the Board to administer the 2024 Plan. The Board and the Committee have the authority to delegate their duties under the 2024 Plan to the fullest extent permitted by Delaware law. The Committee may delegate certain administrative tasks to an internal administrative employee benefits committee. Any power of the Committee may also be exercised by the Board. In the event that an action taken by the Board conflicts with action taken by the Committee, the Board’s action will control. The Committee is authorized to designate employees under the 2024 Plan, determine the number of shares and type(s) of awards granted to employees, determine the terms and conditions of awards, interpret and administer the 2024 Plan, establish, amend, suspend, rescind or reconcile rules and regulations under the 2024 Plan, and generally make any other determination and take any other action the Committee deems necessary or desirable for the administration of the 2024 Plan. The Board determines all awards made to the CEO. The Committee has delegated certain of its responsibilities under the 2024 Plan, including the authority to make awards to employees below the executive officer level, to the chief executive officer as consistent with Delaware law.
Eligibility and Participation
Approximately 10,500 employees of the Company and its affiliates are eligible to participate in the 2024 Plan and approximately 425 employees (including the executive officers of the Company) currently receive long-term incentive awards in a given year. These numbers may vary from year to year. From time to time, the Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.
Types of 2024 Plan Awards
The 2024 Plan, like our prior equity plans, provides for a variety of equity instruments to preserve flexibility. The types of awards that may be issued under the 2024 Plan are described below. Since 2015, the Company has utilized PSUs, RSUs and NSOs in granting equity awards under its long-term incentive program.
The 2024 Plan includes a one-year minimum vesting period for all awards.
Performance Stock Units
PSUs provide the employee the right to receive Pitney Bowes Common Stock at the conclusion of a specified performance period (generally three years) based upon certain pre-established performance criteria. Based on how the Company performs against the pre-established financial criteria, the award can pay out in Common Stock anywhere between zero to two times the PSUs awarded. Target payout is one common share per PSU awarded. Dividend equivalent rights are payments equivalent to dividends declared on the Common Stock before a stock unit vests and is converted into Common Stock. Although it has not been the Company’s past practice to grant dividend equivalents, PSUs may be granted together with related dividend equivalent rights. If granted, dividend equivalents are prohibited from being paid until the underlying award has vested.

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Restricted Stock and Restricted Stock Units
A restricted stock award represents shares of Pitney Bowes Common Stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. A RSU provides the employee the right to receive a payment in Common Stock or cash based on the value of a share of Pitney Bowes Common Stock. Both restricted stock and RSUs may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Generally, we issue performance-based, time-vested restricted stock and RSU awards which vest pro-rata over a period of approximately three years (pro-rata vesting will not occur prior to the first year anniversary from the grant date). Vesting requirements may be based on the continued service of the employee for specified time periods and/or on the attainment of specified business performance goals established by the Committee. Restricted stock will pay dividends earned only after the restricted stock vests. Although it has not been the Company’s past practice to grant dividend equivalents, RSUs may be granted together with related dividend equivalent rights. If granted, dividend equivalents are prohibited from being paid until the underlying award has been vested.
Stock Options
Stock options granted under the 2024 Plan may be either Nonqualified Stock Options (NSOs) or Incentive Stock Options (ISOs) under Section 422 of the Internal Revenue Code of 1986, as amended (Code). Stock options entitle the employee to purchase a share of Pitney Bowes Common Stock at an exercise price specified in the Award Agreement (including through net settlement or a cashless exercise through a broker facility, to the extent permitted by the Committee). The exercise price of any stock option granted, other than substitute awards or tandem SARs, may not be less than 100% of the fair market value of a share of Pitney Bowes Common Stock on the date of grant. The 2024 Plan defines the fair market value as the closing price of Pitney Bowes Common Stock on the date of grant as reported by the New York Stock Exchange. The option exercise price is payable in cash, shares of Pitney Bowes Common Stock, through a broker-assisted cashless exercise through share withholding or as otherwise permitted by the Committee.
The Committee determines the terms of each stock option grant at the time of the grant. Generally, all options have a ten-year term from the date of the grant. The Committee specifies, at the time each option is granted, the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the employees for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Generally, vesting of stock options occurs pro-rata over a three-year period (pro-rata vesting will not occur prior to the first year anniversary from the grant date). Under certain circumstances, the Committee may accelerate the vesting of options.
With certain exceptions, a vested stock option expires three months after termination of employment.
Stock Appreciation Rights
SARs entitle the employee, upon settlement, to receive a payment based on the excess of the fair market value of a share of Pitney Bowes Common Stock on the date of settlement over the base price of the right, multiplied by the applicable number of SARs of Pitney Bowes Common Stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Pitney Bowes Common Stock on the date of grant. The Committee will determine the vesting requirements, form of payment and other terms of a SAR, including the effect of termination of service of an employee. Vesting may be based on the continued service of the employee for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of SARs. Generally, all SARs have a ten-year term from the date of the grant. SARs may be payable in cash or in shares of Pitney Bowes Common Stock or in a combination of both.
The Company does not currently have any SARs outstanding.
Other Stock Based Awards
The Committee may grant employees such other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Pitney Bowes Common Stock (including without limitation securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the 2024 Plan.

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Performance-Based Awards
Subject to the other terms of the 2024 Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any award, in whole or in part, upon the achievement of performance criteria during one or more specified performance periods. The performance criteria may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee.
Performance criteria may include any one or more of the following either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division or department: (i) achievement of cost control, (ii) earnings before interest and taxes (EBIT), (iii) earnings before interest, taxes, depreciation and amortization (EBITDA), (iv) earnings per share, (v) economic value added, (vi) free cash flow, (vii) gross profit, (viii) growth of book or market value of capital stock, (ix) income from continuing operations, (x) net income, (xi) operating income, (xii) operating profit, (xiii) organic revenue growth, (xiv) return on investment (including return on invested capital), (xv) return on operating assets, (xvi) return on stockholder equity, (xvii) revenue, (xviii) revenue growth (xix) stock price, (xx) total earnings, (xxi) total stockholder return, or (xxii) any other performance criteria established by the Committee.
The Committee will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, and items of income, or expense determined to be extraordinary or unusual in nature, including, but not limited to the disposal of a segment or business, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs and accruals of any amounts for payment under the 2024 Plan or any other compensation arrangement maintained by the Company.
Forfeiture of Awards (Clawback)
The 2024 Plan provides that the Committee may require forfeiture of awards or recoupment of awards already paid in the event that 1) an employee engages in gross misconduct (as defined in the 2024 Plan), 2) an employee violates the terms of the Proprietary Interest Protection Agreement (a non-compete, non-solicitation and confidentiality agreement) or similar agreement, or 3) in the case of executive officers, the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under federal securities laws, regardless of fault and consistent with the terms of our Compensation Recoupment Policy as described in more detail in the “Clawback Policy” section on page 73 of this Proxy Statement.
Effect of Change of Control
Upon termination of employment which is on account of and within two years of a Change of Control (as defined in the 2024 Plan): (1) unvested RSUs vest and are immediately converted into Common Stock, (2) unvested PSUs vest at the target performance level and are immediately converted into Common Stock and (3) unvested NSOs vest and become fully exercisable for the remainder of the option term. If there is no termination of employment following a Change of Control: (1) unvested RSUs vest but are not converted into Common Stock until the earlier of Termination of Employment (as defined in the 2024 Plan) or the normal vesting dates of the award, (2) unvested PSUs will vest at target but will not be converted into Common Stock until the earlier of Termination of Employment or the conclusion of the three-year performance period, and (3) NSOs shall vest on the Change of Control and become fully exercisable on the earlier of Termination of Employment or the normal award vesting date and remain exercisable for the balance of the option term. If the acquiring Company does not assume the 2024 Plan or any of its outstanding equity awards, RSUs and NSOs will vest upon the Change of Control, and in the case of PSUs will vest as if target performance for the entire performance period had been achieved, be valued at the Common Stock price as of the Change of Control and converted into cash payable upon the earlier of termination from employment or the normal award vesting date. Holders of vested RSUs and PSUs will be entitled to dividends payable upon the earlier of termination from employment or the normal award vesting date.

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Limited Transferability
All RSUs, PSUs, NSOs and other stock-based awards granted under the 2024 Plan are non-transferable except upon death, either by the employee’s will or the laws of descent and distribution or through a beneficiary designation, or as otherwise provided by the Committee.
Adjustments for Corporate Changes
In the event of recapitalizations, reclassifications or other specified events affecting the Company or the outstanding shares of Pitney Bowes Common Stock, equitable adjustments will be made to the number and kind of shares of Pitney Bowes Common Stock available for grant, as well as to other maximum limitations under the 2024 Plan, and the number and kind of shares of Pitney Bowes Common Stock or other rights and prices of outstanding awards.
Plan Term, Amendment and Termination
The 2024 Plan will have a term expiring on May 6, 2034, unless terminated earlier by the Board. Unless prohibited by applicable law or otherwise expressly provided in an award agreement or in the 2024 Plan, the Board may at any time and from time to time and in any respect amend, alter, suspend, discontinue or terminate the 2024 Plan. The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its sole discretion for compliance purposes, including the listing requirements of the New York Stock Exchange or another exchange or securities market or for any other purpose. No amendment or modification of the 2024 Plan will adversely affect any outstanding award without the consent of the employee or the permitted transferee of the award. Any amendment to the 2024 Plan that would (a) increase the total number of shares available for awards; (b) reduce the price at which NSOs/SARs may be granted below the exercise price; (c) reduce the exercise price of outstanding NSOs/SARs; (d) extend the term of the 2024 Plan; (e) change the class of persons eligible to be employees; or (f) otherwise amend the 2024 Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements would require stockholder approval.
Plan Benefits
Because benefits under the 2024 Plan will depend on the Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of common shares at various future dates, it is not possible to determine the future benefits that will be received by executive officers and other employees if the 2024 Plan is approved by the stockholders.
As of March 15, 2024 (the Record Date) the closing price of our Common Stock was $4.11 per share.
U.S. Federal Income Tax Consequences
The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participating employees in connection with the 2024 Plan under applicable provisions of the Internal Revenue Code (Code) and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.
Federal Income Tax Consequences to the Company
Generally, to the extent that a recipient recognizes ordinary income, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and, together with other compensation paid certain “covered employees,” is below the $1,000,000 deduction limitation imposed by IRC Section 162(m). Generally, a “covered employee” is an executive who is or was a NEO beginning with the NEOs listed in the 2018 proxy statement and thereafter. Compensation paid to a covered employee whether performance-based or not, will not

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
be deductible to the extent such amounts exceed $1 million in any one year, unless grandfathered under the Tax Cut and Jobs Act of 2017 (the Tax Act).
Section 409A
Code Section 409A may apply to awards under the 2024 Plan that are deemed to be deferred compensation. If the requirements of Section 409A are not met, the recipient may be required to include deferred compensation in taxable income and additional taxes and interest may be assessed on such amounts. To the extent Section 409A is applicable to an award made under the 2024 Plan, it is the Company’s intent to have such award comply with the rules promulgated under Section 409A.
Tax Withholding
To the extent required by applicable federal, state, local or foreign law, an employee will be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the award.
Taxation of the Various 2024 Plan Awards
Performance Stock Units and Restricted Stock Units. Employees granted RSUs and PSUs do not recognize income at the time of the grant. Rather they recognize ordinary income, and subject to IRC Section 162(m), the Company receives a corresponding tax deduction, in an amount equal to the fair market value of the units when the award vests and is converted into Common Stock or paid in cash. Certain employees who receive PSUs or RSUs may defer the conversion of the PSUs or RSUs beyond the award vesting date.
Non-qualified Stock Options. An employee will not recognize income and the Company will not be entitled to a deduction upon receipt of a NSO award. Ordinary income will be realized by the employee, and subject to IRC Section 162(m), a tax deduction will be recognized by the Company at the time the Non-qualified Stock Option is exercised and the shares are transferred to the employee. The amount of such taxable income and deduction upon the exercise of an Option, is the difference between the exercise or option price and the fair market value of the shares on the date of exercise.
Incentive Stock Options. ISOs will not result in taxable income to the employee, nor a taxable deduction for the Company. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the employee to the alternative minimum tax. If the employee holds the ISO shares for two years from the date the option was granted and for one year after the shares were transferred to him upon the exercise of the option, the employee will recognize long-term capital gain on the portion of the gain on the sale of the shares equal to the difference between the sales price and the option exercise price and the Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. If the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying disposition, and the difference between the grant price and the exercise price will be taxed as ordinary income. The balance of the gain will be treated as long-or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying disposition is made. Subject to IRC Section 162(m), the Company will be entitled to a deduction equal to the ordinary income recognized by the employee.
With respect to both NSOs and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.
Stock Appreciation Rights. An employee will recognize taxable income upon the exercise of a SAR in the amount of the aggregate cash received. In either case, subject to IRC Section 162(m) the Company will be entitled to an income tax deduction in the amount of such income recognized by the employee.
Restricted Stock. Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired and the stock vests. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
on transfer are removed or have expired. Subject to IRC Section 162(m), the Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee realizes. An employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time the award is received if the employee makes an election no later than 30 days after an employee receives the restricted stock. If a timely election is made, the employee will not recognize any additional income when the restrictions on the shares lapse. If the employee forfeits the shares to the Company, the employee may not claim a deduction with respect to the income recognized as a result of the election.
Generally, when an employee disposes of shares acquired under the 2024 Plan, the difference between the sales price and his or her basis in such shares will be treated as long-term or short-term capital gain or loss depending upon the holding period for the shares.
Registration with the SEC
If the Pitney Bowes Inc. 2024 Stock Plan is approved by stockholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of Pitney Bowes Common Stock to be registered pursuant to the Pitney Bowes Inc. 2024 Stock Plan, as soon as reasonably practicable following stockholder approval.
Tax Treatment of Awards to Employees Outside the United States
The grant and exercise of options and awards under the 2024 Plan to employees outside the United States may be taxed on a different basis.
Vote Required; Recommendation of the Board of Directors
Approval of the Pitney Bowes Inc. 2024 Stock Plan requires the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions are not considered votes cast and therefore will not be counted either for or against this proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. 2024 Stock Plan.

 PROPOSAL 6: Approval of the Pitney Bowes Inc. 2024 Stock Plan
Equity Compensation Plan Information
The following table provides information as of December 31, 2023 regarding the number of shares of Common Stock that may be issued under our equity compensation plans.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	15,488,458	$9.50	15,950,013
Equity compensation plans not approved by security holders	—	—	—
Total	15,488,458(1)	$9.50	15,950,013(2)
(1)
Includes 9,151,645 shares issuable pursuant to outstanding stock options. It also includes 5,525,193 shares issuable pursuant to outstanding RSUs, and 811,620 shares issuable pursuant to outstanding PSUs.

(2)	These securities are available in our reserve for awards made under the Amended and Restated 2018 Stock Plan.

 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
Report of the Executive Compensation Committee
The Executive Compensation Committee (Committee) of the Board (1) has reviewed and discussed with management the section beginning on page 53 entitled “Compensation Discussion and Analysis” (CD&A) and (2) based on that review and discussion, the Committee has recommended to the Board that the CD&A be included in the 2023 Form 10-K and this Proxy Statement.

By the Executive Compensation Committee of the Board of Directors,

Ms. Sheila Stamps, Chair
Mr. Steven Brill
Ms. Katie May
Ms. Jill Sutton
Mr. Kurt Wolf

 2023 Named Executive Officers (NEOs)
2023 Named Executive Officers (NEOs)
The Company had six named executive officers (NEOs) for its fiscal year ended December 31, 2023. Biographical and professional information on each of our NEOs can be found below.
Jason Dies Age: 54 Pitney Bowes Tenure: 8 Years Education: Cornell University; MA, University of Pennsylvania
Interim Chief Executive Officer since October 2, 2023

Mr. Dies most recently served as Executive Vice President and Group President. In that role, Mr. Dies was responsible for managing the Sending Technology Solutions (SendTech) and Presort Services business units as well as the functional groups of Human Resources, Information Technologies, Marketing and Communications. He previously served as President of SendTech, creating client value through a modernized product portfolio and new digital capabilities.

Ana Chadwick Age: 52 Pitney Bowes Tenure: 2 Years Education: The American University
Executive Vice President and Chief Financial Officer since 2021 through March 18, 2024

Ms. Chadwick is responsible for the financial operations of the Company on a global basis, which includes the treasury, audit, investor relations, and tax functions.

Effective March 19, 2024, John Witek, Vice President, Global Business Services was appointed to the role of Interim Chief Financial Officer following the resignation of Ms. Chadwick, who has agreed to remain at the Company to assist in the transition of her duties until April 21, 2024.

Gregg Zegras Age: 56 Pitney Bowes Tenure: 10 Years Education: SUNY Geneseo
Executive Vice President and President, Global Ecommerce since 2020

Mr. Zegras leads the Company’s ecommerce fulfillment, delivery and returns services globally. Mr. Zegras has served in several leadership positions, most recently as Chief Commercial Officer, where he led product management, pre-sales, sales, client success, and customer care for the Global Ecommerce business segment.

Daniel J. Goldstein Age: 62 Pitney Bowes Tenure: 22 Years Education: University of Pennsylvania; Wharton School of Business; JD, Harvard Law School
Executive Vice President and Chief Legal Officer since 2010 through March 31, 2024

Corporate Secretary since 2016

Mr. Goldstein is responsible for a wide range of corporate functions including legal, intellectual property, governance, ethics, compliance, government and regulatory affairs, environment, and health & safety.

Mr. Goldstein retired from Pitney Bowes effective March 31, 2024. Effective April 2, 2024, Lauren Freeman-Bosworth was appointed to the role of Executive Vice President, General Counsel and Corporate Secretary.

 2023 Named Executive Officers (NEOs)
James Fairweather Age: 52 Pitney Bowes Tenure: 24 Years Education: Rensselaer Polytechnic Institute PhD, Rensselaer Polytechnic Institute
Executive Vice President since 2021

Chief Innovation Officer since 2019

Mr. Fairweather is responsible for and leads our innovation strategy. He was named Senior Vice President and Chief Innovation Officer in May 2019, and prior to that was Senior Vice President and Chief Technology Officer for Pitney Bowes Commerce Services, where he led the technology and cloud strategy for the Commerce Services business unit.

Marc B. Lautenbach Age: 62 Pitney Bowes Tenure: 10 Years Education: Denison University; MBA, Kellogg Graduate School of Management at Northwestern University
Former President and CEO 2012 – 2023

Mr. Lautenbach joined Pitney Bowes Inc. as President and CEO in December 2012 and remained in this role until replaced by Jason Dies, our current Interim CEO effective October 2, 2023.

 Compensation Discussion and Analysis
Compensation Discussion and Analysis
The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.
Some of the amounts in the CD&A portion of this Proxy Statement are shown on a non-GAAP basis. For a reconciliation and additional detail on the calculation of the financial results reported in this Proxy Statement, including those described below, please refer to “Non-GAAP Measures” on page 95 of this Proxy Statement.
Overview
Given substantial changes to the composition of the Board, the Executive Compensation Committee (Committee), and the Company’s leadership during 2023 (refer to “Overview of 2023 Compensation Components” on page 60 of this Proxy Statement for a detailed discussion of these changes), the CD&A portion of this Proxy Statement has been written to not only summarize the compensation program and decisions made in 2023, but also to provide our stockholders with insight into the Committee’s planning on the 2024 compensation program. Over the course of 2023, members of the Committee engaged with stockholders to better understand sentiment on the executive compensation program, particularly in light of the say-on-pay ballot item at the 2023 Annual Meeting, which received approximately 46.5% of support from stockholders. These stockholder engagement conversations have helped to inform the Committee’s decisions regarding our executive compensation program going forward.
Within the CD&A, you will find information regarding:
•	2023 Company highlights.
•	The transition and compensation of our Interim Chief Executive Officer (Interim CEO) and former CEO.
•	Stockholder outreach efforts and implications on the 2024 compensation plan design.
•	Our executive compensation program structure including our compensation philosophy.
•	Components of our 2023 compensation program and tables related to decisions made by the Committee and the independent Board members throughout the year.
2023 Company Highlights
Overview of 2023
Pitney Bowes continued to build on the strong foundations of its shipping, mailing, logistics and financial services businesses in a year of considerable change. In 2023, the Company underwent a significant Board refresh. In October, the Board appointed Jason Dies as Interim CEO, replacing long-tenured CEO Marc Lautenbach. The Company announced a cost restructuring plan early in 2023 and, under Interim CEO Dies, further expanded the plan to improve profitability. The Pitney Bowes team ended the year demonstrating a commitment to improving performance and streamlining the organization.
The Company’s continual advancements in innovation and automation have helped drive client value. In 2023, the Company saw improved client satisfaction across each business and employee engagement scores remained comparable to high performance companies as it had in prior years.
In 2023, the Company was recognized externally around the globe by several organizations. A few of the noteworthy callouts include:
•	Human Rights Campaign Foundation’s Equality 100
•	International Design Award (Gold) for the PitneyShip™ Cube
•	America’s Best Large Employers for 2023 by Forbes
•	Top 50 Best Workplaces in Asia™ 2023
•	Newsweek’s Greatest Workplaces for Diversity

 Compensation Discussion and Analysis
Full Year 2023 Financial Highlights
•	Revenue was $3.3 billion, a decrease of 8 percent on a reported basis and 3 percent on a comparable basis versus 2022(1)
•	GAAP EPS was a loss of $2.20 and Adjusted EPS was $0.04
•	GAAP EPS includes a loss of $1.91 for non-cash goodwill impairment charges related to the Global Ecommerce segment and $0.26 for restructuring charges
•	GAAP cash from operating activities was $79 million and Free Cash Flow was $22 million
•	Total debt reduced by $59 million and refinanced our 2024 notes
2023 CEO Transition and Compensation
On September 29, 2023, the Board decided Mr. Lautenbach would end his tenure as President and Chief Executive Officer of Pitney Bowes, effective October 2, 2023. At the same time, Mr. Lautenbach also resigned as a member of the Board. The Board simultaneously appointed Jason Dies, Executive Vice President and Group Executive, to the position of Interim Chief Executive Officer. Following is a summary of the compensation actions taken in connection with the CEO transition.
Mr. Dies
In connection with his Interim CEO appointment, the Company and Mr. Dies entered into a letter agreement, dated as of September 29, 2023 (the “Dies Letter Agreement”), which provides that, in order to compensate Mr. Dies for his increased responsibilities, he will receive a monthly cash stipend of $60,000, prorated for any partial months of service as Interim CEO, which in conjunction with other compensation Mr. Dies was eligible to receive from the Company at the time, was intended to provide competitive cash compensation comparable to a newly promoted CEO. The Dies Letter Agreement also provides for the grant of an additional long-term incentive (LTI) award of RSUs to Mr. Dies with a grant value of $200,000, subject to the same vesting conditions as the RSUs previously granted to Mr. Dies in February 2023. Further, pursuant to the Dies Letter Agreement, his 2024 LTI target will also be increased by the same amount, resulting in a 2024 target long-term incentive award opportunity of $1,800,000. Refer to the Company’s Form 8-K filed with the SEC on October 2, 2023 for a copy of the complete Dies Letter Agreement.
Update for 2024
On April 8, 2024, the Company and Mr. Dies came to an agreement regarding additional terms and conditions of his continued employment as Interim CEO (the “Retention Arrangement”), which supplements the terms of the Dies Letter Agreement.

Pursuant to the Retention Arrangement, Mr. Dies will remain as the Company’s Interim CEO until the date that the Board duly appoints a permanent CEO, and he will continue to receive the following compensation, which remains unchanged from the Dies Letter Agreement: (i) an annual base salary of $875,000; (ii) a monthly cash stipend of $60,000; (iii) a target annual bonus opportunity equal to 80% of base salary; and (iv) continued eligibility to receive LTI awards.

In addition, pursuant to the Retention Arrangement, Mr. Dies will also receive a one-time cash payment equal to $600,000, payable on the five-month anniversary of April 8, 2024, subject to his continued employment through such date. However, if Mr. Dies is terminated for any reason other than for Cause, or if he resigns with Good Reason (each as defined in the Retention Arrangement), he will become entitled to receive such payment as of the termination date. Further, on July 1, 2024, subject to his continued employment through such date, Mr. Dies will be deemed to have satisfied the “early retirement” requirements under the Company’s applicable benefit and compensation plans one year earlier than otherwise provided.

The Retention Arrangement also provides that, in the event Mr. Dies’ employment is terminated by the Company without Cause or by him for Good Reason, he will be entitled to receive the severance payments under the Company’s Severance Pay Plan and the Company’s Senior Executive Severance Policy, as applicable, subject to his execution and non-revocation of a general release of claims. Upon any such termination, Mr. Dies will be provided (without duplication of any payment type) with the following severance benefits: (i) the sum of (x) 1.5 times his annual base salary (which will not include his monthly cash stipend), plus (y) 1.5 times his target annual bonus for the year in which such termination occurs, payable in a single lump-sum; (ii) payment of his pro rata annual bonus for the year of termination, based on actual performance; (iii) 18 months of COBRA coverage at active employee rates; and (iv) other customary termination benefits provided to Company executives.

[1]
Comparable basis adjusts for: 1) the impact of foreign currency; 2) the impact of the divestiture of the Borderfree business effective July 1, 2022 and 3) a revenue presentation change for our digital services that was implemented in the fourth quarter of 2022. The change in revenue presentation of digital services impacts both our Global Ecommerce and SendTech Solutions segments. It does not impact gross profit.

 Compensation Discussion and Analysis
Mr. Lautenbach
In connection with his involuntary separation, Mr. Lautenbach and the Company entered into a Separation Agreement and General Release providing for the severance payments and benefits available under the Company’s Severance Pay Plan, determined in accordance with the Company’s general practices for determining severance pay, as well as benefits Mr. Lautenbach is entitled to upon retirement. Mr. Lautenbach received a cash severance payment in an amount equal to the sum of 78 weeks of both base salary plus his target annual incentive amount, payable in installments over the 78-week severance period. He also received a prorated annual incentive for 2023 based on actual achievement of performance-based targets which was payable at the time the 2023 annual incentive awards were paid to employees. Mr. Lautenbach was retirement eligible (since June 2021) at the time of his departure. The table below details the treatment of Mr. Lautenbach’s unvested LTI awards under the pre-existing terms of our equity plan and applicable grant agreements. Refer to Form 8-K filed October 2, 2023 for a copy of the complete Separation Agreement and General Release.
Treatment of Mr. Lautenbach’s Unvested LTI
LTI Grant Detail	Unvested Quantity (Units/Options)	Treatment at Termination
Non-Qualified Stock Options (NSOs) granted 2021	101,293	Vested at separation.
RSUs granted 2021	52,988	Vested at separation.
CIUs granted 2021	4,230,000
Will continue vesting and be paid based on the actual multiplier determined by achievement of predefined objectives at the end of the three-year performance period.
Note: The 2021 CIUs vested in February of 2024 at a value of $2,622,600.

CIUs granted 2022	4,230,000	Will continue vesting and be paid based on the actual multiplier determined by achievement of predefined objectives at the end of the three-year performance period.
RSUs granted 2023	643,836	Forfeited as not outstanding at least one year.
CIUs granted 2023	4,230,000	Forfeited as not outstanding at least one year.

 Compensation Discussion and Analysis
2023 Stockholder Engagement on Executive Compensation
It is our normal practice to contact many of our stockholders in the spring and fall of each year to seek their views on various governance topics and executive compensation matters.
At the Company’s annual meeting of stockholders in 2023, votes received in favor of our say-on-pay proposal were below our expectations. Although there were no substantive changes in our 2022 executive compensation program, our advisory stockholder vote on executive compensation received less than majority support from our voting stockholders, with 46.5% of votes cast in favor. In comparison, in the prior year, our advisory say-on-pay proposal received support from 90.3% of the votes cast. In response to the 2023 say-on-pay vote, in addition to stockholder outreach initiatives, the Committee and management engaged in a comprehensive review of our executive compensation program.
We reached out to our top 50 investors, whose stockholdings collectively represented approximately 68% of the outstanding Company shares, to provide an opportunity to share their views or ask questions concerning the matters covered in the Proxy Statement, including those relating to executive compensation and corporate governance. We held meetings with nine stockholders collectively representing approximately 37% of our outstanding stock as of October 2023. Six of the nine meetings were attended by independent directors. The remainder of our stockholders contacted either confirmed they had no concerns, or declined or did not respond to our request for a discussion.
Insights from the stockholders who attended an outreach session will continue to inform the Committee’s decision process with respect to the design and disclosure of its executive compensation programs in 2024.

 Compensation Discussion and Analysis
Board Responsiveness and Compensation Design Changes
Below is a summary of the feedback we received from our stockholders after our 2022 and 2023 engagement conversations and the Committee’s response, which includes changes made to our executive compensation program design for 2023 and 2024. In addition to the constructive stockholder feedback summarized below, multiple stockholders expressed support for our compensation design and plans. Specifically, they recognized that the 2023 say-on-pay vote may have been impacted by the proxy contest ongoing at the same time.
What we heard from stockholders:	Previous Plan Features	Committee Responsiveness: New Plan Features and Changes
Recommendation to shift from cash to equity for long-term incentives
LTI mix in 2023 was 60% cash-based and 40% equity-based. The shift to cash in recent years was due to a shortage of shares available for compensation and the impact granting equity has on stockholder dilution and our burn rate.

The 2024 LTI mix for executive officers will shift from 60% cash-based to 100% equity-based as the Committee continues to balance the impact on stockholder dilution and our burn rate. The temporary shift of the LTI mix towards cash in recent years has reduced our burn rate and dilution levels sufficiently to allow this shift back to equity.

Eliminate the duplication of measures in the short- and long-term plans	The annual incentive included three financial measures, and both the annual and long-term incentives included Adjusted FCF.
Beginning in 2024, to simplify the plan and continue to drive desired strategic outcomes, we will reduce the number of financial measures used to determine annual incentives to two. Neither measure will be used in the long-term plan, thereby eliminating the duplication of financial measures across plans.

Review peer group to ensure companies are aligned with Pitney Bowes	Current peer group includes companies with significantly higher market capitalization.
Effective 2024, the peer group was changed to eliminate companies with outsized market capitalizations; refer to discussion in “Peer Group for Assessing Compensation of NEOs” starting on page 71 related to peer group changes.

The RSU performance threshold has a one-year performance period allowing for three years of vesting	Performance-based RSUs vest pro-rata over three years after an initial one-year performance period.	In 2024, for executive officers a majority of the LTI grant will consist of Performance Stock Units based 100% on financial measures with a 3-year Total Shareholder Return (“TSR”) modifier.
We consider the insights we receive from this feedback and the results of our annual advisory say-on-pay proposal to be a critical component to the Committee’s design and oversight of the Company’s executive compensation programs. We continually evaluate opportunities to enhance our compensation programs to attract top talent and provide further alignment with the interests of our stockholders.

 Compensation Discussion and Analysis
Executive Compensation Program Structure
Compensation Philosophy
Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain, and motivate our leaders. We structure our executive compensation program to link executive compensation to the performance of the Company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should receive a greater percentage of their compensation in the form of performance-based compensation. Compensation for our NEOs varies from year to year, primarily based on the achievement of enterprise-wide objectives and individual performance. We emphasize enterprise-wide performance to break down internal barriers that can arise in organizations that emphasize individual business unit performance. We believe our compensation structure aligns individual pay with Company performance and shareholder value creation, while encouraging individuals to drive strategic outcomes for the Company alongside calculated risk-taking.
Below is an overview of key aspects of our pay philosophy.
Overall Objectives	•	Compensation levels should be competitive so we can both attract and retain talent;
	•	Compensation should reflect leadership position and scope of responsibility;
	•	Executive compensation should be linked to the performance of the Company as a whole; and
	•	Compensation should motivate our executives to deliver our short and long-term business objectives and strategy.
Pay Mix Principles	•	Compensation should be tied to short-term performance and creation of long-term stockholder value and return;
	•	Performance-based compensation should be a significant portion of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results; and
	•	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with stockholders
Pay for Performance	•	Incentive compensation should reward both short-term and long-term performance;
	•	A significant portion of our compensation should be variable based on performance; and
	•	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance.

 Compensation Discussion and Analysis
Compensation Governance Best Practices
We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong governance pay practices. The following lists the principal pay for performance and governance practices adopted by the Board of Pitney Bowes.
100% of annual incentive opportunity tied to pre-established quantitative metrics	No individual supplemental executive retirement plans

100% of long-term incentive opportunity tied to pre-established financial metrics, growth in our share price, and relative Total Shareholder Return	No crediting extra years of service in our benefit plans, including our pension plans

Double trigger vesting in our Change of Control provisions	No tax gross-up on Change of Control payments

Significant stock ownership requirements for senior executives and directors	No hedging, pledging, or short-term speculative trading of Company stock

Market comparison of executive compensation against a peer group and survey data	No employment agreements with our executive officers

Independent compensation consultant performing no other services for the Company	No stock option repricing, reloads, or exchanges

Clawback provisions that permit the Company to recover incentive-based compensation from senior executives for gross misconduct and require recovery in the event of a financial restatement consistent with SEC requirements
No transferability of restricted securities

Annual stockholder advisory vote on executive compensation	No dividends on unvested stock awards

Semi-annual stockholder outreach with an available line of direct communication with the Board	No material executive perquisites

One-year minimum vesting period for all long-term incentive compensation awards, with accelerated vesting for certain qualifying termination events.

One-year minimum post-vesting retention period for all equity-based long-term incentive awards for executive officers

Executive stock ownership policy that aligns executives’ and directors’ interests with those of our stockholders

 Compensation Discussion and Analysis
Overview of 2023 Compensation Components
The Committee finalized the pay structure for 2023 prior to the annual meeting of stockholders in May 2023, after which the composition of both the Board and the Committee materially changed. Since the reconstitution of the Board, the Committee has taken the opportunity to reflect on prior pay structures and engage stockholders to consider points of feedback to amend the pay plans going forward.
The Committee, comprised of only independent directors, makes all compensation decisions regarding executive officers, including the Company’s NEOs, other than the CEO. The independent Board members, based on recommendations by the Committee, determine compensation actions impacting the CEO. The Committee considers recommendations from the CEO regarding the compensation of other NEOs. No member of the management team, including the CEO, has a role in determining his or her own compensation.
The following table outlines the 2023 components of direct compensation for our NEOs and how they align with our compensation principles.
		Pay Element	Key Characteristics		What it Rewards
Fixed	Short-Term	Base Salary	•	Fixed cash compensation	•	Performance of daily job duties
			•	Increases driven by an executive’s individual performance and/or competitiveness to the market	•	Highly developed skills and abilities critical to the success of the Company
Variable		Annual Incentive	•	Performance-based cash compensation primarily measured on achievement of enterprise-wide metrics	•	Achievement of pre-determined short-term objectives established generally shortly following the finalization of the Company’s budget for each year
			•	Individual performance may be considered in establishing an executive’s annual incentive opportunity
	Long-Term Incentives	Cash Incentive Units	•	Performance-based cash compensation measured on enterprise-wide metrics	•	Achievement of pre-determined financial objectives established generally shortly following the finalization of the Company’s budget for each year within the three-year cycle for awards
			•	Modified by our TSR relative to the S&P 1000 Index
		Performance-Based RSUs	•	Performance-based equity compensation measured on a threshold financial target	•	Achievement of a pre-determined performance objective established at time of grant
					•	An increase in Company stock value
The Company divides performance-based compensation into annual and three-year performance components to incentivize management to strike an appropriate balance between the short and long-term performance of the Company. The 2023 annual and long-term incentive plans reflect this balance and worked as designed to reflect the Company’s performance.
We also provide other benefits for our NEOs. For additional information, please see “Other Indirect Compensation” on page 68 of this Proxy Statement.

 Compensation Discussion and Analysis
2023 Compensation
We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong pay governance practices. The following chart illustrates that 74% of the Interim CEO’s pay is performance based. Likewise, the average pay of our NEOs (other than the Interim and former CEO) is 74% performance based.

The table below shows the annual base salaries, target annual incentive opportunity, and target long-term incentive opportunity as of December 31, 2023, for our NEOs as set by the Committee, which were determined based on the scope of their responsibilities, their leadership skills and values, and their performance and length of service.
2023 NEO(1)	Annual Base Salary ($)	Target Annual Incentive ($)	Target Long-Term Incentive ($)
Jason Dies	875,000	700,000	1,800,000
Ana Chadwick	610,018	488,014	1,250,000
Gregg Zegras	856,000	684,800	1,250,000
Daniel J. Goldstein	608,268	486,614	1,250,000
James Fairweather	588,048	352,829	1,600,000
Marc B. Lautenbach(2)	1,000,000	1,650,000	7,050,000
(1)	Refer to the 2023 Summary Compensation Table for additional detail on 2023 compensation
(2)	Compensation for Mr. Lautenbach is as of his “Last Day of Work” for the Company, October 1, 2023.
For each NEO, the Committee utilizes, as a guideline, the market median of the competitive data based on companies with our approximate revenue size from the Willis Towers Watson Regressed Compensation Report and the Radford Global Compensation Database. The Committee considers this information to evaluate base salary, target cash compensation (base salary plus annual incentive) and target direct compensation (base salary plus annual incentive plus long-term incentive) so they are competitive for each position. We describe these two reports in more detail under “Assessing Competitive Practice” beginning on page 70 of this Proxy Statement.
We believe market pay data is one decision point in effective pay management. Generally, in addition to market data, pay decisions consider the value of the individual in the job to the organization and relative to other jobs and additional factors such as skills, performance, tenure, experience. As a result, pay for each executive could be positioned below, at, or above the market median(1).
For 2023, the target total direct compensation for Mr. Dies for the Interim CEO position was 52% of the market median(1) for CEOs and 46% of the peer group median pay for CEOs. For the other NEOs, excluding Mr. Lautenbach, the average target total direct compensation was 133% of the market median(1). The Committee views the current compensation structure as
(1)	Market median is the average of the median pay as reported in the Willis Towers Watson Regressed Compensation Report and the Radford Global Compensation Database

 Compensation Discussion and Analysis
necessary to attract, retain, and incentivize key talent due to the Company’s continuing business evolution and external influences such as the continuing competitive hiring landscape.
2023 Compensation Decisions:
Base Salary
The base salary of Mr. Dies increased in 2023 to $875,000 in connection with his appointment as Executive Vice President and Group President; he did not receive a salary increase upon his appointment as Interim CEO, although he is receiving a cash stipend in the amount of $60,000 for each month in the Interim CEO role (as described above). Mr. Lautenbach’s base salary did not increase in 2023 and has not increased since 2018. Mr. Zegras’ base salary was increased to $856,000 to help ensure his continuity as a key leader as we continue operating in an environment of rising macroeconomic volatility. The remaining NEOs received 3% annual increases, in line with our merit guidelines.
Annual Incentives
NEOs are eligible to earn annual incentives awards under the Key Employees Incentive Plan (KEIP) primarily for achieving enterprise-wide financial objectives established at the beginning of each year, which are designed to be challenging to achieve. Individual performance and its impact on financial, strategic, unit or individual objectives may be considered.
The target annual incentive opportunities for the NEOs remained the same, except for Mr. Goldstein’s which increased to 80% of his base salary for the 2023 performance year based on his expected contributions at a significant time of transition for the Company.
The annual incentive plan is based 100% on quantifiable measures related to the Company’s financial performance and strategic goals, which we believe demonstrates our commitment to placing rigor and objectivity in establishing and measuring our compensation goals and results. The following bullets list the financial objectives used under the annual incentive plan along with the reasoning of their effectiveness in measuring how well our business is performing on a short-term basis. Additionally, please reference “Board Responsiveness and Compensation Design Changes” on page 57 of this Proxy Statement for an overview of changes implemented for the 2024 Compensation Plan, based on stockholder feedback.
•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT) – Focuses executive officers on growing Company profitability. The Adjusted EBIT measure is most heavily weighted, at 40%.
•
Adjusted Free Cash Flow (Adjusted FCF) – Focuses the executive officers on generating free cash flow on a short-term basis allowing the Company to manage its current financial needs and discretionary uses. The Adjusted FCF measure weighting is 30%. Although Adjusted FCF was included as a measure in both the annual and long term incentives for 2023, this duplication of measures in our plans will not continue in 2024.

•	Revenue growth – Focuses executive officers on growing revenue which indicates whether our business is expanding. The Revenue Growth measure weighting is 30%.
Each of these metrics excludes the impact of certain special items, both positive and negative, which could mask the underlying trend or performance within a business. The adjustments for special items are explained further under “Non-GAAP Measures” on page 95 of this Proxy Statement. For further explanation on objective setting, please see “Determining Compensation – The Decision Process” on page 69 of this Proxy Statement. With regards to Adjusted FCF, expectations can differ from year to year, and in the case of the 2023 objectives, Adjusted FCF was set lower compared to 2022 performance largely due to the timing of working capital and higher than expected tax payments.
The 2022 annual incentive payout curve methodology reflected a gentler slope between the 95-100% payout levels. Effective as of the 2023 performance year, the Committee implemented a straight-line methodology interpolated between threshold, target, and maximum payout levels, decreasing the complexity of the plan.
Update for 2024
Beginning in 2024, to simplify the plan and continue to drive desired strategic outcomes, we will reduce the number of financial measures used to determine annual incentives to focus on two. Neither measure will be used in the long-term plan, thereby eliminating the duplication of measures in either plan.

We apply a strategic modifier of up to 10 percentage points in determining final annual incentive pay-outs under the KEIP. The strategic modifier is based on the achievement of quantifiable enterprise strategic goals, which in 2023 were:

 Compensation Discussion and Analysis
(i)
Voice of the Client, measured as Net Promoter Score (NPS) collected through client surveys, and which contributes up to 2.5 of the 10 percentage points; At the beginning of each year, the Committee approves NPS threshold, target, and maximum objectives for the Company with the focus of closing a gap to the top quartile of the NPS benchmark.

(ii)
High-performance culture, measured from an annual employee survey, which contributes up to 2.5 of the 10 percentage points. For the high-performance culture goal, the focus is to measure progress through improvement in employee engagement survey dimensions as compared to high performing companies. Quantifiable threshold, target and maximum objectives are approved by the Committee for the following dimensions: Diversity & Inclusion (D&I); Sustainable Engagement; Client Focus; Teamwork; and Innovation. These objectives are measured from an employee survey developed with and conducted by the Company’s outside consultant, Willis Towers Watson. Also, the 2.5 points for the high-performance culture portion of the strategic modifier will not payout if the D&I measure threshold objective set by the Committee is not met. This increases the focus of D&I in our compensation design, which directly aligns with the importance of D&I to our Company strategy.

(iii)	A revenue growth hurdle which contributes up to 2.5 of the 10 percentage points and requires the Company achieve target level performance for the Revenue Growth financial objective of 3%.
(iv)	An Adjusted EBIT hurdle which contributes up to 2.5 of the 10 percentage points and requires the Company achieve target level performance for the Adjusted EBIT financial objective of $193 million.
For competitive reasons, we do not disclose the Voice of the Client and High-Performance Culture strategic modifier goals, but we believe they are challenging and require substantial performance.
We believe the measures within these strategic goals are important to the successful operation of the Company and critical to achieving positive financial results.
Funding of the 2023 Annual Incentive Pool and Actual Pay-Out
In 2023, the Company achieved between threshold and target for the Adjusted Earnings Before Interest and Taxes (Adjusted EBIT) and Adjusted Free Cash Flow (Adjusted FCF) objectives and did not achieve threshold for the Revenue Growth objective. In addition, the Company made progress toward important strategic initiatives. The Committee, and independent Board members with respect to the CEO, awarded 38.7% for the achievement of the financial objectives.
The following table provides the financial objectives and results for 2023:
Financial Objectives(1)	Target Weighting	Threshold	Target	Maximum	Actual Result	Actual Pay-out as a % of Target
Adjusted Earnings Before Interest and Taxes(2)	40%	$140 million	$193 million	$223 million	$145 million	21.8%
Adjusted Free Cash Flow(2)	30%	$20 million	$55 million	$120 million	$25 million	16.8%
Revenue Growth(2)	30%	(2.0%)	3.0%	7.0%	(3.5%)	0.0%
Financial Objectives						38.7%
(1)
We set financial objective targets at the beginning of 2023 relative to Company budget on a continuing operations basis excluding any nonrecurring items. Please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 96 of this Proxy Statement and “Treatment of Special Events” beginning on page 74 of this Proxy Statement. We believe that the 2023 financial objectives at each level (threshold, target and maximum) accurately balance the difficulty of attainment of the level with the related pay-out. To simplify plan design, the payout curve of the annual incentive utilized a straight line methodology across payout levels for the 2023 performance year. The amounts under the Actual Pay-out as a % of Target column are rounded and do not appear to equal the total Financial Objective Multiplier due to rounding.

(2)
Adjusted EBIT, Adjusted FCF, and Revenue growth are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 96 of this Proxy Statement.

 Compensation Discussion and Analysis
Next, the Committee assessed the predetermined goals for the 2023 strategic modifier, which included a focus on Voice of the Client and actions to build a high performance, client oriented culture throughout the organization. These strategic goals are quantifiable measures that are deemed to be important to the successful operation of the enterprise above and beyond financial goals.
The strategic multiplier resulted in an application of 4.5 percentage points. Our Net Promoter Score increased year over year, and we saw ongoing strength in our engagement metric scores for 2023 with the majority of categories exceeding or far exceeding high performance marks. Additionally, we exceeded high performing participation rates as defined by Willis Towers Watson. The newly established D&I threshold was exceeded enabling the high performance culture portion of the strategic modifier to pay-out. The Company did not achieve target level performance for the Revenue Growth and the Adjusted EBIT objectives.
The combination of achievement against the financial and strategic objectives resulted in a multiplier of 43.2% for the total 2023 Annual Incentive pay-out. For a reconciliation of GAAP to Non-GAAP measures, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 96 of this Proxy Statement.
The following table compares the actual pay-outs in 2023 and 2022:
Annual Incentive	2023 Actual Pay-out Factor as a % of Target	2022 Actual Pay-out Factor as a % of Target	Total Multiplier Change 2023 vs. 2022
Financial Objectives	38.7%	46.9%
Strategic Modifier	4.5%	9.3%
Total Pay-out	43.2%	56.2%
Adjustment	0%	(9%)
Total Adjusted Pay-out	43.2%	47.2%	(4.0%)
Long-term Incentives
Long-term incentive opportunities are designed to link the NEOs’ rewards to the Company’s long-term financial performance and stock price. We also provide long-term incentives to be competitive in the markets in which we operate and to attract and retain high performing executives.
Update for 2024:
LTI mix for executive officers for 2024 will shift from 60% cash to 100% equity as the Committee balances the impact on stockholder dilution and our burn rate. In recent years, the long-term incentive (LTI) grant mix has included a cash-based component due to increased stockholder dilution and elevated burn rates. The temporary shift of the LTI mix towards cash in recent years has reduced our burn rate and dilution levels sufficiently to allow the Committee to shift the LTI mix from cash back toward equity, starting with the 2024 grant, while continuing to balance the impact of using equity with stockholder dilution and burn rate concerns. The Committee believes that utilization of equity for LTI better aligns the interests of our NEOs with those of our stockholders.

In February 2023, the NEOs received a LTI grant consisting of 60% CIUs and 40% performance-based RSUs to align long-term incentives with long-term stockholder interests. For 2023, we did not grant Non-qualified Stock Options (NSOs) in consideration of equity dilution levels. Additionally, please reference “Board Responsiveness and Compensation Design Changes” page 57 for an overview of changes implemented for the 2024 Compensation Plan, based on stockholder feedback.
The 2023 equity based long-term incentive awards are subject to the Pitney Bowes Inc. Amended and Restated 2018 Stock Plan and the 2,000,000 maximum number of shares that may be made to a single participant in any one calendar year under such plan. For further details on 2023 grants, please see the “Grants of Plan Based Awards in 2023” table on page 77 of this Proxy Statement. Long-term incentive targets for the NEOs remained the same except for Mr. Dies and Mr. Fairweather. The LTI target value for Mr. Dies was increased to $1,600,000, which was a result of his promotion to Executive Vice President and Group President. Upon his appointment as Interim CEO, he also received a $200,000 increase to his LTI target. Mr. Fairweather’s LTI target increased to $1,600,000, to appropriately align his incentive with the market.

 Compensation Discussion and Analysis
Cash Incentive Units (CIUs)
CIUs are long-term cash awards granted annually with three-year performance and vesting cycles. NEOs are awarded CIUs with pay-outs based on achieving challenging enterprise-wide financial objectives established each year of the three-year cycle. The results for each year are aggregated at the end of the three-year performance period. If the threshold level of performance for the enterprise-wide financial objectives are not met for a calendar year, one-third of the overall award value will be forfeited.
The enterprise-wide objectives set by the Committee include two equally weighted financial objectives: Adjusted Earnings Per Share (Adjusted EPS) and Adjusted FCF. We believe both of these financial factors are important indicators of the Company’s long-term viability and performance and thus are appropriate metrics upon which to base long-term incentive awards. For details on the objective setting process, please see “Determining Compensation – The Decision Process” on page 69 of this Proxy Statement.
•	Adjusted EPS is a measure of long-term profitability and it excludes one-time and unusual charges and benefits.
•
Adjusted FCF provides resources to reposition and pursue new growth opportunities. Although Adjusted FCF was included as a measure in both the annual and long-term incentives for 2023, this duplication of measures in our plans will not continue in 2024.

Each year, the Committee considers a range of factors in establishing objectives. With regards to Adjusted FCF, expectations can differ from year to year, and in the case of the 2023 objectives, Adjusted FCF was set lower compared to 2022 performance largely due to the timing of working capital and higher than expected tax payments. Financial targets may be revised for special items such as to adjust for discontinued operations. For additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 96 of this Proxy Statement and “Treatment of Special Events” beginning on page 74 of this Proxy Statement. Our long-term financial targets take into account budgeted levels of share repurchases. The Committee sets the objectives at levels designed to have an appropriate degree of difficulty and stretch for each grant.
For the 2023-2025 CIU grant, the Committee will modify the resulting earned unit value by up to +/- 25% based on our cumulative three-year TSR as ranked against the S&P 1000, linking payout to our relative TSR. The S&P 1000 index represents a broad cross section of industries and encompasses the current Pitney Bowes market cap. If TSR is negative for the cumulative three-year period, there will not be a positive application of the TSR modifier regardless of the Company’s rank against its peers. Based on relative performance versus our peer group over the cumulative three-year period, the TSR modifier is applied as shown below:
2023 Company Rank vs. Peer Group (percentile)	2023 Modifier
> 75th %	+25%
> 70th to 75th %	+20%
> 65th to 70th %	+15%
> 60th to 65th %	+10%
> 55th to 60th %	+5%
> 45th to 55th %	+0%
> 40th to 45th %	–5%
> 35th to 40th %	–10%
> 30th to 35th %	–15%
25th to 30th %	–20%
Below 25th %	–25%

 Compensation Discussion and Analysis
Update for 2024:
For the 2024 Plan, the TSR modifier will switch from a “step up” methodology based on ranges, as illustrated above, to a straight-line methodology interpolated between threshold, target, and maximum objectives. In this formula, our TSR rank relative to peers at 51% is equivalent to a 0% modifier, a 25% TSR rank or less is equivalent to a -25% modifier, and a 75% rank or more is equivalent to a 25% modifier. This will eliminate the potential for achievement of a modifier of 0% for a rank of less than 51% and apply more stringent negative modification to the CIU grant.

	2024 Company Rank vs. Peer Group (percentile)	2024 Modifier
Max	75th	25%
Target	51st	0%
Threshold	25th	-25%

The number of units vesting at the end of the cycle can range from 0% to 200% of the initial number granted based on achievement of the Committee-approved financial goals and application of the cumulative three-year TSR modifier. The Committee also can employ discretion in determining the vesting percentage to reflect more accurately the Company’s overall performance.
When the 2020 long-term incentive awards were issued, we replaced Performance Stock Units (PSUs) with CIUs. Under SEC disclosure rules, stock awards are required to be included in the Summary Compensation Table in the year granted, while CIU awards are included at the end of the performance period when they are actually earned. This means total compensation appears significantly higher for 2023 and 2022 when compared to 2021 because CIU awards are not included in the Summary Compensation Table until actually earned. 2022 was the first year that CIU pay-outs were included in the Summary Compensation Table for NEOs other than Mr. Fairweather and Mr. Zegras, who had a CIU pay-out in the 2021 Summary Compensation Table.
Cash Incentive Units Objectives, Metrics and Funding for the Completed 2021-2023 Grant Cycle
The 2021-2023 CIU cycle utilizes annual financial targets (Adjusted EPS and Adjusted FCF) set at the beginning of each calendar year within the three-year cycle, results of which are aggregated at the end of the three-year performance period. For the 2021-2023 CIU cycles, the unit multiplier at target is 100%. The CIU multiplier range is based upon the achievement of the pre-determined financial objectives described above, each weighted at 50%. Additionally, final results are modified by a cumulative three-year TSR modifier of up to plus or minus (+/-) 25% based on relative performance compared with proxy peers. The TSR modifier for the 2021-2023 CIU cycle pay-out utilized the peer companies in place at the time the award was granted as was disclosed in the Proxy Statement filed in 2022 covering fiscal year 2021.
In 2023, the Company achieved between threshold and target for the Adjusted EPS and Adjusted FCF objectives. The table below shows the financial targets, each weighted at 50%, and the levels of achievement relating to the 2021-2023 CIUs. The combination of the financial metrics and the TSR modifier resulted in a 0.62 per unit pay-out for the NEOs’ 2021-2023 CIU awards as illustrated below.
Due to competitive sensitivity, we do not disclose forward-looking target goals for multi-year performance periods.
2021-2023 Adjusted Earnings Per Share (Adjusted EPS)(1)	Threshold	Target	Maximum	Actual Result	Metric Pay-out Value	TSR Modifier	Performance Multiplier
2021	$0.15	$0.32	$0.42	$0.32	0.17
2022	$0.16	$0.32	$0.41	$0.15	0.00
2023	$0.00	$0.10	$0.20	$0.04	0.10

 Compensation Discussion and Analysis
2021-2023 Adjusted Free Cash Flow (Adjusted FCF)(1)	Threshold	Target	Maximum	Actual Result	Metric Pay-out Value	TSR Modifier	Performance Multiplier
2021	$100 million	$135 million	$170 million	$119 million	0.12
2022	$44 million	$92 million	$140 million	$85 million	0.15
2023	$20 million	$55 million	$120 million	$25 million	0.08
Total					0.62	No Adjustment	0.62
(1)
Adjusted EPS and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 96 of this Proxy Statement and “Treatment of Special Events” beginning on page 74 of this Proxy Statement. The 2022 and 2023 financial targets for the 2021-2023 CIUs are the same used for the completed years in the 2022-2024 CIUs and 2023-2025 CIU performance periods.

For additional detail on the calculation of the financial metrics described above, please see “Non-GAAP Measures” and corresponding table on page 95 of this Proxy Statement.
Based on the 2021-2023 CIU performance multiplier of 0.62 per unit (below the target of 1.00), the table below displays the number of CIUs vested in February 2024 for the listed NEOs.
Executive	Target CIUs Awarded	Performance Multiplier	Units Vested
Jason Dies	780,000	0.62	483,600
Ana Chadwick	750,000	0.62	465,000
Gregg Zegras	750,000	0.62	465,000
Daniel Goldstein	630,000	0.62	390,600
James Fairweather	345,000	0.62	213,900
Marc Lautenbach	4,230,000	0.62	2,622,600
The following table compares the actual pay-outs for cycles ending in 2023 and 2022:
Long-Term Incentive	2023 Actual Unit Multiplier Value (2021 – 2023 CIU cycle)	2022 Actual Unit Multiplier Value (2020 – 2022 CIU cycle)	Total Multiplier Change 2023 vs. 2022
Adjusted Earnings per Share	0.27	0.17
Adjusted Free Cash Flow	0.35	0.40
TSR Modifier Adjustment	0.00	0.14
Total Multiplier/Pay-out Value	0.62	0.71
Downward Adjustment	n/a	(0.07)
Total Multiplier/Pay-out Value	0.62	0.64	(0.02)
Performance-Based Restricted Stock Units
An annual grant of performance-based RSUs was made during the first quarter of 2023. Performance-based RSUs both support our executives taking a long-term view on Company success and serve as a significant retention tool.
Performance-based RSUs generally vest in three equal installments over a three-year period, subject to continued employment on each applicable vesting date. If the performance threshold for an applicable year is not achieved, the performance-based RSUs granted in that year are forfeited. For the 2023 performance-based RSU awards, the Committee changed the performance objective from Income from Continuing Operations to an Adjusted Margin objective, which aligned with the strategic goal of increasing profitable revenue growth.
In order for the 2023 performance-based RSUs to vest, the Company had to achieve a threshold target of 1.5% in Adjusted Margin, excluding certain special events (see “Treatment of Special Events” beginning on page 74 of this Proxy Statement). Actual 2023 Adjusted Margin, excluding certain special events, was 5.3% which exceeded the threshold target, resulting in the vesting of the 2023 performance-based RSU grant for all NEOs.

 Compensation Discussion and Analysis
Update for 2024:
In 2024, a majority of the equity portion of the LTI grant for our executive officers will consist of Performance Stock Units that will vest based 100% on financial measures with a 3-year TSR modifier (similar to the structure of our Cash Incentive Units described starting on page 65 of this Proxy Statement).

Other Indirect Compensation
Retirement Compensation
In the United States, retirement benefits include:
•
Qualified 401(k) and nonqualified 401(k) restoration plans with Company 401(k) matching contributions of up to 4% of eligible compensation and 2% Company core contributions. Participants become eligible for the Company matching and Company core contributions after one year of employment with the Company.

•
Qualified pension and nonqualified pension restoration plans for employees hired prior to January 1, 2005. Accruals under these plans were frozen at the end of 2014. Mr. Goldstein and Mr. Fairweather are the only NEOs that qualify for these benefits.

Participant balances under nonqualified plans are unfunded obligations of the Company subject to claims by our creditors. Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the broad-based qualified plans and make up for benefits that would have been provided under the qualified plans except for limitations imposed by the Internal Revenue Code of 1986, as amended. Participation in restoration plans is available to a select group of management or highly compensated employees, including the NEOs.
An individual account under the 401(k) Restoration Plan:
•	Is adjusted on the basis of notional investment returns of publicly available mutual fund investments offered under the qualified 401(k) plan; and
•	Does not receive any above-market earnings.
The Pension Restoration Plan applies the same standard actuarial rules as are applied under the qualified Pension Plan.
For additional information, please see the narrative accompanying the “Pension Benefits Table as of December 31, 2023” on page 81 and the narrative accompanying the “Nonqualified Deferred Compensation Table for 2023” beginning on page 82 of this Proxy Statement.
Other Benefits
Other benefits include:
•
Nonqualified Deferred Incentive Savings Plan (DISP) which provides certain executives the ability to voluntarily defer, in a tax-efficient manner, pay-outs of annual cash incentives, long-term cash incentives, and base pay into a nonqualified deferred compensation plan.

•
Certain executives with performance or time-based RSUs and PSUs who are subject to the executive stock ownership policy may elect to defer settlement of their awards until termination or retirement. Executives who choose deferral receive dividend equivalents after the award vests, which are also deferred until the award is settled.

•	Perquisites consisting only of limited financial counseling, an executive annual physical examination benefit, and Company-paid spousal travel when accompanying a NEO for business purposes.

 Compensation Discussion and Analysis
Process for Determining Named Executive Officer Compensation
Executive Compensation Committee
The Committee is responsible for reviewing the performance of and approving compensation awarded to our executive officers, other than the CEO. The independent Board members, with the input of the Committee, (i) set individual base pay, target compensation, and performance targets annually for the CEO, (ii) review the CEO’s performance, and (iii) determine CEO compensation pay-outs by comparing and approving actual performance against the established objectives including the TSR modifier. In addition, the Committee, and the independent Board members with respect to the CEO, may exercise discretion in its sole determination. The Committee works closely with its independent consultant, Pay Governance, and management to examine various pay and performance matters throughout the year.
Independent Compensation Consultant
The Committee retains Pay Governance as its independent compensation consultant and considers advice and information provided by Pay Governance in determining the compensation paid to NEOs and in making its recommendation to the independent members of the Board regarding CEO pay. The consultant regularly attends the Committee meetings and advises on a range of compensation-related matters, including peer group composition, plan design, and competitive pay practices. The consultant does not perform other services for the Company. We incurred $150,848 in Pay Governance fees for services performed for the Committee during 2023. The Committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance and that Pay Governance is independent: (i) the provision of other services to the Company by Pay Governance; (ii) the amount of fees received from the Company by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pay Governance consultants with a member of the Committee; (v) any Company stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultants or Pay Governance with any of the Company’s executive officers.
The Committee annually reviews the performance of Pay Governance and has the sole authority to hire and terminate its consultant.
The Committee also reviews independence factors applicable to other consultants, including outside law firms and Willis Towers Watson, management’s compensation consultant.
Determining Compensation — The Decision Process

2023
2024
H1
Metrics and Objectives set for Performance Framework
Engage with Stockholders
Assess Say-on-Pay Vote Results
Goal Setting & Stockholder Engagement
H2
Review Performance against Objectives to date
Engage with Stockholders
Review Performance & Stockholder Engagement
Q1
Evaluate company and NEO performance and determine payouts
Determine Payouts

 Compensation Discussion and Analysis
Generally, at the beginning of each year, our CEO, in consultation with senior management, recommends to the Committee financial objectives for the annual and long-term incentive plans based on the financial objectives set by the Board. For 2023, objectives were aligned with the 2023 Company budget. The Committee and the independent directors review the recommendations particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long-term objectives.
After reviewing and evaluating data, as more fully discussed in the section titled “Assessing Competitive Practice” below, our CEO recommends compensation target levels for base pay, annual incentives, and long-term incentives, as well as total direct compensation in the aggregate for executive officers, including the NEOs other than the CEO. The Committee reviews management’s recommendations and determines the appropriate financial objectives, base salary and the target levels of annual and long-term incentive compensation. The Committee also recommends for approval by the independent Board members the base salary and annual and long-term incentive target levels for the CEO. Generally, at this time, the Committee also approves any changes to the compensation program for the coming year.
At the end of each year, each NEO completes a self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports in the first quarter of the following year and provides these evaluations to the Committee. The Committee recommends to the independent Board members an individual performance assessment for the CEO. The Committee reviews the financial accomplishments of the Company, taking into account predetermined objectives for the preceding year, and determines actual base salary increases as well as annual and long-term incentive compensation for the NEOs and recommends for approval by the independent Board members the compensation for the CEO. The actual pay-out levels for annual incentive compensation are based upon the Company’s performance against the predetermined financial objectives and other criteria, as discussed under “Annual Incentives” beginning on page 62 of this Proxy Statement. With respect to long-term incentive compensation, the Committee determines pay-out levels based on pre-determined financial objectives, and to the extent applicable, a relative TSR modifier, as discussed in further detail under “Long-term Incentives” beginning on page 64 of this Proxy Statement.
The Committee also reviews tally sheets prepared by Human Resources to evaluate the individual components, the total mix of compensation, and the weighting of the components within the total compensation package of the executive officers. To evaluate whether each NEO’s compensation package is competitive with the marketplace, the Committee, and with respect to the CEO, the independent Board members, also review each executive’s total direct compensation against market data during the assessment process as more fully described in “Assessing Competitive Practice” below.
Assessing Competitive Practice
To evaluate whether our executive compensation is competitive, the Committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against market data from two independent reports, the Willis Towers Watson Regressed Compensation Report (Willis Towers Watson Report) and the Radford Global Compensation Database (Radford Database), with a view towards determining the optimal mix and level of compensation. The Committee also reviews the targets and actual pay-outs to evaluate ongoing compensation opportunity and competitiveness. Finally, the Committee’s independent compensation consultant reviews the data presented to the Committee and provides additional publicly available data from our peer group before the Committee establishes the target total direct compensation structure. The Committee sets compensation targets assuming achievement of specific incentive award performance objectives at target.
The Willis Towers Watson data is regressed for corporate revenue of approximately $4.0 billion for corporate leaders and actual regressed revenue for business unit leaders for the business units they lead. The Willis Towers Watson Report is a sub-section of the US Compensation Data Bank General Industry Executive Database. The Radford Database is regressed for corporate revenue of approximately $3.0 - $5.0 billion for corporate leaders and bases its analysis on applicable revenue ranges as they pertain to various roles. The Radford Database is derived from global survey results across multiple industries. These reports assist the Committee in assessing the market competitiveness of executive officer compensation against external market data. This market data provides important reference points for the Committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serves to indicate to the Committee whether those decisions are in line with our peer group and the industry in general. The Committee believes the comparative industry data used from the Willis Towers Watson Report, the Radford Database, and the peer group are consistent with our compensation philosophy.

 Compensation Discussion and Analysis
Compensation targets and individual pay levels may vary from the median for various reasons, including:
•	the value of the total rewards package;
•	program design and strategic considerations;
•	affordability;
•	changing competitive conditions;
•	program transition considerations;
•	the definition and scope of the executive’s role;
•	the executive’s individual contributions to the Company;
•	unique skill sets presented by the employee; and
•	succession or retention considerations.
In addition, the Committee asks Pay Governance to analyze the appropriateness of the Company’s short and long-term compensation program design. The Committee and the Board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed of equity-based awards.
Each year the Committee then reviews our relative performance against that of our peer group.
Peer Group for Assessing Compensation of NEOs
In 2022, as part of its annual process the Committee assessed the peer group used for comparing NEO peer median pay levels and conducting pay practice reviews (the TSR modifier used in the payout of CIUs granted since 2022 utilize the S&P 1000; see “Cash Incentive Units (CIUs)” starting on page 65 of this Proxy Statement for more discussion related to the TSR modifier). We use a peer group of companies similar in size and/or complexity to evaluate the competitiveness of our executive compensation as we do not have a single completely overlapping competitor due to the unique mix of our business.
Effective January 1, 2023, the Committee added GXO Logistics to the peer group to provide greater industry focus, particularly to align with the logistics industry and services.
Update for 2024
In 2023, the Committee reviewed the peer group and effective January 1, 2024, the peer group was changed to eliminate companies with outsized market capitalizations relative to the market capitalization of Pitney Bowes. As a result of the peer group review, the Committee approved the removal from the peer group of Fiserv, Inc., Fidelity National Information Services, Inc., and W.W. Grainger, Inc.

 Compensation Discussion and Analysis
Peer Group as of December 31, 2023(1)
Company Name	12/31/2023 Revenue ($ millions)	12/31/2023 Market Capitalization ($ millions)	Total Stockholder Return
			1-Year	3-Year	5-Year
ACCO Brands Corporation	$1,833	$577	+15%	-6%	+2%
Avery Dennison Corporation	$8,364	$16,280	+14%	+11%	+20%
Bread Financial Holdings, Inc. (formerly Alliance Data Systems Corporation)	$3,060	$1,625	-10%	-16%	-21%
Cimpress plc	$3,080	$2,129	+190%	-3%	-5%
Deluxe Corporation	$2,192	$937	+35%	-5%	-7%
Diebold, Incorporated	$3,693	$1,088	-	-	-
Etsy, Inc.	$2,748	$9,705	-32%	-23%	+11%
Fidelity National Information Services, Inc.	$9,821	$35,590	-8%	-23%	-8%
Fiserv, Inc.	$19,093	$79,729	+31%	+5%	+13%
GXO Logistics	$9,778	$7,275	+43%	-	-
Hub Group, Inc.	$4,203	$2,921	+16%	+17%	+20%
NCR Voyix Corporation	$7,903	$2,388	+18%	-10%	+4%
Beyond, Inc. (formerly Overstock.com, Inc.)	$1,561	$1,254	+43%	-17%	+15%
Rockwell Automation Inc.	$9,058	$35,575	+23%	+9%	+18%
Ryder System, Inc.	$11,783	$5,100	+42%	+27%	+23%
Schneider National, Inc.	$5,499	$4,491	+10%	+9%	+10%
The Western Union Company	$4,357	$4,343	-6%	-13%	-2%
W.W. Grainger, Inc.	$16,478	$41,131	+51%	+28%	+26%
Xerox Holdings Corporation	$6,886	$2,253	+34%	-2%	+4%
25th Percentile	$3,070	$1,877	+11%	-13%	-2%
Median	$5,499	$4,343	+20%	-3%	+10%
75th Percentile	$9,418	$12,993	+40%	+9%	+18%
Pitney Bowes Inc.	$3,266	$776	+22%	-7%	-1%
PBI Percentile Rank	29%	3%	52%	37%	26%
Source: S&P Capital I.Q.
(1)
Peer group as of December 31, 2023 used for reviewing NEO peer median pay levels and conducting pay practice reviews. Also note, the calculation of the 2021-2023 TSR modifier excludes newly added companies in effect as of January 1, 2022 and January 1, 2023 as well as Stamps.com Inc., Echo Global Logistics, Inc., and R.R. Donnelley & Sons Company given their privatization.

Pay Governance and the Committee design our peer group so the Committee can analyze compensation packages, including compensation mix and other benefits, relative to the competitive market to attract and retain the talent and skills required to lead our business. Our peer group consists of industrial, technology, logistics, and consumer discretionary companies. When evaluating the appropriateness of the peer group, the Committee considers factors such as revenue, market capitalization, and complexity of the business to strike a reasonable balance in terms of Company size and an adequate number of peers. The Committee also considers any feedback received from stockholders.

 Other Policies and Guidelines
Other Policies and Guidelines
Clawback Policy
Consistent with the New York Stock Exchange listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board approved on September 11, 2023 a Compensation Recoupment Policy applicable to the Company’s executive compensation program which includes a “clawback” feature, requiring (in the event of an accounting restatement, as described in the first bullet below) or allowing the Board to adjust, recoup or require the forfeiture of any awards made or paid under the Stock Plan or the KEIP and applies to:
•
Any current and former NEOs, as well as anyone who performs a policy-making function for the Company, who received incentive-based compensation during the three fiscal year period immediately preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with federal securities laws, regardless of fault;

•
Any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the Company. This applies to awards granted, vested, or payments made during the 36-month period prior to the financial restatement; or

•
Any employee, including NEOs, whom the Board reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

No Agreements with Executives
We have not entered into fixed term employment agreements with any of our NEOs, including the CEO. Therefore, such officers are “at will” employees.
No Pledging, Hedging and Other Short-Term Speculative Trading
We have policies prohibiting both the pledging and hedging of our stock. Neither the Board nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).
Executive Stock Ownership Policy
We maintain an executive stock ownership policy that encourages executives to think as owners and to hold substantial amounts of Company stock to closely align our key executives’ interests with the long-term interests of our stockholders.
The chart below illustrates the policy ownership requirements:
Title	Stock Ownership as a Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X
All Other Covered Executives	1X
Only shares owned outright, shares held in a trust, and shares owned under a deferred compensation arrangement are counted toward the ownership requirement. Unvested shares and unexercised NSOs do not count toward the requirement.
Executive officers are expected to reach the required ownership level within five years. Until they reach ownership levels, executive officers are required to retain all or a portion of the net after tax shares acquired upon vesting of equity awards. Executive officers must retain 100% of shares acquired through the vesting of any equity based LTI awards for at least 12 months following vesting.

 Other Policies and Guidelines
Beginning with performance or time-based RSUs and PSU awards made in February 2015, executives who are required to own certain levels of Company stock under the executive stock ownership policy may elect to defer the settlement of their awards upon vesting until the executives terminate employment or retire. Executives who choose to defer their awards receive dividend equivalents once the awards vest, which are also deferred as vested RSUs.
The Committee reviews executive stock ownership annually to make sure it is in line with the policy’s objectives.
Change of Control
We believe that the cash payments and benefit levels available to our executives in connection with a Change of Control transaction are consistent with current market practice for companies of our size. Our Change of Control arrangements are intended to encourage those executives most closely connected to a potential Change of Control to act more objectively, and therefore, in the best interests of our stockholders, despite such a transaction possibly resulting in the executives’ termination of employment.
Our Change of Control protections also encourage executives to remain with the Company until the completion of the transaction to enable a successful transition. Payments of equity awards and Change of Control-enhanced severance occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a Change of Control (a “double trigger” payment mechanism). The Change of Control, by itself, does not cause severance payments or accelerated vesting of equity awards (i.e., we do not provide “single trigger” Change of Control protections).
The Company does not gross up our executives for any excise tax imposed on Change of Control payments.
A Change of Control is generally defined as (i) an acquisition of 30% or more of our Common Stock, or 30% or more of the combined voting power of our voting securities by an individual, entity or group, (ii) replacement of a majority of the Board other than as approved by the incumbent Board, (iii) as a result of a reorganization, merger, consolidation or sale, more than 50% of our Common Stock and voting power changes hands, or (iv) approval by stockholders of a liquidation or dissolution of the Company.
We believe our Change of Control arrangements support our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and align with stockholder interests. With the double trigger payment mechanism applicable to both equity and cash awards and the lack of any gross-up, we believe the Change of Control arrangements incorporate best practices from a corporate governance perspective.
Treatment of Special Events
In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to align management’s rewards for business performance with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation should be specific and objective. However, the Committee recognizes that during the measurement period, certain one-time or unusual events may distort, either positively or negatively, the Company’s financial performance. For annual incentive, CIU, and RSU measures, financial results have been adjusted to exclude: goodwill impairment charges, restructuring charges, gains and losses on debt extinguishment and other unusual or one-time items. For additional detail, please refer to the “Reconciliation of Reported Consolidated Results to Adjusted Measures” table on page 96 of this Proxy Statement.

 Executive Compensation Tables and Related Narrative
Executive Compensation Tables and Related Narrative
The following 2023 Summary Compensation Table shows all compensation earned by or paid to the NEOs. The compensation shown below was paid for services performed during or with respect to 2023, 2022, and 2021. The 2023 Summary Compensation Table includes amounts earned and deferred during the periods covered under the DISP.
For additional information regarding grants made during 2023 to the NEOs, please see the “Grants of Plan-Based Awards in 2023” table on page 77 of this Proxy Statement.
2023 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Jason Dies(1) Interim Chief Executive Officer	2023	875,000	180,000	769,893	-	786,000	-	101,898	2,712,791
	2022	765,000	-	508,156	-	788,064	-	90,937	2,152,157
	2021	765,577	-	248,273	259,998	370,260	-	90,386	1,734,493
Ana Chadwick Executive Vice President and Chief Financial Officer	2023	607,148	-	457,762	-	675,822	-	67,761	1,808,493
	2022	589,530	-	460,285	-	223,634	-	68,037	1,341,486
	2021	532,981	500,000	716,202	249,999	256,951	-	13,315	2,269,448
Gregg Zegras Executive Vice President and President, Global Ecommerce	2023	786,458	-	457,762	-	760,834	-	77,899	2,082,953
	2022	575,176	-	460,285	-	275,789	-	46,391	1,357,641
	2021	561,423	125,000	238,727	249,999	321,024	-	56,242	1,552,415
Daniel J. Goldstein Executive Vice President, Chief Legal Officer and Corporate Secretary	2023	605,406	-	457,762	-	600,817	21,424	56,097	1,741,506
	2022	587,839	-	460,285	-	455,244	0	53,542	1,556,910
	2021	573,783	-	200,527	210,002	208,126	0	53,576	1,246,014
James Fairweather Executive Vice President and Chief Innovation Officer	2023	585,281	-	585,937	-	366,322	1,899	63,224	1,602,663
	2022	562,922	-	478,695	-	315,285	0	61,908	1,418,810
	2021	520,592	-	768,695	-	248,233	0	58,387	1,595,907
Marc B. Lautenbach Former President and Chief Executive Officer	2023	750,000	-	2,581,782	-	3,157,688	-	776,768	7,266,238
	2022	1,000,000	-	2,596,008	-	3,274,800	-	153,152	7,023,960
	2021	1,003,846	-	1,346,417	1,409,999	998,250	-	155,427	4,913,938
(1)	Prior to his appointment as Interim Chief Executive Officer in October 2023, Mr. Dies was employed as the Executive Vice President and Group Executive.
(2)
This column includes the value of stock awards granted to NEOs during 2023, 2022, and 2021 based upon its grant date fair value, as determined under SEC guidance and assuming achievement of the applicable performance conditions on the grant date with respect to performance-based RSU awards. Performance-based RSUs were the only stock awards granted to the NEOs in 2023. Because the performance-based RSUs only have one pay-out level, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying performance condition. Details regarding the grants of performance-based RSUs can be found in the “Grants of Plan-Based Awards In 2023” table on page 77 of this Proxy Statement, and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2023 Fiscal Year-End” table on page 78 of this Proxy Statement. For additional information on performance-based and time-based Restricted Stock Units, please see “Compensation Discussion and Analysis” (CD&A) starting on page 53 of this Proxy Statement.

For Mr. Lautenbach, 2023 includes the grant date fair value of 643,836 performance-based RSUs granted in early 2023 that were subsequently forfeited at the time of his involuntary termination.

Additionally, the Company did not attain the 2022 threshold objective for adjusted income from continuing operations resulting in the forfeiture of the performance-based Restricted Stock Units granted in 2022.

(3)
This column includes the grant date fair value of stock options awarded to NEOs as computed in accordance with FASB ASC Topic 718. For accounting purposes, we use the Black-Scholes option pricing model to calculate the grant date fair value of stock options. Stock options

 Executive Compensation Tables and Related Narrative
were not granted to the NEOs in 2022 or 2023. Details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2023 Fiscal Year-End” table.
(4)
This column includes annual incentive compensation earned in the applicable year by the NEO. The 2023 awards for NEOs other than Mr. Lautenbach were based on the actual achievement of financial objectives and continued employment through December 31, 2023. The 2023 award for Mr. Lautenbach (as defined in the KEIP) was prorated based on his last day of employment and this prorated amount was based on actual achievement of financial objectives.

This column also includes CIU pay-outs earned over the three-year performance cycle ending in each year for applicable NEOs. CIU pay-outs are subject to the maximum that may be awarded to a single participant in any one calendar year.

The 2023 annual incentive and 2021-2023 CIU award pay-out amounts in this column are: annual incentive of $302,400 and CIU of $483,600 for Mr. Dies; annual incentive of $210,822 and CIU of $465,000 for Ms. Chadwick; annual incentive of $295,834 and CIU of $465,000 for Mr. Zegras; annual incentive of $210,217 and CIU of $390,600 for Mr. Goldstein; annual incentive of $152,422 and CIU of $213,900 for Mr. Fairweather; annual incentive of $535,088 and CIU of $2,622,600 for Mr. Lautenbach.

(5)
This column shows the change in the actuarial present value of the accumulated pension benefit for the participating NEOs in the applicable year. Mr. Goldstein and Mr. Fairweather are the only pension eligible NEOs and are fully vested in their pension benefit. Both the qualified Pension Plan and nonqualified Pension Restoration Plan were frozen to all participants on December 31, 2014. For purposes of computing the amounts in the table above, negative values were reflected at $0 for 2021 and 2022.

(6)
Amounts shown for 2023 include all other compensation received by the NEOs that is not reported elsewhere. Our executives are eligible to receive an executive physical with reimbursement up to $2,400. Due to healthcare privacy reasons, we’ve assigned the same value to each of the NEOs regardless of whether the NEO used the benefit.

For Mr. Dies, this includes a Company match of $13,200 and 2% core contribution of $6,600 to the Pitney Bowes 401(k) Plan; Company match of $37,985 and 2% core contribution of $18,993 to the Pitney Bowes 401(k) Restoration Plan earned in 2023; financial counseling in the amount of $14,795; the Company’s actual cost of spousal travel, $6,834; and group basic life insurance premiums for coverage provided by the Company.

For Ms. Chadwick, this includes a Company match of $13,200 and 2% core contribution of $6,600 to the Pitney Bowes 401(k) Plan; Company match of $20,004 and 2% core contribution of $10,002 to the Pitney Bowes 401(k) Restoration Plan earned in 2023; financial counseling in the amount of $14,795; and group basic life insurance premiums for coverage provided by the Company.

For Mr. Zegras, this includes a Company match of $13,200 and 2% core contribution of $6,600 to the Pitney Bowes 401(k) Plan; Company match of $26,558 and 2% core contribution of $13,279 to the Pitney Bowes 401(k) Restoration Plan earned in 2023; financial counseling in the amount of $14,795; and group basic life insurance premiums for coverage provided by the Company.

For Mr. Goldstein, this includes a Company match of $13,200 and 2% core contribution of $6,600 to the Pitney Bowes 401(k) Plan; Company match of $16,800 and 2% core contribution of $8,839 to the Pitney Bowes 401(k) Restoration Plan earned in 2023; financial counseling in the amount of $7,500; and group basic life insurance premiums for coverage provided by the Company.

For Mr. Fairweather, this includes a Company match of $13,200 and 2% core contribution of $6,600 to the Pitney Bowes 401(k) Plan; Company match of $16,652 and 2% core contribution of $8,326 to the Pitney Bowes 401(k) Restoration Plan earned in 2023; financial counseling in the amount of $14,795; the Company’s actual cost of spousal travel, $517; and group basic life insurance premiums for coverage provided by the Company.

For Mr. Lautenbach, this includes a Severance pay of $662,500; Company match of $13,200 and 2% core contribution of $6,600 to the Pitney Bowes 401(k) Plan; Company match of $48,038 and 2% core contribution of $24,019 to the Pitney Bowes 401(k) Restoration Plan earned in 2023; financial counseling in the amount of $14,795; the Company’s actual cost of spousal travel, $3,969; and group basic life insurance premiums for coverage provided by the Company.

(7)
When the 2020 long term compensation awards were issued, we replaced PSUs with cash settled CIUs. Under SEC disclosure rules, stock awards are required to be included in the Summary Compensation Table in the year granted, while CIU awards are included at the end of the performance period when actually earned. This means Stock Awards and Total Compensation appear significantly higher for 2023 and 2022 when compared to 2021 because CIU awards are not included in the Summary Compensation Table until actually earned, and 2022 represented the first year that CIU pay-outs were included in the Summary Compensation Table for NEOs other than Mr. Zegras and Mr. Fairweather, who had a CIU pay-out in 2021. This difference results from different disclosure rules on timing for different kinds of awards, and not on their value, and should normalize over time.

 Executive Compensation Tables and Related Narrative
GRANTS OF PLAN-BASED AWARDS IN 2023
		Estimated Future Pay-outs Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jason Dies
Annual Incentive(2)		105,000	700,000	1,120,000
Cash Incentive Units(3)	2/14/2023	47,520	960,000	1,920,000
Performance-Based RSUs(4)	2/14/2023					146,119					585,937
Special Performance-Based RSUs(5)	10/2/2023					57,307					183,955
Ana Chadwick
Annual Incentive(2)		73,202	488,014	780,823
Cash Incentive Units(3)	2/14/2023	37,125	750,000	1,500,000
Performance-Based RSUs(4)	2/14/2023					114,155					457,762
Gregg Zegras
Annual Incentive(2)		102,720	684,800	1,095,680
Cash Incentive Units(3)	2/14/2023	37,125	750,000	1,500,000
Performance-Based RSUs(4)	2/14/2023					114,155					457,762
Daniel J. Goldstein
Annual Incentive(2)		72,992	486,614	778,583
Cash Incentive Units(3)	2/14/2023	37,125	750,000	1,500,000
Performance-Based RSUs(4)	2/14/2023					114,155					457,762
James Fairweather
Annual Incentive(2)		52,924	352,829	564,526
Cash Incentive Units(3)	2/14/2023	47,520	960,000	1,920,000
Performance-Based RSUs(4)	2/14/2023					146,119					585,937
Marc B. Lautenbach
Annual Incentive(2)		247,500	1,650,000	2,640,000
Cash Incentive Units(3)	2/14/2023	209,385	4,230,000	8,460,000
Performance-Based RSUs(4)	2/14/2023					643,836					2,581,782
The Grants of Plan-Based Awards in 2023 table reflects the potential threshold, target and maximum award pay-outs for annual incentive, CIUs, and performance-based RSUs.
(1)
The amounts in this column represent the grant date fair values of performance-based RSUs. The fair values are calculated in accordance with SEC guidance based on the probable outcome of the applicable performance condition on the grant date and reflect an adjustment for the exclusion of dividend equivalents during the vesting period. The performance-based RSUs have a fair value of $4.01 and the special performance-based RSU for Mr. Dies has a fair value of $3.21. No time-based RSUs or NSOs were granted to NEOs in 2023.

(2)
Values in this row represent the threshold, target, and maximum pay-outs for the 2023 annual incentive award. The maximum pay-out a NEO could receive for annual incentive awards is 150% of target under the approved 2023 PBIP objectives plus the potential for up to 10 additional percentage points from the approved 2023 strategic modifier objectives. The maximum pay-out a NEO could receive for annual incentive awards under the KEIP in any fiscal year is $5,000,000. The Committee may apply negative discretion to reduce annual awards based on factors considered relevant by the Committee, including financial enterprise, business unit and/or individual performance.

(3)
Values in this row represent the threshold, target, and maximum pay-outs for the 2023-2025 CIU cycle. The maximum pay-out a NEO could receive for long-term incentive awards is 200% of target under the approved 2023 CIU objectives. The maximum pay-out a NEO could receive for long-term incentive awards under the KEIP in any fiscal year is $15,000,000. The Committee may apply negative discretion to reduce long-term awards based on factors considered relevant by the Committee, including financial enterprise, business unit, and/or individual performance. The target value of each CIU is $1.00 per unit.

Mr. Lautenbach’s CIU award granted in 2023 was forfeited upon his involuntary termination as it had not been outstanding for at least one year.
(4)
The number of shares subject to the performance-based RSUs was based on the 10-trading day average closing price of $4.38 prior to and including the February 14, 2023 grant date. The financial performance hurdle was met as of December 31, 2023, however, the award remains subject to forfeiture over the remaining vesting period. This award is scheduled to vest on a pro-rata basis over a three-year period ending February 24, 2026.

Mr. Lautenbach’s RSU award granted in 2023 was forfeited upon his involuntary termination as it had not been outstanding for at least one year.
(5)
Special performance-based RSUs were granted based on the actual closing price of $3.49 on the October 2, 2023 grant date. The closing price is utilized to determine the number of RSUs to be awarded. This award will vest on the same schedule as the performance-based RSUs granted February 14, 2023 (three equal annual installments beginning with the fourth Tuesday in February 2024).

 Executive Compensation Tables and Related Narrative
OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table provides information on the NEOs’ current option and stock award holdings. This table includes unexercised or unvested option awards, and unvested performance and time-based RSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table.(1) For additional information about the option and stock awards, please see the description of equity incentive compensation under “Compensation Discussion and Analysis” (CD&A) on page 53 of this Proxy Statement.
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jason Dies	2/8/2016	17,668	0	16.820	2/7/2026	-	-
	2/6/2017	54,688	0	13.160	2/5/2027	-	-
	2/5/2018	80,972	0	12.640	2/4/2028	-	-
	2/5/2019	100,503	0	6.600	2/4/2029	-	-
	2/4/2020	257,426	0	3.980	2/3/2030	-	-
	3/3/2021	37,356	18,678	8.640	3/2/2031	-	-
	3/3/2021	-	-	-	-	9,771	42,992
	2/14/2023	-	-	-	-	146,119	642,924
	10/2/2023	-	-	-	-	57,307	252,151
Ana Chadwick	2/16/2021	-	-	-	-	18,769	82,584
	3/3/2021	35,919	17,960	8.640	3/2/2031	-	-
	3/3/2021	-	-	-	-	9,395	41,338
	2/14/2023	-	-	-	-	114,155	502,282
Gregg Zegras	2/8/2016	8,834	0	16.820	2/7/2026	-	-
	2/6/2017	27,344	0	13.160	2/5/2027	-	-
	12/26/2018	75,000	0	5.990	12/25/2028	-	-
	3/3/2021	35,919	17,960	8.640	3/2/2031	-	-
	3/3/2021	-	-	-	-	9,395	41,338
	2/14/2023	-	-	-	-	114,155	502,282
Daniel J. Goldstein	2/8/2016	47,703	0	16.820	2/7/2026	-	-
	2/6/2017	67,500	0	13.160	2/5/2027	-	-
	2/5/2018	54,656	0	12.640	2/4/2028	-	-
	2/5/2019	75,377	0	6.600	2/4/2029	-	-
	2/4/2020	148,515	0	3.980	2/3/2030	-	-
	3/3/2021	30,173	15,086	8.640	3/2/2031	-	-
	3/3/2021	-	-	-	-	7,892	34,725
	2/14/2023	-	-	-	-	114,155	502,282
James Fairweather	2/8/2016	17,668	0	16.820	2/7/2026	-	-
	2/6/2017	54,688	0	13.160	2/5/2027	-	-
	12/26/2018	75,000	0	5.990	12/25/2028	-	-
	3/3/2021	-	-	-	-	30,252	133,109
	2/14/2023	-	-	-	-	146,119	642,924
Marc B. Lautenbach	2/8/2016	388,693	0	16.820	2/7/2026	-	-
	2/6/2017	550,000	0	13.160	2/5/2027	-	-
	2/5/2018	526,316	0	12.640	2/4/2028	-	-
	2/4/2020	1,287,129	0	3.980	2/3/2030	-	-
	3/3/2021	303,879	0	8.640	3/2/2031	-	-

 Executive Compensation Tables and Related Narrative
(1)	NSOs and Stock Awards Vesting Schedule
Grant Date	Award Type	Vesting Schedule
2/16/2021	Time-based RSU	Three year vesting; one-third remains unvested; final tranche vests on February 16, 2024
3/3/2021	NSO	Three year vesting; one-third remains unvested; final tranche vests on March 12, 2024
3/3/2021	Performance-based RSU / Time-based RSU	Three year vesting; one-third remains unvested; vests on March 12, 2024
2/14/2023	Performance-based RSU	Three year vesting; 100% remain unvested; one-third vests on February 27, 2024, one-third vests on February 25, 2025, and one-third vests on February 24, 2026.
10/2/2023	Performance-based RSU	100% remain unvested; one-third vests on February 27, 2024, one-third vests on February 25, 2025, and one-third vests on February 24, 2026.
(2)	These amounts were calculated based on the closing price of the Company’s Common Stock of $4.40 per share as of December 29, 2023, the last trading day of 2023.

 Executive Compensation Tables and Related Narrative
OPTION EXERCISES AND STOCK VESTED DURING 2023 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jason Dies	-	-	31,546	130,022
Ana Chadwick	-	-	28,163	115,747
Gregg Zegras	-	-	26,983(3)	110,761
Daniel J. Goldstein	-	-	20,454(4)	83,658
James Fairweather	-	-	77,152	315,216
Marc B. Lautenbach	-	-	214,853(5)	829,025
(1)
Performance-based RSUs granted in 2020 had a pro-rata vesting on February 14, 2023; performance-based RSUs granted in 2021 had a pro-rata vesting on March 14, 2023 and a vesting for outstanding shares as of October 1, 2023 for Mr. Lautenbach, who was retirement eligible at the time of his departure from the Company and therefore his third tranche fully vested as of the last day worked. Time-based special RSUs granted in 2021 had a pro-rata vesting on February 16, 2023. Figures reported include shares withheld to cover taxes.

(2)
These values were determined based on the average of the high and low trading price of $4.26 on the February 14, 2023 vesting date; $4.255 on the February 16, 2023 vesting date; $3.82 on the March 14, 2023 vesting date; and $3.06 on September 29, 2023, the last trading day prior to the October 1, 2023 vesting date.

(3)
The figures reported for Mr. Zegras also include 9,111 deferred shares from the 2021 RSU grant; all of which are also reflected in the Nonqualified Deferred Compensation Table as 2023 contributions. The receipt of these has been deferred until six months following Mr. Zegras’ termination or retirement from the Company.

(4)
The figures reported for Mr. Goldstein also include 11,199 deferred shares from the 2020 RSU grant; all of which are also reflected in the Nonqualified Deferred Compensation Table as 2023 contributions. The receipt of these has been deferred until six months following Mr. Goldstein’s termination or retirement from the Company.

(5)
The figures reported for Mr. Lautenbach also include 105,253 deferred shares from the 2020 RSU grant and 102,244 deferred shares from the 2021 RSU grant; all of which are also reflected in the Nonqualified Deferred Compensation Table as 2023 contributions. The receipt of these has been deferred until April 1, 2024, six months following termination or retirement from the Company.

Pension Benefits
The qualified Pension Plan and nonqualified Pension Restoration Plan were frozen for all participants by December 31, 2014. There are no further accruals under the qualified Pension Plan or the nonqualified Pension Restoration Plan, except as required by law. For additional information, please see discussion under “Other Indirect Compensation” on page 68 of this Proxy Statement. Mr. Goldstein and Mr. Fairweather are the only pension-eligible NEOs and are fully vested in their pension benefits.
The following table provides information regarding the present value of accumulated pension benefits. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan is a broad-based tax-qualified plan under which employees hired prior to January 1, 2005 are generally eligible to retire with unreduced benefits at age 65. The Pension Restoration Plan is a nonqualified defined benefit plan, which provides benefits to employees who participate in the qualified Pension Plan with compensation greater than the applicable IRC compensation limit for the corresponding plan year, and to those employees who defer portions of their compensation under the DISP. The Pension Restoration Plan mirrors the formula in the qualified Pension Plan and does not provide above-market interest rates on deferred compensation.
The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2023 under the Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable commencing upon the executive attaining age 65, and in an amount consistent with the assumptions as described in Note 13 to the consolidated financial statements included in the 2023 Form 10-K.

 Executive Compensation Tables and Related Narrative
PENSION BENEFITS TABLE AS OF DECEMBER 31, 2023(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Daniel J. Goldstein	Pitney Bowes Pension Plan	8.92	155,744	0
	Pitney Bowes Pension Restoration Plan	8.92	100,759	0
James Fairweather	Pitney Bowes Pension Plan	13.75	135,966	0
	Pitney Bowes Pension Restoration Plan	13.75	28,781	0
(1)	Mr. Goldstein and Mr. Fairweather are the only pension-eligible NEOs and are fully vested in their pension benefit.
(2)
Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan are detailed in note 13 to the financial statements included in the 2023 Form 10-K. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the PPA 417(e) Unisex Mortality table.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:
•	The Pitney Bowes Pension and Pension Restoration Plans apply only to U.S. employees hired prior to January 1, 2005 and were frozen for all participants effective December 31, 2014.
•	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.
•	The vesting period is three years.
•
Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, NSOs, restricted stock, performance-based RSUs, time-based RSUs, PSUs, hiring bonuses, Company contributions to benefits, and expense reimbursements.

•	The formula to determine benefits is generally based on age, years of service, and final average of the five highest consecutive calendar year earnings.
•
The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.
•	The distribution alternatives under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of IRC 409A of the Code.
•	No extra years of credited service are provided and no above-market earnings are credited under the plan.
Deferred Compensation
Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan, the DISP, and deferrals under the Pitney Bowes Executive Equity Deferral Plan.
The Pitney Bowes 401(k) Restoration Plan is a nonqualified deferred compensation plan restoring benefits that would have otherwise been made in the qualified 401(k) Plan but for IRC limitations. The DISP is a nonqualified deferred compensation plan where certain employees may defer their incentives and base salaries. The Pitney Bowes 401(k) Restoration Plan and DISP are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the Company and are subject to the Company’s creditors. The Company reserves the right to fund a grantor trust to assist in accumulating funds to pay the Company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the Company’s creditors.
Under the Pitney Bowes Executive Equity Deferral Plan, executives who are required to own certain levels of Company stock under the executive stock ownership policy may elect to defer the settlement of performance or time-based RSUs and PSUs upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the award vests, which are also deferred as RSUs. Deferred RSUs and PSUs are unfunded deferred compensation subject to the Company’s general creditors.

 Executive Compensation Tables and Related Narrative
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2023

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jason Dies
401(k) Restoration Plan(1)	-	49,816	33,159	-	230,764
Deferred Incentive Savings Plan(2)	28,886	-	17,833	-	125,053
Deferred PSUs(3)	-	-	1,327	-	9,733
Deferred RSUs(3)	-	-	1,633	-	11,972
Dividend Equivalents(3)	1,165	-	877	-	5,862
Ana Chadwick
401(k) Restoration Plan(1)	-	32,449	3,847	-	36,296
Deferred Incentive Savings Plan(2)	-	-	1,214	-	5,835
Deferred PSUs(3)	-	-	-	-	-
Deferred RSUs(3)	-	-	-	-	-
Dividend Equivalents(3)	-	-	-	-	-
Gregg Zegras
401(k) Restoration Plan(1)	-	10,821	33,152	-	223,525
Deferred Incentive Savings Plan(2)	10,910	-	464	-	11,374
Deferred PSUs(3)	-	-	-	-	-
Deferred RSUs(3)	34,804	-	10,751	-	80,177
Dividend Equivalents(3)	3,213	-	1,008	-	5,624
Daniel J. Goldstein
401(k) Restoration Plan(1)	-	24,606	56,546	-	448,779
Deferred Incentive Savings Plan(2)	-	-	66,422	-	516,093
Deferred PSUs(3)	-	-	45,023	-	330,172
Deferred RSUs(3)	47,708	-	48,916	-	396,493
Dividend Equivalents(3)	35,975	-	18,773	-	120,038
James Fairweather
401(k) Restoration Plan(1)	-	26,346	32,773	-	219,902
Deferred Incentive Savings Plan(2)	-	-	8,048	-	123,856
Deferred PSUs(3)	-	-	-	-	-
Deferred RSUs(3)	-	-	6,034	-	44,251
Dividend Equivalents(3)	2,400	-	1,860	-	12,465
Marc B. Lautenbach
401(k) Restoration Plan(1)	-	101,595	146,155	-	1,174,528
Deferred Incentive Savings Plan(2)	37,125	-	64,824	-	480,627
Deferred PSUs(3)	-	-	394,276	-	2,891,359
Deferred RSUs(3)	800,182	-	681,199	-	5,081,208
Dividend Equivalents(3)	382,332	-	190,185	-	1,207,994
(1)
In the Registrant Contributions in Last FY ($) column amounts shown are Company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2022 and credited under the 401(k) Restoration Plan in 2023.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown are the respective earnings or losses in the Pitney Bowes 401(k) Restoration Plan. These earnings or losses are not included in the Summary Compensation Table.

In the Aggregate Balance at Last FYE ($) column, the aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $133,244 for Mr. Dies; $77,231 for Mr. Zegras; $245,556 for Mr. Goldstein; $51,543 for Mr. Fairweather; and $728,418 for Mr. Lautenbach.

(2)	In the Executive Contributions in Last FY ($) column, amounts represent the portion of the annual incentives earned in 2022 and paid in 2023 and deferred under the DISP.

In the Aggregate Earnings/(Loss) in Last FY ($) column, amounts shown are the respective earnings or losses in the Pitney Bowes DISP. These earnings or losses are not included in the Summary Compensation Table.

In the Aggregate Balance at Last FYE ($) column, the aggregate balance for the DISP includes amounts previously reported as compensation in the Summary Compensation Table as follows: $140,505 for Mr. Dies; $5,139 for Ms. Chadwick; $210,000 for Mr. Goldstein; and $393,071 for Mr. Lautenbach.

 Executive Compensation Tables and Related Narrative
(3)
In the Executive Contributions in Last FY column, the value of executive contributions is calculated by multiplying the number of deferred PSUs and RSUs that vested in 2023 by the average of the high and low trading price of a share of Common Stock on the vesting date, and deferred dividend equivalents by the closing price of a share of Common Stock on the dividend date.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown reflect increases and decreases in accordance with the Company stock price and the value of deferred units.

In the Aggregate Balance at Last FYE ($) column, the amounts shown are calculated by multiplying the total number of deferred PSUs, RSUs and dividend equivalents by the stock closing price of $4.40 on December 29, 2023, the last trading day of 2023. This column reflects the following units: 2,212 PSUs, 2,721 RSUs and 1,332 dividend equivalents for Mr. Dies; 18,222 RSUs and 1,278 dividend equivalents for Mr. Zegras; 75,039 PSUs, 90,112 RSUs and 27,281 dividend equivalents for Mr. Goldstein; 10,057 RSUs and 2,833 dividend equivalents for Mr. Fairweather; and 657,127 PSUs, 1,154,820 RSUs and 274,544 dividend equivalents for Mr. Lautenbach. Ms. Chadwick has no deferred PSUs or RSUs.

The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:
•	The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain IRC limitations placed on tax-qualified 401(k) plans.
•	The vesting period is three years.
•	For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined in the same manner as the qualified 401(k) Plan.
•
Participants need to contribute the allowable maximum pre-tax contributions to the 401(k) Plan to be eligible for any Company match in the 401(k) Restoration Plan. Once the pre-tax maximum is contributed by the participant into the qualified 401(k) Plan, the Company will match the same percentage of eligible compensation that the Participant defers under the 401(k) Plan and the DISP up to a maximum 4% of eligible compensation.

•
To the extent the participant has eligible earnings in excess of the IRC compensation limitation, the 2% core contribution is made into the 401(k) Restoration Plan. For additional information, please see discussion under “Other Indirect Compensation” on page 68 of this Proxy Statement.

•	As of December 31, 2023, all eligible NEOs are fully vested in their accounts with the exception of Ms. Chadwick, who will be fully vested after three years of service (as of January 29, 2024).
•	No above-market earnings are credited under the plan.
•	Distributions from the 401(k) Restoration Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.
The material terms of the DISP are as follows:
•	The DISP allows “highly-compensated employees” to defer up to 100% of annual incentives and long-term cash incentives. Base salary deferral is permissible only for certain key employees.
•	No above-market earnings are credited under the plan.
•	Distributions from the DISP are made based on elections submitted by NEOs and are compliant with IRC 409A.
Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those offered under the qualified Pitney Bowes 401(k) Plan including a variety of publicly available bond funds, money market funds, equity funds, and blended funds.
The material terms of the Pitney Bowes Executive Equity Deferral Plan:
•
Certain executives with performance or time-based RSUs and PSUs who are subject to the executive stock ownership policy may voluntarily elect to defer settlement of the awards until termination or retirement.

•	Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.
•	Distributions from the Executive Equity Deferral Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.
Potential Payments upon Termination or Change of Control
The following table reflects the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2023, given the NEO’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.

 Executive Compensation Tables and Related Narrative
For purposes of valuing NSOs in the “Post-Termination Payments” tables, we assume that upon a Change of Control, all vested outstanding NSOs will be cashed out using the difference between the NSO exercise price and $4.40, the closing price of our Common Stock as of December 29, 2023, the last trading day of 2023.
All payments are payable by the Company in a lump sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our Company’s stock price and the executive’s age.
In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation Table for 2023” on page 82 of this Proxy Statement. For information on available types of distributions under the plans, please see the narrative accompanying the “Nonqualified Deferred Compensation Table for 2023” starting on page 82 of this Proxy Statement.
The benefits described in the following table are in addition to benefits available regardless of the occurrence of such an event, such as currently vested and exercisable NSOs, and benefits generally available to salaried employees, such as distributions under the Company’s 401(k) Plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the Committee, or in the case of the CEO, the independent Board members, may, if deemed appropriate, enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below. Additional information regarding the consequences of retiree status is discussed in the following “Estimated Post-Termination Payments and Benefits” table and the footnotes in discussion related to the table.

 Executive Compensation Tables and Related Narrative
ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS(1)
Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)	Change of Control with Termination ($)(2)	Death and Disability ($)
Jason Dies	Severance	-	33,654 - 2,362,500	3,150,000	-
	Annual Incentive	-	0 - 302,400	700,000	302,400
	Stock Options Accelerated(3)	-	0 - 0	0	0
	Restricted Stock Units Accelerated(4)	-	0 - 42,992	938,067	938,067
	Cash Incentive Units(5)
	2021-2023 cycle	-	0 - 483,600	780,000	483,600
	2022-2024 cycle	-	0 - 292,560	828,000	292,560
	2023-2025 cycle	-	0 - 0	960,000	297,600
	Financial Counseling(6)	-	0 - 22,193	-	-
	Medical & other benefits(7)	-	-	90,141	-
	Total(9)	-	33,654 - 3,506,245	7,446,208	2,314,227
Ana Chadwick	Severance	-	23,462 - 1,647,049	2,196,065	-
	Annual Incentive	-	0 - 210,822	488,014	210,822
	Stock Options Accelerated(3)	-	0 - 0	0	0
	Restricted Stock Units Accelerated(4)	-	0 - 41,338	543,620	543,620
	Special RSUs Accelerated(4)	-	0 - 82,584	82,584	82,584
	Cash Incentive Units(5)
	2021-2023 cycle	-	0 - 465,000	750,000	465,000
	2022-2024 cycle	-	0 - 265,000	750,000	265,000
	2023-2025 cycle	-	0 - 0	750,000	232,500
	Financial Counseling(6)	-	0 - 22,193	-	-
	Medical & other benefits(7)	-	-	82,555	-
	Total(9)	-	23,462 - 2,733,986	5,642,838	1,799,526
Gregg Zegras	Severance	-	32,923 - 2,311,200	3,081,600	-
	Annual Incentive	295,834	295,834 - 295,834	684,800	295,834
	Stock Options Accelerated(3)	0	0 - 0	0	0
	Restricted Stock Units Accelerated(4)	41,338	41,338 - 41,338	543,620	543,620
	Cash Incentive Units(5)
	2021-2023 cycle	465,000	465,000 - 465,000	750,000	465,000
	2022-2024 cycle	265,000	265,000 - 265,000	750,000	265,000
	2023-2025 cycle	232,500	232,500 - 232,500	750,000	232,500
	Financial Counseling(6)	-	0 - 22,193	-	-
	Medical & other benefits(7)	-	-	89,676	-
	Total(9)	1,299,672	1,332,595 - 3,633,065	6,649,696	1,801,954
Daniel J. Goldstein	Severance	-	23,395 - 1,642,324	2,189,765	-
	Annual Incentive	210,217	210,217 - 210,217	486,614	210,217
	Stock Options Accelerated(3)	0	0 - 0	0	0
	Restricted Stock Units Accelerated(4)	34,725	34,725 - 34,725	537,007	537,007
	Cash Incentive Units(5)
	2021-2023 cycle	390,600	390,600 - 390,600	630,000	390,600
	2022-2024 cycle	397,500	397,500 - 397,500	750,000	265,000
	2023-2025 cycle	0	0 - 0	750,000	232,500
	Financial Counseling(6)	-	0 - 22,193	-	-
	Medical & other benefits(7)	-	-	51,880	-
	Incremental Pension Benefit(8)	-	0 - 0	31,632	-
	Total(9)	1,033,042	1,056,437 - 2,697,559	5,426,898	1,635,324

 Executive Compensation Tables and Related Narrative
Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)	Change of Control with Termination ($)(2)	Death and Disability ($)
James Fairweather	Severance	-	22,617 - 1,411,315	1,881,754	-
	Annual Incentive	-	0 - 152,422	352,829	152,422
	Stock Options Accelerated(3)	-	-	-	-
	Restricted Stock Units Accelerated(4)	-	0 - 133,109	776,032	776,032
	Cash Incentive Units(5)
	2021-2023 cycle	-	0 - 213,900	345,000	213,900
	2022-2024 cycle	-	0 - 275,600	780,000	275,600
	2023-2025 cycle	-	0 - 0	960,000	297,600
	Financial Counseling(6)	-	0 - 22,193	-	-
	Medical & other benefits(7)	-	-	77,944	-
	Incremental Pension Benefit(8)	-	0 - 5,534	19,246	-
	Total(9)	-	22,617 - 2,214,073	5,192,805	1,715,554
(1)
All data is shown assuming termination on December 31, 2023. Post-termination payments and benefits are further discussed in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 87 of this Proxy Statement.

Mr. Lautenbach’s last day with Pitney Bowes was October 1, 2023. As a result of his involuntary termination, Mr. Lautenbach and the Company entered into a Separation Agreement and General Release providing for the severance payments and benefits for which Mr. Lautenbach was eligible under the Company’s Severance Pay Plan, determined in accordance with the Company’s general practices for determining severance pay, as well as benefits he is entitled to upon retirement. Mr. Lautenbach received a cash payment of severance benefits in an amount equal to the sum of 78 weeks of both base salary plus his target annual incentive award (payable in equal installments in accordance with the Company’s payroll practices over the 78-week severance period), and also received a prorated 2023 annual incentive award based on actual performance for the 2023 performance period. Because Mr. Lautenbach was retirement eligible (since June 2021) at the time of his departure, under the pre-existing terms of our equity plan and applicable equity grant agreements, outstanding equity awards consisting of 101,293 NSOs and 52,988 RSUs vested at separation and a total of 8,460,000 CIUs (4,230,000 from the 2021 grant and 4,230,000 from the 2022 grant) will continue vesting and be paid based on the target multipliers at the end of the performance period. Equity awards not outstanding at least one year are forfeited under the pre-existing terms and conditions and grant agreements; accordingly, Mr. Lautenbach forfeited his 2023 RSU award of 643,836 RSUs and his 2023 CIU award of 4,230,000 units. Refer to Form 8-K filed October 2, 2023 for a copy of the complete Separation Agreement and General Release.

Mr. Goldstein and Mr. Zegras are the only retirement eligible NEOs.
(2)
The Company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control Severance benefits, the Company utilizes a “best net” approach. Under this approach, a determination is made as to whether paying the full Change of Control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit. The amounts reported in the table above do not reflect the application of any reduction in compensation pursuant to this approach.

(3)
In cases of retirement, options outstanding for at least one year will immediately vest and remain exercisable for the balance of the option term. In cases of involuntary not for cause termination, options outstanding for at least 12 months will continue to vest and remain exercisable for 24 months following termination of employment contingent upon signing a waiver and release. In cases of retirement or involuntary not for cause termination, options outstanding for less than 12 months forfeit. In cases of Change of Control, death, and disability, all outstanding options will immediately vest and remain exercisable for the balance of the option term.

(4)
Performance-based and time-based RSUs are valued at the closing price on December 29, 2023, the last trading day of 2023, and vesting rules are applied as described in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 87 of this Proxy Statement.

(5)
For retirement, involuntary termination, and death and disability purposes: CIUs for the 2021-2023 cycle are valued at 0.62 per unit (inclusive of TSR modifier) based upon actual achievement of performance metrics, CIUs for the 2022-2024 cycle are being accrued at 0.53 per unit (inclusive of TSR modifier), and the CIUs for the 2023-2025 cycle are being accrued at 0.93 per unit (inclusive of TSR modifier). For Change of Control purposes, CIUs are valued at target.

For more information, please see “Explanation of Benefits Payable upon Various Termination Events” on page 87 of this Proxy Statement.
(6)	Amount shown is the incremental cost to the Company of providing financial counseling through the severance period using the 2023 financial rate of $14,795.
(7)
Amount shown is the present value of the Company’s incremental cost to continue medical and other health and welfare plans for two years, plus the Company’s cost for outplacement services calculated at 12 percent of base salary up to a maximum of $50,000.

(8)
Mr. Goldstein and Mr. Fairweather are the only pension eligible NEOs and are fully vested in their pension benefit. Amounts shown in the case of a Change of Control with termination and Involuntary Not for Cause Termination is the increase in lump-sum actuarial equivalent of the pension age and service and earnings credits for the associated severance period. The incremental pension benefit under Involuntary Not for Cause Termination was a decrease of $19,031 for Mr. Goldstein. For purposes of computing amounts in the table above, negative values were reflected at $0.

(9)
Ranges under the Involuntary Not for Cause Termination column represent variance between the named executive officer’s basic severance plan and conditional severance payment as explained in “Involuntary/Not for Cause Termination – Severance Pay Plan” on page 87 of this Proxy Statement. Ranges also include applicability of retiree treatment where relevant.

 Executive Compensation Tables and Related Narrative
Explanation of Benefits Payable upon Various Termination Events
Resignation
A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.
Early and Normal Retirement
The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service, and normal retirement at age 65 with at least three years of service.
The long-term incentive program defines retirement as at least age 60 with five or more years of service. For those who have not reached 60 years of age, early retirement is defined as at least age 55 with ten or more years of service.
NEOs meeting the requirements for retirement are entitled to a prorated annual incentive award in addition to the following upon termination:
NEOs at least 60 years of age with five or more years of service:
•	PSUs and CIUs which are outstanding for at least 12 months prior to separation, fully vest at the end of the performance period. Awards outstanding for less than 12 months are forfeited.
•
NSOs and performance-based and time-based RSUs, which are outstanding for at least 12 months prior to separation, fully vest. NSOs remain exercisable for the duration of the term. Awards outstanding for less than 12 months are forfeited.

NEOs at least 55 years of age with ten or more years of service:
•
Prorated PSUs and CIUs based on full months of active service during the performance period vest at the end of the performance period. However, for NEOs at least 60 years of age with one or more CIU grants outstanding for at least 12 months fully vest, while those outstanding less than 12 months are forfeited;

•
NSOs, performance-based and time-based RSUs outstanding for at least 12 months fully vest and NSOs remain exercisable for the duration of the term. Awards outstanding less than 12 months are forfeited.

Involuntary/Not for Cause Termination – Severance Pay Plan
We maintain a severance pay plan that provides for separation pay to full-time employees based in the United States whose employment is terminated under certain business circumstances. The Pitney Bowes Severance Pay Plan (the “Severance Pay Plan”) provides a continuation of compensation upon a termination by the Company due to a full or partial shutdown of a business, a facility or department; certain sales of all or part of the Company’s business; the elimination of the employee’s job; or other circumstances deemed appropriate by the Company in its discretion as summarized below. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.
The Severance Pay Plan provides for a minimum of two-weeks of salary continuation (Base Severance) and for one week of salary continuation benefits per year of service and a half week of salary continuation for each completed half year of service, inclusive of Base Severance. Salary continuation benefits in excess of two weeks of salary require a signed agreement containing a waiver and release (Conditional Severance). The Company’s practice is generally to pay additional severance based on factors such as years of service and level within the Company. NEOs may be eligible for up to 78 weeks of the sum of both base pay and current target annual incentive, inclusive of severance payable under the Severance Pay Plan. The maximum severance benefit under the Severance Pay Plan is two years of salary continuation.
In the event a participant terminates employment under the terms of a written severance agreement but is not otherwise retirement eligible:
•
Under the applicable award agreements, PSUs outstanding for at least 12 months are prorated based on service during the three-year performance cycle, vested and paid at the end of each three-year cycle

•	For NEOs, NSOs and performance-based and time-based RSUs outstanding for at least 12 months will continue to vest up to 24 months following termination and will expire at the end of this period

 Executive Compensation Tables and Related Narrative
•	Under the KEIP, CIUs outstanding for at least 12 months will be prorated based on service during the three-year performance cycle, vested and paid at the end of each three-year cycle.
In the event of a sale, spin-off or outsourcing of a business unit:
•
Under the applicable award agreements, time-based RSUs will vest in full, performance-based RSUs will vest upon meeting the applicable performance goal, and PSUs will vest on a prorated basis based on service during the performance cycle with the number of units vesting determined and converted into stock at the end of the three-year cycle.

•	Under the KEIP, CIUs will be prorated based on service during the performance cycle.
The Board has the discretion to accelerate vesting of restricted stock, performance-based RSUs, time-based RSUs, PSUs, and CIUs that would otherwise be forfeited.
We may offer additional severance benefits to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional severance could include the following payments:
•	A prorated annual incentive award to the date of termination of employment;
•	Financial counseling through the severance period; and
•	Outplacement services.
Termination for Cause
Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs. “Cause” as defined under the Severance Pay Plan means with respect to the Company, embezzlement, malfeasance, commission of a felony, the non-performance of one’s job or duties as determined by the Company in its sole discretion and acts of moral turpitude.
Death
The NEO’s beneficiary would be entitled to the following upon the executive’s death:
•	A prorated annual incentive award;
•	PSUs and CIUs are prorated through the date of death and vest at the end of the performance period;
•	All NSOs will vest upon death. The NEO’s beneficiary can exercise NSOs during the remaining term of the grant; and
•	Any unvested performance-based and time-based RSUs will vest.
Disability
Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:
•	A prorated annual incentive award;
•	PSUs and CIUs are prorated through the date of disability and vest at the end of the performance period; and
•	All NSOs, performance-based and time-based RSUs will vest upon disability vesting date (two years after the onset of LTD). NSOs can be exercised during the remaining term of the grant.

 Executive Compensation Tables and Related Narrative
Change of Control Arrangements
Set forth below is a summary of our Change of Control arrangements as provided in the Senior Executive Severance Policy applicable to senior executives, including NEOs, and the Company’s Stock Plan.
A Change of Control is generally defined as:
•	certain acquisitions of 30% or more of our Common Stock or 30% or more of the combined voting power of our voting securities by an individual, entity or group;
•	the replacement of a majority of the Board other than by approval of the incumbent Board;
•	the consummation of certain reorganizations, mergers, or consolidations where greater than 50% of our Common Stock and voting power changes hands; or
•	the approval by stockholders of the liquidation or dissolution of the Company.
In the event of a Change of Control, followed by a termination from employment without cause or for good reason (defined as certain diminutions in position, authority, duties, responsibilities, compensation or benefits, annual incentive opportunity or relocations, or a successor’s failure to assume the Senior Executive Severance Policy) within two years of a Change of Control, or a Change of Control preceded within 60 days by a termination of employment at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or in anticipation of a Change of Control, NEOs will receive the following severance benefits (assumes termination date of December 31, 2023):
•	Two times the NEO’s annual base salary plus two times the target annual incentive, generally payable in a lump sum;
•
Health and welfare benefits for the executive and his or her dependents at active employee rates will be provided for a two-year period; and outplacement services of not more than the lesser of $50,000 and 12% of the executive’s salary;

•
An amount equal to the difference between (1) the lump sum actuarial equivalent of the benefit under the Pension Plan and the Pension Restoration Plan which the executive would receive if his or her employment continued during the two-year period following the Change of Control, assuming the executive is fully vested in his or her benefit under the Pension Plan as of the termination date, and (2) the lump sum actuarial equivalent of the executive’s actual benefit (paid and payable), if any, under the Pension Plan and the Pension Restoration Plan as of the termination date;

•
PSUs to the extent they are outstanding, are vested and converted into either Common Stock or cash, based on target performance, on a NEO’s termination upon a change of control. If the NEO is not terminated upon a change of control or the acquirer does not assume the Company’s Stock Plan or awards, PSUs will vest upon the Change of Control and are converted into either Common Stock or cash based on target performance at the earlier of the NEO’s termination of employment within two years of the change of control or the end of the award’s three-year performance cycle;

•
Performance-based and time-based RSUs and NSOs are vested on a NEO’s termination upon a Change of Control with performance-based and time-based RSUs being converted into Common Stock or cash (based on target performance with respect to performance-based RSUs), and NSOs remain exercisable for the balance of the award term. If a NEO is not terminated upon a Change of Control or the acquirer does not assume the Company’s Stock Plan or awards, (1) performance-based and time-based RSUs vest upon a Change of Control and will be converted into Common Stock or cash upon the earlier of the NEO’s termination of employment within two years of the Change of Control or the normal award vesting dates; and (2) NSOs will either be cashed out upon the change of control or will vest and become exercisable upon the earlier of the NEOs termination of employment within two years of the Change of Control or the normal vesting dates for the balance of the term;

•
The Company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control severance benefits the Company utilizes a “best net” approach. Under this approach a determination is made as to whether paying the full Change of Control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit.

In addition, under the KEIP, in the event of a Change of Control;
•
A prorated target incentive award for the calendar year of the Change of Control. If the NEO is not terminated upon a Change of Control, they will be paid a target incentive award for the calendar year of the Change of Control and will be paid on the date on which annual incentive awards would otherwise have been paid absent a Change of Control;

•
CIUs will be valued at target, as established for each outstanding performance cycle, and paid on the date on which such cycle would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control, they will be paid no later than 15 days after the termination date.

 Executive Compensation Tables and Related Narrative
CEO Pay Ratio
Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K based on our payroll and employment records and the methodology described below.
To identify the median employee, we reviewed our employee population as of October 2, 2023, excluding Mr. Dies, the Interim CEO, in accordance with SEC rules. The date used is a shift from our previous median employee selection date of October 1st, which was done to accommodate our October 2, 2023 CEO transition (as discussed in the CD&A above, we had more than one CEO during 2023, as Mr. Dies was appointed as our interim CEO, replacing Mr. Lautenbach). The consistently applied compensation measure used in the determination was annual base salary; for most of our employees, base salary is the primary or sole compensation component and provides an accurate depiction of total earnings.
The 2023 annual total compensation of Mr. Dies was $2,712,791 as reported in the 2023 Summary Compensation Table in this Proxy Statement. The annual total compensation of our median employee in 2023 was $49,878. Therefore, the ratio of the annual total compensation of Mr. Dies to that of our median employee in 2023 was approximately 54 to 1.

 Executive Compensation Tables and Related Narrative
2023 PAY VERSUS PERFORMANCE TABLE
The following table sets forth information regarding the Company’s performance and the “compensation actually paid” (CAP) to our NEOs, as calculated in accordance with SEC disclosure rules:
Year(1)	Summary Compensation Table Total for PEO(2)		Compensation Actually Paid to PEO(3)		Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:(4)			Net Income (in thousands)	Adjusted Earnings Before Interest and Taxes (in thousands)(5)
	Jason Dies	Marc B. Lautenbach	Jason Dies	Marc B. Lautenbach			Total Shareholder Return	New Peer Group Total Shareholder Return	Old Peer Group Total Shareholder Return
2023	$2,712,791	$7,266,238	$2,794,637	$4,656,167	$1,808,904	$1,840,026	$131	$105	n/a	$(385,627)	$171,595
2022	n/a	$7,023,960	n/a	$777,215	$1,617,341	$678,613	$107	$88	$88	$36,940	$153,780
2021	n/a	$4,913,938	n/a	$6,871,285	$1,599,173	$1,747,398	$177	$113	$111	$(1,351)	$173,689
2020	n/a	$4,713,361	n/a	$11,196,599	$1,401,141	$1,478,019	$161	$109	$109	$(180,376)	$213,584
(1)
Jason Dies has served as Interim CEO and Principal Executive Officer (“PEO”) since October 2, 2023; prior to this date in 2023, and for the entirety of 2022, 2021, and 2020, Marc B. Lautenbach served as the PEO; our other NEOs for the applicable years were as follows:

- 2023: Ana Chadwick, Gregg Zegras, Daniel Goldstein, and James Fairweather
- 2022: Ana Chadwick, Jason Dies, Daniel Goldstein, and James Fairweather
- 2021: Ana Chadwick, Jason Dies, Gregg Zegras, James Fairweather, and Joseph Catapano
- 2020: Jason Dies, Gregg Zegras, Daniel Goldstein, Joseph Catapano, and Stanley J. Sutula III
(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Dies and Mr. Lautenbach and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs, other than Mr. Lautenbach and, for 2023 only, Mr. Dies.

When the 2020 long term compensation awards were issued, we replaced PSUs with cash settled CIUs. Under SEC disclosure rules, stock awards are required to be included in the Summary Compensation Table in the year granted, while CIU awards are included at the end of the performance period when actually earned. This means Stock Awards and Total Compensation appear significantly higher for 2022 when compared to 2020 and 2021 because CIU awards are not included in the Summary Compensation Table until actually earned, and 2022 represented the first year that CIU payouts were included in the Summary Compensation Table for NEOs other than Mr. Zegras and Mr. Fairweather, who had a CIU payout in the 2021 Summary Compensation Table. This difference results from different disclosure rules on timing for different kinds of awards, and not on their value, and should normalize over time.
(3)
To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments made to 2023 amounts for Mr. Dies, Mr. Lautenbach, and for the average compensation of the other NEOs is set forth following the footnotes to this table.

(4)
In accordance with SEC rules, this column represents the annual change in the value of a $100 investment in Pitney Bowes Inc. and the indicated peer group from December 31, 2019 to the end of the indicated fiscal year, assuming the reinvestment of dividends.

Historical stock price performance is not necessarily indicative of future stock price performance. Total return for the peer group is based on market capitalization, weighted for each year. In 2022, as part of its annual process, the Committee reviewed the peer group and approved changes effective January 1, 2023 for the purposes of receiving NEO peer median pay levels and conducting pay practice reviews, as described in the “Compensation Discussion and Analysis” starting on page 53 of this Proxy Statement. Our new peer group, as reported in our 2023 Form 10-K is comprised of: ACCO Brands Corporation; Avery Dennison Corporation; Beyond, Inc. (name change from Overstock.com); Bread Financial Holdings, Inc. (name change from Alliance Data Systems); Cimpress plc; Deluxe Corporation; Diebold Nixdorf, Incorporated (included from 8/14/23 when it emerged from bankruptcy); Etsy, Inc.; Fidelity National Information Services, Inc.; Fiserv, Inc.; GXO Logistics, Inc. (included from 7/22/21 when it began trading); Hub Group, Inc.; NCR Voyix Corporation (name change from NCR Corporation); Rockwell Automation, Inc.; Ryder System, Inc.; Schneider National, Inc.; The Western Union Company; W.W. Grainger, Inc.; and Xerox Holdings Corporation.
Our old peer group, as was reported in our Annual Report on Form 10-K for the year ended December 31, 2022, was comprised of: ACCO Brands Corporation; Avery Dennison Corporation; Bread Financial Holdings, Inc.; Cimpress plc; Deluxe Corporation; Diebold Nixdorf, Incorporated; Etsy, Inc.; Fidelity National Information Services, Inc.; Fiserv, Inc.; Hub Group, Inc.; NCR Corporation; Overstock.com, Inc.; Rockwell Automation, Inc.; Ryder System, Inc.; Schneider National, Inc. (included from 4/6/17 when it began trading); The Western Union Company; W.W. Grainger, Inc.; and Xerox Holdings Corporation.
(5)
Adjusted EBIT is a non-GAAP measure. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 96 of this Proxy Statement. Adjusted EBIT is the Company selected measure due to the Company’s strategic focus on profitable revenue growth. The Company selected measure may change from year to year.

 Executive Compensation Tables and Related Narrative
Reconciliation of Compensation Actually Paid Adjustments:
Year	Summary Compensation Table Total ($)(a)	(Minus) Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans ($)(b)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($)(c)	(Minus) Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(d)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Year ($)(e)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(f)	Plus Fair Value Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)(g)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(h)	Fair Value as of Prior Fiscal Year End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(i)	Equals Compensation Actually Paid ($)
	Jason Dies
2023	2,712,791	-	-	769,893	829,978	10,708	-	11,053	-	2,794,637
	Marc B. Lautenbach
2023	7,266,238	-	-	2,581,782	0	0	-	(28,289)	-	4,656,167
	Other NEOs (Average)(j)
2023	1,808,904	5,831	0	489,806	498,356	16,992	-	11,411	-	1,840,026
(a)	Represents Total Compensation as reported in the Summary Compensation Table for 2023. With respect to the other NEOs, amounts shown represent averages.
(b)	Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for 2023.
(c)
Represents the sum of the actuarial present value of the benefits under all defined benefit and actuarial pension plans attributable to services rendered during 2023, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)	Represents the grant date fair value of the stock option and stock awards granted during 2023, computed in accordance with the methodology used for financial reporting purposes.
(e)
Represents the fair value as of December 31, 2023 of the outstanding and unvested option awards and stock awards granted during 2023, using year-end stock price, and otherwise computed in accordance with the methodology used for financial reporting purposes.

(f)
Represents the change in fair value during 2023 of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of December 31, 2023, using year-end stock price, and otherwise computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of December 31, 2023.

(g)	Represents the fair value at vesting of the option awards and stock awards that were granted and vested during 2023, computed in accordance with the methodology used for financial reporting purposes.
(h)
Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during 2023, using the average of the high and low stock price on the vesting date for RSUs and PSUs, and otherwise computed in accordance with the methodology used for financial reporting purposes.

(i)
Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in 2023, using year-end stock price, and otherwise computed in accordance with the methodology used for financial reporting purposes.

(j)	See footnote 1 above for the NEOs included in the average for 2023.
Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
Below is a list of performance measures, which in the Company’s assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2023. Please see the CD&A for further information regarding how each of these measures is used in the Company’s executive compensation program.
•	Adjusted EBIT
•	Adjusted EPS
•	Adjusted FCF
•	Revenue Growth
•	Stock Price

 Executive Compensation Tables and Related Narrative
Relationship Between Pay and Performance
We believe the compensation actually paid in each of the years reported above and over the four-year cumulative period are reflective of the Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under the annual incentive pool, including our Adjusted EBIT performance. The CD&A describes in greater detail the Committee’s emphasis on “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.
The following graphs illustrate the relationship between pay and performance.
Pay vs. TSR

 Executive Compensation Tables and Related Narrative
Pay vs. Adjusted EBIT

Pay vs. Net Income

*Note: Refer to the Company’s 2023 Form 10-K and 2020 Annual Report regarding Goodwill Impairment Charges.

 NON-GAAP MEASURES AND RECONCILIATION TABLE
Non-GAAP Measures
The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in setting and measuring compensation targets, we use certain non-GAAP measures, such as adjusted Revenue Growth, Adjusted Earnings Before Interest and Taxes (Adjusted EBIT), Adjusted Margin, Adjusted Earnings Per Share (Adjusted EPS) and Adjusted Free Cash Flow (Adjusted FCF).
Adjusted EBIT, Adjusted Margin and Adjusted EPS exclude the impact of items like goodwill impairment charges, restructuring charges, gains and losses on debt extinguishment and other unusual or one-time items. Such items are often inconsistent in amount and frequency and as such, we believe the non-GAAP measures provide investors greater insight into the underlying operating trends of the business.
To provide investors a better understanding of underlying revenue performance, revenue growth is presented on a comparable basis that excludes the impacts of changes in foreign currency exchange rates, the divestiture of the Borderfree business effective July 1, 2022 and the impact of a change in presentation for certain revenues in the fourth quarter of 2022 from a gross basis to a net basis due to an adjustment in the terms of one of our contracts.
Free Cash Flow adjusts cash flows from operations calculated in accordance with GAAP for capital expenditures, restructuring payments and other special items. Adjusted Free Cash Flow excludes from Free Cash Flow changes in finance receivables. We believe Free Cash Flow and Adjusted Free Cash Flow provides investors insight into the amount of cash that management could have available for other discretionary uses.
Non-GAAP measures should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definitions of these non-GAAP measures may differ from similarly titled measures used by other companies.

 NON-GAAP MEASURES AND RECONCILIATION TABLE
Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Measures
(Unaudited)
(Dollars in thousands, except per share data)	2023
GAAP diluted loss per share	$ (2.20)
Restructuring charges	0.26
Goodwill impairment	1.91
Proxy solicitation fees	0.05
Gain on debt redemption	(0.01)
Foreign currency loss on intercompany loans	0.02
Adjusted diluted earnings per share(1)	$ 0.04

GAAP net cash provided by operating activities	$ 79,468
Capital expenditures	(102,878)
Restructuring payments	34,443
Proxy solicitation fee	10,905
Free cash flow	21,938
Net finance receivables	2,646
Adjusted free cash flow	$ 24,584

Reported revenue growth	(7.7%)
Impact of foreign currency	0.1%
Constant currency revenue growth	(7.6%)
Adjustment for change in revenue presentation	4.1%
Adjusted revenue growth for compensation	(3.5%)

GAAP net income	$ (385,627)
Provision for income taxes	(20,875)
Income before taxes	(406,502)
Restructuring charges	61,585
Goodwill Impairment	339,184
Proxy solicitation fees	10,905
Gain on debt redemption	(3,064)
Foreign currency loss on intercompany loans	5,761
Adjusted income before taxes	7,869
Interest expense, net	163,726

Adjusted earnings before interest and taxes	$ 171,595
Incentive compensation adjustment	(26,755)
Adjusted earnings before interest and taxes for compensation	$ 144,840

Revenue	3,266,348
Adjusted earnings before interest and taxes	171,595
Adjusted Margin for Compensation	5.25%
(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

 Compensation Committee Interlocks and Insider Participation
Compensation Committee Interlocks and Insider Participation
During 2023, there were no Executive Compensation Committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Exchange Act. The following individuals were members of the Executive Compensation Committee during 2023:
Steven D. Brill, Katie May, Sheila A. Stamps and Kurt Wolf.
Additional Information
Other Business
We are not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the individuals named in the enclosed proxy to vote the shares of Common Stock they represent in accordance with their judgment.
Solicitation of Proxies
In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the Company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes Common Stock and the Company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The Company has retained Morrow Sodali LLC to aid in the solicitation of proxies for a fee of $10,000 plus reimbursement of expenses. All costs associated with the solicitation of proxies for the Annual Meeting will be borne by the Company.
Communications with our Directors
All interested parties, including our stockholders, who wish to contact the Company’s directors may send written correspondence, to the attention of the Corporate Secretary, by email or to the Company’s principal executive offices:
Pitney Bowes Inc.
3001 Summer Street
Stamford, Connecticut 06926
Attention: Corporate Secretary
investorrelations@pb.com
Communications may be addressed to an individual director (including our Chair), or to the non-management directors.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such section shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Website references and links to other materials are for convenience only, and the content and information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

 Compensation Committee Interlocks and Insider Participation
Forward-Looking Statements
Certain statements in this Proxy Statement which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; our ability to continue to grow and manage unexpected fluctuations in volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; the loss of some of our larger clients in our Global Ecommerce and Presort Services segments; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or their performance under those contracts; the impacts of higher interest rates and the potential for future interest rate increases on our cost of debt; and other factors as more fully outlined in the 2023 Form 10-K filed on February 20, 2024 and other reports filed with the Securities and Exchange Commission. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this Proxy Statement as a result of new information, events or developments.
By order of the Board of Directors,
Lauren Freeman-Bosworth
Executive Vice President, General Counsel and Corporate Secretary

 Annex A: Proposed Amendments to the Restated Certificate of Incorporation to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
Annex A: Proposed Amendments to the Restated Certificate of Incorporation to Give Holders of 25% of the Company’s Stock the Right to Request a Special Meeting
Proposal 3 would amend Article Eighth of the Restated Certificate of Incorporation as set forth below; proposed additions are indicated by underlining, and proposed deletions are indicated by strikethrough:
Eighth:-
PROVISIONS RELATING TO STOCKHOLDER ACTION
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders.
Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions Article Fourth of this Certificate of Incorporation ~~and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation~~, a special meeting~~s~~ of the stockholders of the Corporation: (a) may be called at any time~~only~~ by the Board of Directors; and (b) shall be called by President, a Vice-President or the Secretary of the Corporation upon the written request or requests of one or more persons that: (i) own (as defined in the Bylaws of the Corporation, as amended from time to time) shares representing at least 25% of the voting power of the stock outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting as of the record date fixed in accordance with the By-laws of the Corporation (as amended from time to time) to determine who may deliver a written request to call the special meeting; and (ii) comply with such procedures for calling a special meeting of stockholders as may be set forth in the By-laws of the Corporation and amended from time to time. The foregoing provisions of this Article Fourth shall be subject to the provisions of the By-laws of the Corporation (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article Fourth hereof, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting ~~pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH~~.
A-1

 Annex B: Proposed Amendments to the By-Laws to Implement the Right to Request a Special Meeting
Annex B: Proposed Amendments to the By-laws to Implement the Right to Request a Special Meeting
The Board has amended Article I, Section 2 of the By-laws, contingent upon stockholder approval and implementation of the Special Meeting Right Amendment, as set forth below; proposed additions are indicated by underlining, and proposed deletions are indicated by strikethrough:
Section 2. Special Meeting. ~~Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.~~(a) Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, a special meeting of the stockholders of the Corporation: (i) may be called at any time by the Board of Directors; and (ii) shall be called by the President of the Corporation (the “President”), a Vice-President of the Corporation (a “Vice-President”) or the Secretary of the Corporation (the “Secretary”) upon the written request or requests of one or more persons that: (A) own (as defined below) shares representing at least 25% of the voting power of the stock entitled to vote on the matter or matters to be brought before the proposed special meeting (hereinafter, the “requisite percent”) as of the record date fixed in accordance with these By-laws to determine who may deliver a written request to call the special meeting; and (B) comply with the notice procedures set forth in this Section 2 with respect to any matter that is a proper subject for the meeting pursuant to paragraph (f) of this Section 2 (a meeting called in accordance with clause (ii) above, a “stockholder-requested special meeting”). Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
(b)	For purposes of satisfying the requisite percent under this Section 2:
(i)
A person is deemed to “own” only those outstanding shares of stock of the Corporation as to which such person possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) the shares, except that the number of shares calculated in accordance with the foregoing clauses (A) and (B) shall not include any shares: (1) sold by such person in any transaction that has not been settled or closed; (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares; and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. For purposes of the foregoing clauses (1)-(3), the term “person” includes its affiliates; and

(ii)
A person “owns” shares held in the name of a nominee or other intermediary so long as such person retains both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in the shares. The person’s ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

(c)
Any person seeking to request a special meeting shall first request that the Board of Directors fix a record date to determine the persons entitled to request a special meeting (the “ownership record date”) by delivering notice in writing to the Secretary at the principal executive offices of the Corporation (the “record date request notice”). A person’s record date request notice shall contain information about the class or series and number of shares of stock of the Corporation which are owned of record and beneficially by the person and state the business proposed to be acted on at the meeting. Upon receiving a record date request notice, the Board of Directors may set an ownership record date. Notwithstanding any other provision of these Bylaws, the ownership record date shall not precede the date upon which the resolution fixing the ownership record date is adopted by the Board of Directors,

 Annex B: Proposed Amendments to the By-Laws to Implement the Right to Request a Special Meeting
and shall not be more than ten (10) days after the close of business (as defined in Article I, Section 5) on the date upon which the resolution fixing the ownership record date is adopted by the Board of Directors. If the Board of Directors, within ten (10) days after the date upon which a valid record date request notice is received by the Secretary, does not adopt a resolution fixing the ownership record date, the ownership record date shall be the close of business on the 10th day after the date upon which a valid record date request notice is received by the Secretary (or, if such 10th day is not a business day, the first business day thereafter).
(d)
In order for a stockholder-requested special meeting to be called by the President, a Vice-President or the Secretary, one or more written requests for a special meeting signed by persons (or their duly authorized agents) who own or who are acting on behalf of persons who own, as of the ownership record date, at least the requisite percent (the “special meeting request”), shall be delivered to the Secretary. A special meeting request shall: (i) state the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting, which shall be limited to the business set forth in the record date request notice received by the Secretary; (ii) bear the date of signature of each such person (or duly authorized agent) submitting the special meeting request; (iii) set forth the name and address of each person submitting the special meeting request (as they appear on the Corporation’s books, if applicable); (iv) contain the information required by Article I, Section 5 with respect to any director nominations or other business proposed to be presented at the special meeting, and as to each person requesting the meeting, any nominee such person proposes to be elected as a director and each other person (including any beneficial owner) on whose behalf the person requesting the meeting is acting, other than persons who are not affiliates or associates of the requesting person and who have provided such special meeting request solely in response to any form of public solicitation for such special meeting request; (v) include documentary evidence that the requesting persons own the requisite percent as of the ownership record date; provided, however, that if the requesting persons are not the beneficial owners of the shares representing the requisite percent, then to be valid, the special meeting request must also include documentary evidence of the number of shares owned (as defined in paragraph (b) above) by the beneficial owners on whose behalf the special meeting request is made as of the ownership record date; (vi) be delivered to the Secretary at the principal executive offices of the Corporation, by hand or by certified or registered mail, return receipt requested, within sixty (60) days after the ownership record date. The special meeting request shall be updated and supplemented within five (5) business days after the record date for determining the stockholders entitled to vote at the stockholder requested-special meeting (or by the opening of business on the date of the meeting, whichever is earlier, if the record date for determining the stockholders entitled to vote at the meeting is different from the record date for determining the stockholders entitled to notice of the meeting), and in either case such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting. In addition, the requesting person and each other person (including any beneficial owner) on whose behalf the person is acting, shall provide such other information as the Corporation may reasonably request within ten (10) business days of such a request.

(e)
After receiving a special meeting request, the Board of Directors shall determine in good faith whether the persons requesting the special meeting have satisfied the requirements for calling a special meeting of stockholders, and the Corporation shall notify the requesting person of the Board’s determination about whether the special meeting request is valid, which determination shall be conclusive and binding on the Corporation and all stockholders and other persons. The date, time and place of the special meeting shall be fixed by the Board of Directors, and the date of the special meeting shall not be more than ninety (90) days after the date on which the Board of Directors fixes the date of the special meeting. The record date for the special meeting shall be fixed by the Board of Directors in accordance with these By-laws.

(f)
A special meeting request shall not be valid, and the Corporation shall not call a special meeting if: (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law; (ii) an item of business that is the same or substantially similar (as determined in good faith by the Board of Directors) was presented at a meeting of stockholders occurring within ninety (90) days preceding the earliest date of signature on the special meeting request, provided that the removal of directors and the filling of the resulting vacancies shall not be considered the same or substantially similar to the election of directors at the preceding annual meeting of stockholders; (iii) the special meeting request is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting of stockholders; or (iv) the special meeting request does not comply with the requirements of this Section 2.

 Annex B: Proposed Amendments to the By-Laws to Implement the Right to Request a Special Meeting
(g)
Any person who submitted a special meeting request may revoke its written request by written revocation delivered to the Secretary at the principal executive offices of the Corporation at any time prior to the stockholder-requested special meeting. If, as a result of any revocations, there are no longer valid unrevoked written requests from the requisite percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(h)
Business transacted at a stockholder-requested special meeting shall be limited to: (i) the business stated in the valid special meeting request received from the requisite percent; and (ii) any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting. If none of the persons who submitted the special meeting request (or their qualified representatives, as defined in Article I, Section 10) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the special meeting request, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies and votes in respect of such matter may have been received by the Corporation. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled pursuant to this Section 2.

 Annex C: Employee Stock Purchase Plan
Annex C: Employee Stock Purchase Plan
1996 PITNEY BOWES EMPLOYEE STOCK
PURCHASE PLAN
(as amended and restated in May 2003 and May 2024)

 Annex C: Employee Stock Purchase Plan
1996 PITNEY BOWES EMPLOYEE STOCK PURCHASE PLAN
1. Introduction
The Pitney Bowes Employee Stock Purchase Plan (the “Plan”) is designed to encourage employees to become partial owners of Pitney Bowes Inc. (the “Company”) by the acquisition of shares of common stock of the Company, (“Common Stock”), thereby stimulating their personal and active interest in its growth and prosperity.
It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, and the Plan shall be construed in accordance with such purpose.
2. Eligible Employees
An “Eligible Employee” is any person (i) who is an employee of (A) Pitney Bowes Inc. or (B) a subsidiary designated as a “a participating subsidiary” by the Committee, (ii) who has been employed for at least twenty (20) hours a week continuously since the last day of the fourth month preceding the month in which occurs the Initial Payroll Deduction Date (as defined below), and (iii) whose customary employment is for more than five (5) months in any one calendar year. An Eligible Employee shall be eligible to be offered options under this Plan.
Any provision of this Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under this Plan:
(a)
If, immediately after the grant such Eligible Employee would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company; or

(b)
Which permits the Eligible Employee’s rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000, in the aggregate (or such greater amount as may be then permitted by Section 423, or any successor provision, of the Code), of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such options outstanding at any time.

An Eligible Employee who elects to participate as provided in Paragraph 4 shall be a “Participating Employee.”
3. Offering
The Company may make offering (“Offerings”) of shares of its Common Stock to Participating Employees. The Company may, if the Committee (as defined below) so directs, make one or more Offerings in any calendar year. For each Offering, Participating Employees will be granted rights to purchase stock in amounts up to a maximum percentage of such Participating Employee’s annual compensation, which maximum percentage shall be 10% or such other percentage determined with respect to an Offering by the Committee in its discretion and shall apply uniformly to all participating Employees with respect to each such Offering. “Compensation” shall be as defined by the Administrator and shall apply to all participating Employees with respect to the applicable Offering.
The term of each Offering shall be one (1) year from July 1 (or such other length of term and commencement date as the Committee, in its discretion, shall designate) (the “Offering Date”) of the Offering year. For each Offering, the last business day of the term of the Offering shall be the date of exercise (“Exercise Date”) unless the Committee determines otherwise. For each Offering the option price per share of stock (the “Exercise Price”) will be determined by the Committee, in its discretion, but, unless the Committee determines otherwise and subject to the first paragraph of Section 8, shall be expressed as a percentage (the “Discount”) of the average of the high and low price of the Common Stock on the New York Stock Exchange (the “Average Price”) on the Offering Date. In no event shall the Committee determine an Exercise Price that is less than the lowest price that employee stock purchase plans are permitted to establish under Section 423 (or any successor provision) of the Code nor shall an option granted under this Plan be exercisable for a period of time longer than that permitted under Section 423 (or any successor provision) of the Code.
The Committee (or the Administrator if permitted by the terms of the Plan) shall in its discretion determine the terms and conditions under which each Offering shall be made and shall authorize and determine the number of shares of Common

 Annex C: Employee Stock Purchase Plan
Stock that may be issued pursuant to each Offering. The Administrator shall determine the exact number of shares of Common Stock utilized in each Offering and shall report such information to the Treasurer or his or her delegate. The maximum number of shares of Common Stock that may be issued pursuant to this Plan is 3,931,060.
4. Method of Participation
Unless the Administrator shall specify otherwise, an Eligible Employee may become a Participating Employee in the Plan by filing on or before the Offering Date a completed Stock Purchase form provided by the Company and applying for an allotment of the number of shares purchasable, not to exceed the amounts described below. Any such Stock Purchase form pursuant to this paragraph 4 shall remain in effect for subsequent Offerings unless such Participating Employee delivers a new Stock Purchase form applying for a different allotment, which shall be applied to future Offerings until a further Stock Purchase form is received by the Company pursuant to this paragraph 4. Unless the Administrator shall specify otherwise, all Eligible Employee will also be required to agree to payroll deductions to cover the purchase price of such shares in accordance with paragraph 6.
Unless the Committee shall specify otherwise, on the Offering Date each Participating Employee will be granted all allotment for the number of shares of Common Stock which are purchasable, computed as the aggregate amount designated by such Participating Employee on such Participating Employee’s Stock Purchase form to be deducted during the term of the Offering divided by the Exercise Price or for such reduced amount as permitted under paragraph 5 below. If such amount does not result in a whole number of shares, the number of shares will be decreased to the next lowest whole number.
Notice of the Offering will be given to each Participating Employee with full details as to the aggregate number of shares offered, the Exercise Price, the number of shares allotted to the Participating Employee, the amount of payroll deductions to be made and any pro rata reduction in accordance with paragraph 5.
5. Oversubscriptions
In the event the number of shares for which subscriptions are received exceeds the number of shares offered as determined under paragraph 3, the number of shares allotted to each Participating Employee will be proportionately reduced.
6. Payroll Deductions
Unless the Administrator shall specify otherwise, the purchase price of each share of Common Stock for which a Participating Employee has a right to purchase will be deducted over a one (1) year period (or such shorter period as may be determined by the Administrator) in substantially equal installments (weekly, biweekly, semi-monthly or monthly, depending on the normal pay period of such Participating Employee), Unless the Administrator shall specify otherwise, deductions shall begin in the first pay period commencing after the Offering Date (the “Initial Payroll Deduction Date”). All payroll deductions may be used by the Company for general corporate purposes. A separate bookkeeping account for each Participating Employee shall be maintained by the Company and the amount of each Participating Employee’s payroll deductions shall be credited to such account.
7. Rights as a Stockholder
A Participating Employee will have none of the rights or privileges of a stockholder of the Company until the full purchase price of such Participating Employee’s shares has been paid and such shares of Common Stock have been issued to the Participating Employee.
8. Issuance of Stock
Unless a Participating Employee cancels such Participating Employee’s right to purchase as provided below, it will be exercised and become an obligation to take the shares of Common Stock as of the Exercise Date. Within a reasonable time after the Exercise Date, the number of shares purchased by a Participating Employee will be credited to such Participating Employee. Unless the Committee shall specify otherwise, if the Discount times the Average Price of the Common Stock on the Exercise Date yields a purchase price per share (the “New Price”) less than the Exercise Price, then the New Price shall

 Annex C: Employee Stock Purchase Plan
be used for any purchase for such Offering and the Participating Employee shall also receive an amount equal to the difference between the New Price and the Exercise Price times the number of shares so purchased for such Participating Employee.
The shares will be issued in the name of the employee or, upon such employee’s request, jointly in such employee’s name and that of a family member as specified on such employee’s Stock Purchase Registration form.
The Committee, in its discretion, may impose restrictions on the transferability of shares of Common Stock acquired pursuant to this Plan, and may cause to be placed on all stock certificates, or other evidences of ownership, legends or other indicators setting forth any such restrictions on transferability instructing the transfer agent to notify the Company of any transfer of such shares. Such restrictions, if any, shall apply uniformly to all Participating Employees with respect to any Offering.
9. Right to Cancel
At such time prior to the final payroll deduction to be made pursuant to any Offering as may be specified by the Administrator, a Participating Employee may cancel all or any part of such Participating Employee’s right to purchase by filing a notice of cancellation with the Company. Promptly after the Company’s receipt of such notice, the Participating Employee will receive the proportional amount withheld from such Participating Employee’s compensation in respect of that portion of such Participating Employee’s allotment which is canceled. Rights to purchase which have been canceled pursuant to this section may not be reinstated at a later date.
10. Termination of Employment
If a Participating Employee dies prior to such Participating Employee’s final payroll deduction for an Offering, all of such Participating Employee’s right to purchase shall be canceled and such Participating Employee’s legal representative shall receive as soon as practicable payment in cash of the entire amount which has been deducted under the Plan.
If a Participating Employee retires prior to such Participating Employee’s final payroll deduction for an Offering, such Participating Employee must decide at the time of such retirement in accordance with rules promulgated by the Administrator whether to have the amount which has been deducted as of such retirement (i) to be refunded to such Participating Employee or (ii) to be held by the Company and used on the Exercise Date to purchase the number of full shares of Common Stock such amount will purchase at the Exercise Price with the balance, if any, paid in cash to such retired employee.
If a Participating Employee’s employment is otherwise terminated, such Participating Employee’s only right will be to receive in cash the amount which has been deducted under the Plan.
A Participating Employee who remains an employee, but whose name is temporarily taken off the payroll because of leave of absence, temporary disability, temporary layoff, military service, or for service with another organization which is to the mutual benefit of the Company and the employee, may cancel such Participating Employee’s right to purchase and receive in cash the amounts accumulated to such Participating Employee’s credit, or suspend further contributions. In the event of suspension of contributions, if such Participating Employee returns to the payroll prior to the last payroll date before the Exercise Date, payroll deductions shall be resumed subject to the Participating Employee’s rights under Section 9 and to the extent an amount remains credited to such Participating Employee’s account on the Exercise Date, such amount shall be used to purchase the number of full shares of Common Stock such amount will purchase at the Exercise Price with the balance, if any, paid in cash to such Participating Employee.
11. Rights not Transferable
No right under this Plan (other than stock issued pursuant to the terms of the Plan not otherwise subject to restrictions on transfer (“Released Stock”)) shall be assignable, alienable, saleable, or transferable by a Participating Employee other than by will or by the laws of descent and distribution. Each right under this Plan shall be exercisable during the Participating Employee’s lifetime only by the Participating Employee, or, if permissible under applicable law, by the Participating Employee’s guardian or legal representative. No right hereunder (other than Released Stock) may be pledged, alienated, attached, or otherwise encumbered and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.

 Annex C: Employee Stock Purchase Plan
12. Administration
The Plan shall be administered by a committee (the “Committee”) designated by the Board of Directors of the Company to administer the Plan, which committee shall be composed of persons then serving as Directors of the Company. The Committee shall have full authority to establish rules for the administration of the Plan, to make administrative decisions regarding the Plan and to make the determinations to be made by the Committee under the Plan. The Administrator, which shall be the Corporate Secretary or Assistant Corporate Secretary of the Company, may also make administrative decisions and perform functions regarding the Plan as provided in the Plan, except that the designation of Eligible Employees and decisions concerning the timing, pricing and amount of participation shall be made by the Committee, subject to the other terms of the Plan.
Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any participation hereunder, or any participation agreement or certificate, shall be with and in the sole discretion of the Committee or the Administrator, as the case may be, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any Participating Employee, any holder or beneficiary of any right of participation, and any employee of the Company or of any affiliate.
In the event a stock dividend, extraordinary cash dividend, spin-off, split-up, combination, exchange of shares, merger, consolidation, reorganization, recapitalization, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust the maximum number of shares available under the Plan, the number and kind of shares subject to outstanding rights to purchase, and the terms relating to the purchase price with respect to such outstanding rights and take such other actions as the Committee, in its opinion, deems appropriate under the circumstances.
The Board of Directors of the Company may, from time to time amend, suspend or discontinue this Plan for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law and the Committee may also amend or alter the Plan from time to time in a manner not inconsistent with the Board’s power to amend, suspend or discontinue the Plan; provided, however, that, except for any adjustment authorized by the immediately preceding paragraph, the maximum number of shares that may be offered under this Plan may not be increased without appropriate stockholder approval.

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
Annex D: Pitney Bowes Inc. 2024 Stock Plan
Section 1. Purpose.
The purposes of the Pitney Bowes Inc. 2024 Stock Plan, effective as of May 6, 2024 (the “Plan”) are to promote the interests of the Company and its shareholders by aligning the interests of key employees of the Company and its Affiliates with the interests of Pitney Bowes shareholders, to afford an opportunity to key employees to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future financial success and prosperity and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals whose efforts can affect the financial growth and profitability of the Company.
Section 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a)
“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee. Aggregation rules set forth in Code Sections 409A and 414(b) and (c) generally will be used in determining Affiliate status, except that a 50% test, instead of an 80% test, shall be used to determine controlled group status, to the extent not inconsistent with rules of Code Section 409A.

(b)	“Award” shall mean any Restricted Stock, Stock Unit, Stock Option, Stock Appreciation Right, Other Stock-Based Award, Performance Award or Substitute Award, granted under the Plan.
(c)
“Award Agreement” shall mean any written agreement, contract, or other instrument or document (including electronic communication) specifying the terms and conditions of an Award granted under the Plan, as may from time to time be approved by the Company or the Board of Directors to evidence an Award granted under the Plan.

(d)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company as it may be composed from time to time.
(e)	“Change of Control” shall be deemed to have occurred for purposes of this Plan, if:
(i)
there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)
during any period of 12 consecutive calendar months, individuals who, as the first day of such period constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the first day of such period, whose appointment, election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
connection with an actual or threatened election contest relating to the election of the directors until such time (if ever) as such individual is approved by a majority of the directors then comprising the Incumbent Board; or
(iii)
there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor code thereto.
(g)
“Committee” shall mean the Executive Compensation Committee comprised solely of independent directors or any other committee designated by the Board of Directors comprised solely of independent directors to administer the Plan pursuant to Section 3. The Board of Directors and the Committee shall each have the authority to delegate its duties under the Plan to the fullest extent permitted by Delaware law. The Committee may also delegate certain administrative tasks under Section 3 to the Employee Benefits Committee.

(h)	“Company” shall mean Pitney Bowes Inc. or any successor thereto.
(i)
“Covered Award” means an Award, other than a Stock Option, Stock Appreciation Right or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 15 of this Plan.

(j)
“Disability” shall have the meaning established by the Committee or, in the absence of Committee determination, shall mean a Participant who is “disabled” for two years under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant entitled to receive benefits for two years under state worker’s compensation laws.

(k)
“Dividend Equivalent” shall mean an amount payable in cash, as determined by the Committee under Section 7(c) of the Plan, with respect to a Restricted Stock or Stock Unit award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(l)
“Dividend Equivalent Shares” shall be Shares issued pursuant to the deemed reinvestment of dividends under Restricted Stock, Stock Units or other Awards, provided that such Shares shall be subject to the same vesting, risk of forfeiture, deferral or other conditions or restrictions as apply to the Restricted Stock, Stock Units or other Awards as to which they accrue, and to such further conditions or restrictions as the Committee may determine.

(m)	“Employee” shall mean any employee of the Company or of any Affiliate.
(n)
“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of a Share of Company common stock on the date of grant shall be the closing price of a Share of the Company’s common stock on the date of grant as reported in the New York Stock Exchange Composite Transactions Table published in the Wall Street Journal. If the New York Stock Exchange (NYSE) is closed on the date of grant, then Fair Market Value shall be the closing price on the first trading day of the NYSE immediately following the grant date.

(o)	“Full Value Award” means an Award other than an Option or Stock Appreciation Right.
(p)	“Incentive Stock Option” or “ISO” shall mean a Stock Option that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(q)	“Non-Qualified Stock Option” or “NSO” shall mean an Option that is not intended to be an Incentive Stock Option.
(r)
“Option” or “Stock Option” shall mean the right, granted under Section 7(a) of the Plan, to purchase a number of shares of common stock at such exercise price, at such times and on such terms and conditions as are specified by the Committee. An Option may be granted as an ISO or an NSO.

(s)	“Other Stock-Based Award” shall mean any Award granted under Section 7(d) of the Plan.
(t)	“Participant” shall mean an Employee who is granted an Award under the Plan.
(u)	“Performance Award” shall mean any Award granted hereunder that complies with Section 6(d) of the Plan.
(v)
“Performance Goals” means any Qualifying Performance Criteria or such other performance goals based on such corporate (including any subsidiary, division, department or unit), individual or other performance measure as the Committee may from time to time establish.

(w)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.
(x)
“Prior Plan” shall mean the Pitney Bowes Stock Plan, as amended and restated as of January 1, 2002, the Pitney Bowes Inc. 2007 Stock Plan as amended and restated, the Pitney Bowes Inc. 2013 Stock Plan as amended and restated and the Pitney Bowes Inc. 2018 Stock Plan as amended and restated.

(y)
“Qualifying Performance Criteria” means one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division or department, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee: (i) achievement of cost control, (ii) earnings before interest and taxes (“EBIT”), (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iv) earnings per share, (v) economic value added, (vi) free cash flow, (vii) gross profit, (viii) growth of book or market value of capital stock, (ix) income from continuing operations, (x) net income, (xi) operating income, (xii) operating profit, (xiii) organic revenue growth, (xiv) return on investment, (xv) return on operating assets, (xvi) return on stockholder equity, (xvii) revenue, (xviii) revenue growth (xix) stock price, (xx) total earnings, or (xxi) total stockholder return.

The Committee (A) will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case and as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company.
(z)
“Released Securities” shall mean Shares issued or issuable under any Restricted Stock, Stock Unit or other Award as to which all conditions for the vesting and issuance of such Shares have expired, lapsed, or been waived.

(aa)
“Restricted Stock” shall mean any Share granted under Section 7(b) of the Plan where the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(bb)
“Retirement” shall mean a Participant who has terminated employment on or after: (i) attainment of age 55 with at least 10 years of service with the Company or Affiliate, or (ii) attainment of age 60 with at least 5 years of service with the Company or Affiliate. In certain jurisdictions outside the United States, as noted in the Award Agreement, “Retirement”

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
shall mean eligibility to retire under the local pension plan or state retirement program with at least 10 years of service with the Company or Affiliate. In determining Retirement, the Committee may in its discretion use similar rules as used under the Company’s pension plans where available and helpful.
(cc)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended, or any successor rule and the regulation thereto.
(dd)
“Section 13G Institutional Investor” means any individual, entity or group who or that is entitled to file, and files, a statement on Schedule 13G (or any comparable or successor report) pursuant to Rule 13d-1(b)(1) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group; provided, however, that an individual, entity or group who or that was a Section 13G Institutional Investor shall no longer be a Section 13G Institutional Investor from and after the time that it first becomes subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (or any comparable or successor report) pursuant to Rule 13d-1(a), Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group, together with all Affiliates of such individual, entity or group.

(ee)
“Share” or “Shares” shall mean share(s) of the common stock of the Company, $1 par value, and such other securities or property as may become the subject of Awards pursuant to the adjustment provisions of Section 4(c).

(ff)
“Stock Appreciation Rights” or “SARs” shall mean a right granted under Section 7(a) of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (A) the Fair Market Value of a specified number of Shares at the time of exercise over (B) the exercise price of the right, as established pursuant to Section 7(a)(i).

(gg)
“Stock Unit” means an award denominated in units of common stock under which the issuance of shares of common stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Unit includes a restricted stock unit subject only to time-based vesting restrictions and a performance stock unit subject to the achievement of Performance Goals which may be in addition to any other vesting restrictions that may apply.

(hh)
“Substitute Award” shall mean an Award granted in assumption of, or in substitution or exchange for, an outstanding Award previously granted by a Company acquired by the Company or with which the Company combines.

(ii)	“Termination of Employment” on Account of a Change of Control shall mean as follows:
(i)
Upon or within two years after a Change of Control, either (A) a termination of a Participant’s employment by the Company other than as a result of (1) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or (2) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (B) a termination of employment by the Participant for any one of the following Good Reasons (each of which constituting a “Good Reason”), subject to Section 2(ii)(iii) below:

1.
The assignment following a Change of Control to a Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

2.
Any failure by the Company following a Change of Control to continue to provide the Participant with annual salary, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the occurrence of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
3.
Any failure by the Company following a Change of Control to continue to provide the Participant with the opportunity to earn either cash-based annual incentives or stock-based long-term incentive compensation on a basis at least equal to that provided to the Participant prior to the occurrence of the Change of Control, taking into account the level of compensation that can be earned and the relative difficulty of any associated performance goals;

4.
The Company’s requiring the Participant, after a Change of Control, to be based, at any office or location more than 35 miles farther from the Participant’s place of residence than the office or location at which the Participant is employed immediately prior to the occurrence of the Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately before the Change of Control;

5.
Any failure by the Company, after a Change of Control, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good faith determination made by a Participant that a Good Reason described in subparagraphs 1 through 5 has occurred shall be conclusive, subject to Section 2(ii)(iii) below.
(ii)
Any termination by the Company or by the Participant for reasons described above shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (A) indicates the specific termination provision above relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (C) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs (1) through (5) above shall not be deemed to be a waiver of any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

(iii)
Notwithstanding the foregoing, a Termination of Employment for Good Reason shall not occur if, within 30 days after the date the Participant gives a Notice of Termination to the Company after a Change of Control, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason and as set forth in the Participant’s Notice of Termination. If the Company does not correct the action or failure to act, the Participant must terminate his or her employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

Section 3. Administration.
(a)
Committee. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), unless the Board of Directors expressly determines not to obtain compliance with the provisions of Section 16(b). To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors’ action shall control. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)	designate Participants;
(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;
(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(iv)
determine the terms and conditions of any Award and of Award Agreements, and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v)
determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)
determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)	interpret and administer the Plan and any instrument or agreement relating to the Plan, or any Award made under the Plan, including any Award Agreement;
(viii)
correct any defect or error, supply any omission, or reconcile any inconsistency in the administration of the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award;

(ix)	establish, amend, suspend, rescind or reconcile such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(x)
determine the extent to which adjustments are required as a result of a merger, acquisition, consolidation, Change of Control, reorganization, reclassification, combination of shares, stock split, reverse stock split, spinoff, dividend distribution of securities, property, cash or any other event or transaction affecting the number or kind of outstanding Shares or equity; and

(xi)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b)
Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award, or any Award Agreement, shall be within the sole discretion of the Committee or the Board as the case may be, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any Employee.

(c)
Delegation. The Board or the Committee may, from time to time, authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan consistent with Delaware and other applicable law. For all purposes under this Plan, such officer or officers authorized by the Committee shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No such officer shall designate himself or herself or any direct report as a recipient of any Awards granted under authority delegated to such officer. In addition, the Board or the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Section 4. Shares Available for Awards.
(a)
Maximum Shares Available. The maximum number of Shares that may be issued to Participants pursuant to Awards under the Plan shall be 8,400,000 Shares plus (i) any Shares that remain available as of May 6, 2024 for future grant under the Pitney Bowes Inc. 2018 Stock Plan as amended and restated, and (ii) any Shares subject to outstanding awards under the Prior Plans as of May 6, 2024 (such outstanding awards the “Prior Plan Awards”) that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in vested and non-forfeitable Shares) (collectively, the “Plan Maximum”), subject to adjustment as provided in Section 4(c) below. Any Shares issued under Full Value Awards shall be counted

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
against the Plan Maximum as 2.0 Shares for every one Share issued under such Awards. Shares that are issued under Awards of Options or Stock Appreciation Rights shall be counted against the Plan Maximum as one Share for every one Share issued. Shares subject to Prior Plan Awards that are added back to the Plan Maximum pursuant to this Section 4(a) shall be added as one Share if such Shares were subject to options or stock appreciation rights, and as 2.0 Shares if such shares were subject to awards other than options or stock appreciation rights. Pursuant to any Awards, the Company may in its discretion issue treasury Shares, authorized but previously unissued Shares or Shares purchased in the open market or otherwise pursuant to Awards hereunder. For the purpose of accounting for Shares available for Awards under the Plan, the following shall apply:
(i)
Only Shares relating to Awards actually issued or granted hereunder shall be counted against the Plan Maximum. Shares corresponding to Awards that by their terms expired, or that are forfeited, canceled or surrendered to the Company without consideration paid therefore and Shares subject to Awards, that are settled in cash shall not be counted against the Plan Maximum.

(ii)
Shares that are forfeited by a Participant after issuance, or that are reacquired by the Company after issuance without consideration paid therefore, shall be deemed to have never been issued under the Plan and accordingly shall not be counted against the Plan Maximum.

(iii)	Dividend Equivalent Shares shall be counted against the Plan Maximum, and clauses (i) and (ii) of this Section shall not apply to such Awards.
(iv)
Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (A) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (B) Shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to an Award, or (C) Shares repurchased on the open market with the proceeds of an Option exercise.

(b)
Code Limitation. Subject to adjustment as provided in Section 4(c) below, the maximum number of Shares for which ISOs may be granted under the Plan shall not exceed the Plan Maximum as defined in Section 4(a) above.

(c)
Adjustments to Avoid Dilution. Notwithstanding paragraphs (a) and (b) above, in the event of a stock dividend, extraordinary cash dividend, split-up or combination of Shares, merger, consolidation, reorganization, recapitalization, spin-off or other change in the corporate structure or capitalization affecting the outstanding common stock of the Company, the Committee shall make equitable adjustments to (i) the number or kind of Shares subject to the Plan Maximum that remain subject to outstanding Awards or available for issuance under the Plan, subject to the Plan Maximum as adjusted pursuant to Section 4, (ii) the number and type of Shares subject to the limitations set forth in Section 4(b), (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, purchase, or exercise price with respect to any Award. Such adjustment may include provision for cash payment to the holder of an outstanding Award. Any adjustment to the limitations set forth in Section 4(b) shall be made in such manner as to preserve the ability to grant ISOs and Awards. Also, any other such adjustment (i) may be designed to comply with applicable provisions of the Code, including without limitation Section 409A, (ii) may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction, or (iii) may be designed to increase the number of such Shares available under the Plan and subject to Awards to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s security holders in connection with such event or transaction. The determination of the Committee as to the adjustments or payments, if any, to be made shall be conclusive.

(d)
Substitute Awards. Substitute Awards shall not reduce the shares of common stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any subsidiary of the Company (“Subsidiary”), or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of common stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
combination, and shall only be made to individuals who were not employees of the Company or Subsidiary before such acquisition or combination.
Section 5. Eligibility.
Employees Eligible. An Employee of the Company or of any Affiliate shall be eligible to be a Participant as designated by the Committee.
Section 6. Awards.
(a)
Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to an eligible Employee designated to be a Participant in the Plan as determined by the Committee. Awards may be granted for no cash consideration, or for such minimal cash consideration as the Committee may specify, or as may be required by applicable law. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to Section 4, in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration for which any shares of common stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. The Participant shall be deemed to accept the Awards and the terms of the Awards unless the Participant affirmatively waives acceptance of the Award. If the Participant does not agree to all terms of the Award, the Award is deemed null and void.

(b)
Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify at or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s separation from service not on account of a Change of Control. Termination from Employment on account of a Change of Control is defined in Section 2.

(c)
Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of common stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of common stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 8 or as the Committee otherwise provides.

(d)
Performance Awards. Subject to the other terms of this Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any Award, in whole or in part, upon the achievement of such performance criteria during a specified performance period(s). The performance criteria may include Qualifying Performance Criteria or other standards of financial performance and/or personal performance. The Committee shall determine in a timely manner after the performance period ends whether all or part of the conditions to payment of a Performance Award have been fulfilled and, if so, the amount, if any, of the payment to which the Participant is entitled.

(e)
Forms of Payment of Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments. Notwithstanding the foregoing, unless the Committee expressly provides otherwise, with specific reference to this provision, the payment terms for any Award shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(f)
Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. Unrestricted certificates representing Shares, evidenced in such manner as the Committee shall deem appropriate, which may include recording Shares on the stock records of the Company or by crediting Shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company, shall be delivered to the holder of Restricted Stock, Stock Units or any other relevant Award after such restricted Shares shall become Released Securities, subject to any delay in order to provide the Company such time as it determined appropriate to address tax withholding and other administrative matters.
(g)	Limits on Transfer of Awards. Awards made under this Plan shall be subject to the following limitations on transferability:
(i)
Unless determined otherwise by the Committee, no Award and no right under any such Award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). No Award and no right under any such Award shall be the subject of short term speculative trading in Company securities, including hedging, short sales, “put” or “call” options, swaps, collars or any other derivative transactions. No Award and no right under any such Award can be transferred for value or consideration. Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company or Affiliate. If the Committee so indicates in writing to a Participant, he or she may designate one or more beneficiaries who may exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

(ii)	Exceptions:
(A)
Gift Transfers. Notwithstanding Section 6(g)(i) above, the Committee may permit, subject to establishment of appropriate administrative procedures, a Participant to transfer by gift an unexercised Stock Option or SAR and/or other unvested or unearned Awards, provided that all of the following conditions are met:

(1)	The donees of the gift transfer are limited to Family Members and Family Entities.
(2)	The Award is not further transferable by gift or otherwise by such Family Member or Family Entity.
(3)	All rights appurtenant to the Award, including any exercise rights, are irrevocably and unconditionally assigned to the donee.
(4)	Transfers under this Section 6(g) must meet all of the requirements under applicable provisions of the Code to be considered “gift” transfers.
(5)
The donor and the donee have executed such form of agreement as the Committee may require pursuant to which each agree to be subject to such terms and conditions with respect to the transferred Award as the Committee may specify.

(6)	The Employee has met any stock holding requirement imposed on such Employee by the Company, unless the requirement is waived by the Company.
(7)
Except to the extent specified otherwise in the agreement all vesting, exercisability and forfeiture provisions that are conditioned on the Participant’s continued employment or service shall continue to be determined with reference to the Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 6(g), and the responsibility to pay any taxes in connection with an Award shall remain with the Participant, notwithstanding any transfer other than by will or intestate succession.

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(8)	For purposes of the Plan, the following definitions shall apply:
(i)
Family Member means the Participant’s natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, nephew, niece and any person sharing the Participant’s household (other than a tenant or employee); and

(ii)
Family Entity means any trust in which the Participant has more than a 50% beneficial interest and any entity in which the Participant and/or a Family Member owns more than 50% of the voting interests.

(B)
Estate Transfers. In the case of death, Awards made hereunder may be transferred to the executor or personal representative of the Participant’s estate or the Participant’s heirs by will or the laws of descent and distribution.

(h)
Registration. Any Shares granted under the Plan may be evidenced in such manner, as the Committee may deem appropriate, including without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

Section 7. Type of Awards.
(a)
Options and Stock Appreciation Rights. The Committee is hereby authorized to grant Options and Stock Appreciation Rights to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)
Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that except in the case of Substitute Awards, no Option or Stock Appreciation Right granted hereunder may have an exercise price of less than 100% of Fair Market Value of a Share on the date of grant.

(ii)
Times and Method of Exercise. The Committee shall determine the time or times at which an Option or Stock Appreciation Right may be exercised in whole or in part; in no event, however, shall the period for exercising an Option or a Stock Appreciation Right extend more than 10 years from the date of grant. The Committee shall also determine the method or methods by which Options and/or Stock Appreciation Rights may be exercised, and the form or forms (including without limitation, cash, Shares previously acquired and Shares otherwise issuable under the Option, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price of an Option may be made or deemed to have been made. The Committee may also allow cash and cashless exercise of an Option through a registered broker.

(iii)
Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7(a), in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Incentive Stock Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (B) “termination of employment” will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 7(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and instead will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(iv)
Stock Appreciation Rights (SARs). Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under this Section 7(a). Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in this Section 7 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Stock Appreciation Rights may be settled in cash or stock at the discretion of the Committee.

(v)
No Repricing and Reload Without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 4(c) of the Plan), the Company shall not, without stockholder approval, (i) reduce the exercise price of an Option or Stock Appreciation Right, (ii) exchange an Option or Stock Appreciation Right with an exercise price in excess of Fair Market Value for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise price or (iii) otherwise reprice any Option or Stock Appreciation Right. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option (No Reload).

(b)
Restricted Stock and Stock Units. Subject to Section 4 hereof, the Committee is authorized to grant Awards of Restricted Stock and/or Stock Units to Participants with the following terms and conditions:

Restrictions. Restricted Stock and Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. Restricted Stock is an Award or issuance of Shares of common stock the grant, issuance, retention, vesting and/or transferability of which is subject to such terms and conditions as the Committee deems appropriate. Terms and conditions may include, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15). Conditions may lapse separately or concurrently at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Stock Units are Awards denominated in units of common stock under which the issuance of Shares of common stock is subject to such terms and conditions as the Committee deems appropriate. Terms and conditions may include, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15). Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. A Stock Unit may be settled in cash or Shares as the Committee may determine from time to time.
(c)
Dividend Equivalents. The Committee may, as a component of any other Award granted under the Plan, grant to Participants Dividend Equivalents under which the holders thereof shall be entitled to receive payments equivalent to dividends with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts shall be deemed to have been reinvested in Dividend Equivalent Shares or otherwise reinvested. Dividend equivalents may not be (i) granted in conjunction with options or SARs. Dividend equivalents shall be subject to the same vesting conditions as the underlying Award and shall only be settled if and to the extent the underlying Award vests.

(d)
Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including without limitation securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan.

(i)
If applicable, Shares or other securities delivered pursuant to a purchase right granted under this Section 7(d) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including without limitation cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee shall determine.

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(ii)
In granting any Other Stock-Based Award pursuant to this Section 7(d), the Committee shall also determine what effect the termination of employment of the Participant holding such Award shall have on the rights of the Participant pursuant to the Award.

Section 8. Vesting and Exercising.
(a)
General. The Award Agreement shall designate the terms under which the Award vests and/or is exercisable according to terms and conditions authorized by the Committee and consistent with Plan provisions. There will be a one-year minimum vesting period for all awards under the Plan. For purposes of Awards granted to non-employee members of the Board, “one-year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than fifty (50) weeks. Unless the Board provides otherwise, Stock Option and SAR awards must have a vesting period of not less than one-year. For purposes of the Plan, any reference to the “vesting” of an Option or a SAR shall mean any events or conditions which, if satisfied, entitle a Participant to exercise an Option or a SAR with respect to all or a portion of the Shares covered by the Option or a SAR. Vesting of a Restricted Stock Award or a Stock Unit shall mean any events or conditions which, if satisfied, entitle the Participant to the underlying stock certificate without restrictions (or cash as the case may be). Any awards of Restricted Stock or Stock Units as to which the sole restriction relates to the passage of time and continued employment must have a restriction period of not less than one year. Any Award, other than an Award described in the immediately preceding sentence, must provide for the lapse of restrictions based on performance criteria and level of achievement versus such criteria over a performance period of not less than one year, except in all cases, the Committee may provide for the satisfaction and/or lapse of all restrictions under any such Award in the event of the Participant’s death, Disability or Retirement or a Change of Control and other similar events. Notwithstanding anything to the contrary herein, the Company reserves the right to make Awards representing up to 5% of the total Shares issued under the Plan that are fully vested upon the making of the Award or that require vesting periods shorter than those described in this Section 8 (a). In addition, the Committee may in its sole discretion accelerate vesting of an Award made hereunder on account of a “Termination with Conditions Imposed” as described under Section 8(b)(iii) in cases such as death, Disability and Retirement or following a Change of Control as discussed in Section 10 herein. Except as otherwise permitted by Section 409A of the Code, an Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code shall not be accelerated.

(b)
Termination of Employment. Unless the Committee specifies otherwise, either at the time of grant or thereafter, the following rules govern Awards upon a Participant’s termination of employment not on account of a Change of Control:

(i)
Death, Disability and Retirement. Unvested outstanding Awards (including without limitation Stock Options, SARs, Restricted Stock or Stock Units), forfeit at death, Disability or Retirement unless the Committee, in its sole discretion, provides in the Award Agreement or otherwise for special vesting under those circumstances. With respect to Stock Options and SARS any special vesting provided by the Committee may also include an additional exercise period beyond the Participant’s death, Disability or Retirement, however, that period may not be longer than the original term of the Award. The Committee may also waive in whole or in part any or all remaining restrictions and vest the Awards upon the Participant’s death, Disability or Retirement. In addition, the Committee in its sole discretion may set forth special vesting rules with respect to Dividend Equivalents and Other Stock-Based Awards and may determine that the Participant’s rights to Dividend Equivalents and Other Stock-Based Awards terminate at a date later than death, Disability and Retirement.

(ii)
Sale of Business, Spin off Transactions. In the case of a sale of business or a spin off transaction that does not constitute a Change of Control, the Committee shall determine the treatment of all outstanding Awards, including without limitation, determining the vesting terms, conversion of Shares and continued exercisability. Unless otherwise provided for by the Committee, in the event the “business unit” (defined as a division, subsidiary, unit or other delineation that the Committee in its sole discretion may determine) for which the Participant performs substantially all of his or her services is spun off by the Company or an Affiliate in a transaction that qualifies as a tax-free distribution of stock under Section 355 of the Code, or is assigned, sold, outsourced or otherwise transferred, including an asset, stock or joint venture transaction, to an unrelated third party, such that after such transaction the Company owns or controls directly or indirectly less than 51% of the business unit, the affected Participant shall become: 100% vested in all outstanding Awards as of the date of the closing of such transaction, whether or not fully or partially vested, and such Participant shall be entitled to exercise such Options and Stock Appreciation Rights during the three (3) months following the closing of such transaction, unless the Committee has

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
established an additional exercise period (but in any case not longer than the original option term). All Options and Stock Appreciation Rights which are unexercised at the end of such three (3) months or such additional exercise period shall be automatically forfeited.
(iii)
Terminations with Conditions Imposed. Notwithstanding the foregoing provisions describing the additional exercise and vesting periods for Awards upon termination of employment, the Committee may, in its sole discretion, condition the right of a Participant to vest or exercise any portion of a partially vested or exercisable Award for which the Committee has established at the time of making the Award an additional vesting or exercise period on the Participant’s agreement to adhere to such conditions and stipulations which the Committee may impose, including, but not limited to, restrictions on the solicitation of employees or independent contractors, disclosure of confidential information, covenants not to compete, refraining from denigrating through adverse or disparaging communication, written or oral, whether or not true, the operations, business, management, products or services of the Company or its current or former employees and directors, including without limitation, the expression of personal views, opinions or judgments. The unvested Awards of any Participant for whom the Committee at the time of making the Award has given an additional vesting and exercise period subject to such conditions subsequent as set forth in this Section 8(b)(iii) shall be forfeited immediately upon a breach of such conditions and, if specified in an Award Agreement, any rights, payments or benefits with respect to an Award that became vested in connection with a termination of employment may be subject to recoupment upon a breach of such conditions.

(iv)
Termination for Other Reasons. If a Participant terminates employment for reasons other than those enumerated above or in Section 10 below and the Committee has not created special rules surrounding the circumstances of the employment termination, the following rules shall apply.

(A)
Options and SARs. Any vested, unexercised portion of an Option or SAR at the time of the termination shall be forfeited in its entirety if not exercised by the Participant within three (3) months of the date of termination of employment. Any portion of such partially vested Option or SAR that is not vested at the time of termination shall be forfeited. Any outstanding Option or SAR granted to a Participant terminating employment other than for death, Disability or Retirement, for which no vesting has occurred at the time of the termination shall be forfeited on the date of termination.

(B)
Restricted Stock and Stock Units. All unvested Restricted Stock and Stock Units, or any unvested portion thereof, still subject to restrictions shall be forfeited upon termination of employment and reacquired by the Company.

(C)	Dividend Equivalents and Other Stock-Based Awards. Any Dividend Equivalents or unvested portion of Other Stock- Based Awards made hereunder shall be forfeited upon termination of employment.
(c)	Forfeiture and Recoupment of Awards
(i)
Notwithstanding anything to the contrary herein, if at any time (including after a notice of exercise has been delivered) the Committee, including any subcommittee or administrator authorized pursuant to Section 3(c) (any such person, an “Authorized Officer”), reasonably believes that a Participant has engaged in Gross Misconduct as defined in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR or receive Shares under any other Award pending a determination of whether the Participant has engaged in Gross Misconduct. If the Committee or an Authorized Officer determines a Participant has engaged in Gross Misconduct, as defined herein, (including any Participant who may otherwise qualify for Disability or Retirement status), the Participant shall forfeit all outstanding Awards, whether vested or unvested, as of the date such Gross Misconduct occurs. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon the occurrence of Gross Misconduct. For purposes of the Plan, Gross Misconduct shall be defined to mean (1) the Participant’s conviction of a felony (or crime of similar magnitude in non-U.S. jurisdictions) in connection with the performance or non-performance of the Participant’s duties or (2) the Participant’s willful act or failure to act in a way that results in material injury to the business or reputation of the Company or employees of the Company. “Material injury” for this purpose means substantial and not inconsequential as determined by the Committee, or its delegate. For this purpose there is no intended similarity between “Material Injury” and the accounting or securities standard of “materiality.”

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(ii)
The Committee, in its sole discretion, may forfeit any outstanding Award on account of a Participant’s violation of the terms of the Proprietary Interest Protection Agreement or similar agreement signed by the Participant which prohibits the Participant’s assignment of intellectual property, transmission of confidential information, competition or solicitation of employees or business. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon such a violation.

(d)
Deferral of Taxation. The Committee may establish rules allowing employees receiving stock awards under this Plan to defer the incidence of taxation on the vesting of an award in accordance with the rules promulgated under the Code.

(e)
Awards Subject to Clawback Policies. All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time, whether approved before or after the date of grant of an Award (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited. IN ACCEPTING AN AWARD UNDER THE PLAN, A PARTICIPANT EXPRESSLY AGREES TO APPLICATION OF ANY APPLICABLE CLAWBACK POLICY.

Section 9. Amendment and Termination of Awards.
Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the following shall apply to all Awards.
(a)
Amendments to Awards. Subject to Section 11, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, cancel or terminate, any Award heretofore granted without the consent of any relevant Participant or holder or beneficiary of an Award. No such amendment, alteration, suspension, discontinuance, cancellation or termination may be made that would be adverse to the holder of such Award without such holder’s consent, provided that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance, cancellation or termination if the Committee determines in its sole discretion that such amendment, alteration, suspension, discontinuance, cancellation or termination either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Subject to the foregoing, the Committee shall not waive any condition or rights under, amend any terms or alter, suspend, discontinue, cancel or terminate any Award if such action would result in the imposition on the Award of the additional tax provided for under Section 409A of the Code.

(b)
Adjustments of Awards Upon Certain Acquisitions. In the event the Company or an Affiliate shall issue Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed Awards and the Substitute Awards granted under the Plan.

(c)
Amendments. No amendment, modification or termination shall accelerate the payment date of any Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax provided for under Section 409A of the Code.

Section 10. Acceleration Upon a Change of Control.
In the event of a Change of Control, the following shall apply:
(a)
Effect on Awards. If a Participant incurs a “Termination of Employment” on account of a Change of Control (as defined in Section 2 (hh), as amended from time to time) upon or within two years after a Change of Control, or if a Participant is terminated before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
a Change of Control and a Change of Control subsequently occurs, then upon the later to occur of such Termination of Employment or Change of Control (such later event, the “Triggering Event”):
(i)
Options and SARs. All Options and SARs outstanding on the date of such Triggering Event shall become immediately and fully exercisable without regard to any vesting schedule provided for in the Option or SAR and, to the extent the award is assumed by the acquirer, shall remain exercisable until the expiration of the option term. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, all Options and SARs are vested upon the Change of Control and will become exercisable upon the earlier of the normal vesting date or upon Termination of Employment and will remain exercisable for the balance of the award term. If outstanding Option or SAR awards are not assumed by the acquirer, then the Options and SARs are exercisable upon the Change of Control if the Fair Market Value exceeds the exercise price.

(ii)
Restricted Stock and Restricted Stock Units. On the date of such Triggering Event, all restrictions applicable to any Restricted Stock or Restricted Stock Unit shall terminate and be deemed to be fully satisfied for the entire stated restricted period of any such Award, and the total number of underlying Shares shall become Released Securities. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if outstanding Restricted Stock or Restricted Stock Units are not assumed by the acquirer, they will vest upon the Change of Control and will be converted into common stock at the earlier of normal vesting dates or Termination of Employment.

(iii)
Dividend Equivalents. On the date of such Triggering Event, the holder of any outstanding Dividend Equivalent shall be entitled to surrender such Award to the Company and to receive payment of an amount equal to the amount that would have been paid over the remaining term of the Dividend Equivalent, as determined by the Committee. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if Dividend Equivalent Awards are not assumed by the acquirer, they will vest upon the Change of Control and will be paid at the earlier of normal vesting dates or Termination of Employment.

(iv)
Other Stock-Based Awards. On the date of such Triggering Event, all outstanding Other Stock-Based Awards of whatever type shall become immediately vested and payable in an amount that assumes that the Awards were outstanding for the entire period stated therein, as determined by the Committee. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if the Other Stock-Based Awards are not assumed by the acquirer, they will vest upon the Change of Control and will be paid at the earlier of normal vesting dates or Termination of Employment

(v)
Performance Awards. On the date of such Triggering Event, Performance Awards conditioned on Performance Goals, including without limitation Stock Units, subject to achievement of performance goals for all performance periods, including those not yet completed, shall immediately become fully vested and shall be immediately payable or exercisable or released in common stock or cash, as the case may be, as if the Performance Goals had been fully achieved at target for the entire performance period. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if the Performance Awards are not assumed by the acquirer, they will vest upon the Change of Control as if target performance for the entire performance period had been achieved and will be converted into common stock or paid in cash, as the case may be, at the earlier of normal vesting dates or Termination of Employment.

(vi)
The Committee’s determination of amounts payable under this Section 10 shall be final. Except as otherwise provided in Section 10, any amounts due under this Section 10 shall be paid to Participants within 45 days after such Triggering Event.

(vii)
The provisions of this Section 10 shall not be applicable to any Award granted to a Participant if the Change of Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares or other Company common stock or Company voting securities as a Participant in a transaction described in (b) below.

(viii)
To the extent required to avoid any additional taxes or penalties under Section 409A of the Code, in the event of a resignation of a Participant on account of Good Reason (as defined in Section 2(hh) above), if the period during which a payment or benefit may be made by the Company falls within more than one calendar year, such payment or benefit shall be provided to the Participant in the later calendar year.

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
(b)
Change of Control Defined. A “Change of Control” shall be deemed to have occurred as described in Section 2(e) (as amended from time to time). However, that, as to any Award under the Plan that consists of deferred compensation subject to Section 409A, the definition of “Change of Control” shall be deemed modified to the extent necessary to comply with Section 409A.

Section 11. Amendment or Termination of the Plan.
Except to the extent limited under Section 15 herein, prohibited by applicable law or otherwise expressly provided in an Award Agreement or in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, including without limitation any such action to correct any defect, supply any omission, clarify any ambiguity or reconcile any inconsistency in the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award heretofore granted shall not be effective without the approval of the affected Participant(s); and provided further, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation or termination shall be made that would:
(a)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;
(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 7(a)(i);
(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights;
(d)	extend the term of this Plan;
(e)	change the class of persons eligible to be Participants; or
(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements.
Section 12. General Provisions.
(a)
Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation, (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(b)
Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable Federal, state, local and foreign laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any Federal, state, local or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it not appropriate or infeasible to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or otherwise to satisfy the legal requirements in an applicable jurisdiction in a manner consistent with the

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
intention of the Plan or any Award under the Plan, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or stock-settled Stock Appreciation Rights shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option or Stock Appreciation Rights is effective and current or the Company has determined that such registration is unnecessary.
(c)
No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(d)
No Limit on Other Compensation Agreements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

(e)
No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)
Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant (including the Participant to whom an Award that has been transferred was originally granted) or in the case of the Participant’s death, the Participant’s estate or beneficiary, shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Affiliates shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding Federal, state or local taxes due in respect of an Award, but no more than the minimum tax withholding required to comply with such law, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(g)
Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(h)
Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i)
No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)
No Fractional Shares. No fractional Share shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k)
Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

 Annex D: Pitney Bowes Inc. 2024 Stock Plan
Section 13. Effective Date of the Plan.
The Plan was approved by the Board of Directors on April 8, 2024, and shall have an effective date of May 6, 2024 (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company at the May 2024 annual stockholders’ meeting.
Section 14. Term of the Plan.
No Award shall be granted under the Plan after May 6, 2034. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee hereunder to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend, modify or terminate the Plan, shall extend beyond such date.
Section 15. Committee Discretion and Internal Revenue Code Compliance.
(a)
The Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards; provided, however, that the provisions of Section 9 shall override any contrary provision of this Section 15.

(b)
The Committee may appropriately adjust any evaluation of performance under a Performance Goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv)accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c)
Internal Revenue Code Compliance: The Committee intends to structure awards under this Plan to be deductible under the Internal Revenue Code wherever possible. However, since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee reserves the right, when appropriate, to issue awards under this Plan which may not be deductible under the Internal Revenue Code. Specifically, Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with such section and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to such Award, or (ii) comply with the requirements of Section 409A of the Code. The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan; provided, however, that any such deferral shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

pitney bowes

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PBI2024**

You may participate in the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which stockholders may attend the Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V37448-P06291 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.

Company Proposals:

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Milena Alberti-Perez	☐	☐	☐
1b. Todd Everett	☐	☐	☐
1c. Lance Rosenzweig	☐	☐	☐
1d. Jill Sutton	☐	☐	☐
1e. Kurt Wolf	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting of Stockholders to Be Held on May 6, 2024:
The Notice and Proxy Statement and Annual Report to Stockholders including the Report on Form 10-K are available at www.proxyvote.com.

V37449-P06291

Proxy Solicited on Behalf of Pitney Bowes Board of Directors
Virtual Annual Meeting of Stockholders May 6, 2024

Mary Guilfoile and Lauren Freeman-Bosworth or any of them, with full power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock of Pitney Bowes Inc. owned by the undersigned at the virtual annual meeting of stockholders to be held in a virtual format only on May 6, 2024, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the "Plans") for which T. Rowe Price Trust Company acts as directed Trustee ("Trustee"), hereby directs the Trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the virtual annual meeting of stockholders to be held online on May 6, 2024.

Shown on this card are all shares of common stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. **If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR each of the nominees listed in proposal 1 and FOR items 2 through 6. If no proxy card is received or a properly signed proxy card properly executed is returned without choices marked, the Plan shares represented by the proxy card will be voted with respect to items 1 through 6 in the same proportion indicated by the properly executed voting instructions given by participants in the Plan (unless otherwise directed by the employer).**

In their discretion, the proxies are authorized to vote in accordance with their judgment on such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting (including, if applicable, on any matter which the Board of Directors did not know would be presented at the virtual annual meeting of stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in proposal 1 becomes unable to serve or for good cause will not serve).

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side